EXHIBIT 10.7
EXECUTION VERSION
AMENDMENT NO. 3 TO LOAN AND SERVICING AGREEMENT, dated as of October 29, 2021 (this “Amendment”), among BCRED Summit Peak Funding LLC, as borrower (the “Borrower”), Blackstone Private Credit Fund, as servicer (the “Servicer”) and equityholder (the “Equityholder”), Société Générale, as agent (in such capacity, the “Agent”), each Lender party hereto (each, a “Lender” and collectively, the “Lenders”), and Wilmington Trust, National Association, as collateral administrator (the “Collateral Administrator”), collateral agent (the “Collateral Agent”) and collateral custodian (the “Collateral Custodian”).
WHEREAS, the Borrower, the Servicer, the Equityholder, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Lenders and the Agent are party to the Loan and Servicing Agreement, dated as of March 3, 2021 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”);
WHEREAS, BCRED Siris Peak Funding LLC will merge with and into the Borrower, with the Borrower surviving the merger (the “Merger”) as of November 1, 2021;
WHEREAS, Citizens Bank, NA shall become a Lender under the Loan Agreement as of the date hereof; and
WHEREAS, the Borrower, the Servicer, the Equityholder, the Agent, the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Lenders have agreed to amend the Loan Agreement in accordance with the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

DEFINITIONS
Section I.1Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.
ARTICLE II

AMENDMENTS
Section II.1Amendments to the Loan Agreement. As of the date of this Amendment, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto.

ARTICLE III
CONDITIONS TO EFFECTIVENESS
Section III.1This Amendment shall become effective as of the date first written above upon the satisfaction of each of the following conditions:
(a)the execution and delivery of this Amendment by each party hereto;
(b)the Agent’s receipt of a legal opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Agent covering such matters as the Agent may reasonably request;
(c)payment of all fees due and owing to the Agent on or prior to the date of this Amendment; and
(d)the Agent’s receipt of a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer.
ARTICLE IV
Condition Subsequent to Closing
Section IV.1This Amendment shall become effective as of the date first written above unless the following condition is not satisfied:
(a)the Agent’s receipt of, within one (1) Business Day, sufficient documentation, in form and substance reasonably satisfactory to the Agent covering the Merger.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Section V.1The Borrower hereby represents and warrants to the Agent that, as of the date first written above, (i) no Event of Default or Unmatured Event of Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).
    2

ARTICLE VI

MISCELLANEOUS
Section VI.1Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section VI.2Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section VI.3Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Loan Agreement for all purposes and is therefore a Transaction Document.
Section VI.4Entire Agreement. The only amendments being made to the Loan Agreement are those that are set forth in this Agreement; no other amendments are being made. This Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other parties hereto.
Section VI.5Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.
Section VI.6Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section VI.7Electronic Signatures. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.
    3

Section VI.8Collateral Agent, Collateral Administrator and Collateral Custodian Direction. By its execution hereof, the Agent hereby authorizes and directs the Collateral Agent, the Collateral Administrator and the Collateral Custodian to execute and deliver this Amendment on the date hereof.
[Signature pages follow]
    4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.
BCRED SUMMIT PEAK FUNDING LLC, as Borrower

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

BLACKSTONE PRIVATE CREDIT FUND, as Servicer and Equityholder

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE, as Agent

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory

SOCIÉTÉ GÉNÉRALE, as Lender

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Administrator, Collateral Agent and Collateral Custodian

By:	/s/ Erica Zhao
Name:	Erica Zhao
Title:	Assistant Vice President

[Signature Page to Third Amendment to Loan and Servicing Agreement]

ALECTA PENSIONSFÖRSÄKRING, ÖMSESIDIGT, as a Lender

By:	/s/ Tony Persson
Name:	Tony Persson
Title:	Head of FI

By:	/s/ William McKechnie
Name:	William McKechnie
Title:	General Counsel

CITIZENS BANK, NA, as a Lender

By:	/s/ Kevin Kelly
Name:	Kevin Kelly
Title:	Managing Directer

[Signature Page to Third Amendment to Loan and Servicing Agreement]

CONFORMED THROUGH AMENDMENT NO. 3

Appendix A

USActive 55636781.20

LOAN AND SERVICING AGREEMENT
dated as of March 3, 2021
BCRED SUMMIT PEAK FUNDING LLC,
as Borrower
BLACKSTONE PRIVATE CREDIT FUND,
as Servicer and Equityholder
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
SOCIÉTÉ GÉNÉRALE,
as Agent
THE OTHER LENDER AGENTS PARTIES HERETO,
SOCIÉTÉ GÉNÉRALE,
as Swingline Lender
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Administrator
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Custodian
USActive 55636781.20

TABLE OF CONTENTS
USActive 55636781.20    -i-

USActive 55636781.20    -ii-

USActive 55636781.20    -iii-

USActive 55636781.20    -iv-

USActive 55636781.20    -v-

USActive 55636781.20    -vi-

EXHIBIT A-1    Form of Note
EXHIBIT A-2    Form of Swingline Note
EXHIBIT B    Audit Standards
EXHIBIT C-1    Form of Loan Request
EXHIBIT C-2    Form of Reinvestment Request
EXHIBIT C-3    Form of Asset Approval Request
EXHIBIT C-4    Form of FX Reallocation Notice
EXHIBIT D    Form of Monthly Report
EXHIBIT E    Form of Approval Notice
EXHIBIT F1    [Reserved]
EXHIBIT F2    Request for Release and Receipt
EXHIBIT F3    Request for Release of Request for Release and Receipt
EXHIBIT G-1    U.S. Tax Compliance Certificate (Foreign Lender - non-Partnerships)
EXHIBIT G-2    U.S. Tax Compliance Certificate (Foreign Participant - non-Partnerships)
EXHIBIT G-3    U.S. Tax Compliance Certificate (Foreign Participants - Partnerships)
EXHIBIT G-4    U.S. Tax Compliance Certificate (Foreign Lenders - Partnerships)
EXHIBIT H    Reserved
EXHIBIT I    Form of Assignment Agreement
EXHIBIT J    Retention Letter

SCHEDULE 1    Diversity Score Calculation
SCHEDULE 2    Reserved
SCHEDULE 3    Collateral Obligations
SCHEDULE 4    Disqualified Investor List
SCHEDULE 5    GICS Industry Classification Group List
SCHEDULE 6    Pre-Approved List

USActive 55636781.20    -vii-

LOAN AND SERVICING AGREEMENT
THIS LOAN AND SERVICING AGREEMENT is made and entered into as of March 3, 2021, among BCRED SUMMIT PEAK FUNDING LLC, a Delaware limited liability company (the “Borrower”), BLACKSTONE PRIVATE CREDIT FUND, a Delaware statutory trust, as Servicer (as hereinafter defined) and as Equityholder (as hereinafter defined), each LENDER (as hereinafter defined) FROM TIME TO TIME PARTY HERETO, the LENDER AGENTS for the Lender Groups (as hereinafter defined) from time to time parties hereto (each such party, in such capacity, together with their respective successors and permitted assigns in such capacity, a “Lender Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Administrator (as hereinafter defined), WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent and Collateral Custodian (each as hereinafter defined), SOCIÉTÉ GÉNÉRALE, as Agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”) and SOCIÉTÉ GÉNÉRALE, as Swingline Lender (in such capacity, together with its successors and permitted assigns in such capacity, the “Swingline Lender”).
RECITALS
WHEREAS, the Borrower desires that each Lender extend financing on the terms and conditions set forth herein; and
WHEREAS, each Lender desires to extend financing on the terms and conditions set forth herein.
NOW, THEREFORE, based upon the foregoing Recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE VII

DEFINITIONS
Section VII.1Defined Terms. As used in this Agreement, the following terms have the following meanings:
“1940 Act” means the Investment Company Act of 1940, as amended.
“Account” means the Custodial Account, the Payment Account, the Principal Collection Account, the Interest Collection Account and the Unfunded Exposure Account, together with any sub-accounts deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.
“Account Collateral” has the meaning set forth in Section 12.1(d).
“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and between the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Collateral Custodian, as Securities Intermediary.
USActive 55636781.20

“Accrual Period” means, with respect to any Distribution Date, the period from and including the previous Distribution Date (or, in the case of the first Distribution Date, from and including the Effective Date) through and including the day preceding such Distribution Date.
“Acquisition Date” means, for any Collateral Obligation, the date on which such Collateral Obligation is committed to be acquired by the Borrower.
“Advance Rate” means, with respect to any Eligible Collateral Obligation, as of the related Acquisition Date, the applicable percentage assigned to such Eligible Collateral Obligation by the Agent in the related Approval Notice in accordance with the following chart determined based on the Diversity Score as of such date, and subject to adjustment after the related Acquisition Date solely in accordance with Section 2.7:

Advance Rates for Diversity Score above 8	For BSLs
BSL type
Advance Rate

Type 1 Broadly Syndicated Loan (with more than one bid on the related Acquisition Date)
75%

Type 1 Broadly Syndicated Loan (with less than or equal to one bid on the related Acquisition Date)
65%

Type 2 Broadly Syndicated Loan
55%

For MMLs
MML type
Advance Rate

Middle Market Loans
65%
Advance Rates for Diversity Score equal to or below 8	Same as above, capped at 50%

; provided that with respect to any Collateral Obligation that is approved by the Agent as an Eligible Collateral Obligation despite one or more of the criteria in the definition thereof not
USActive 55636781.20    -2-

being satisfied as of the related Acquisition Date, such Eligible Collateral Obligation shall have the Advance Rate assigned by the Agent in its sole discretion on the related Approval Notice.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Person” has the meaning set forth in Section 5.1.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided that for purposes of determining whether any Collateral Obligation is an Eligible Collateral Obligation or any Obligor is an Eligible Obligor, the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor. For purposes of this definition, “control,” when used with respect to any specified Person means the possession, directly or indirectly, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” has the meaning set forth in the Preamble.
“Aggregate Eligible Collateral Obligation Amount” means, as of any date, the sum of the Collateral Obligation Amounts for all Eligible Collateral Obligations.
“Aggregate Funded Spread” means, as of any date, the sum of:
    (a)    in the case of each Eligible Collateral Obligation that bears interest at a spread over a London interbank offered rate based index, the product of (i) the excess of (A) the sum of (x) the stated interest rate spread on each such Eligible Collateral Obligation and (y) any other fees (including, without limitation, anniversary fees but excluding commitment fees) (such rate stated as a per annum rate) that are contractually required to be payable as of such date over (B) the Applicable Interest Rate for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Collateral Obligation; plus
    (b)    in the case of each Eligible Collateral Obligation that bears interest at a spread over an index other than a London interbank offered rate based index, the product of (i) the excess for each such Eligible Collateral Obligation of (A) the sum of (x) such stated interest rate spread on each such Collateral Obligation, (y) such index for each such Collateral Obligation (such spread and index as adjusted by the Agent in a commercially reasonable manner to be the spread and index of an otherwise equivalent Eligible Collateral Obligation that is based on LIBOR, EURIBOR or CDOR, as applicable, or any applicable replacement index therefor in accordance with this Agreement) and (z) any other fees (including, without limitation, anniversary fees but excluding commitment fees) (such rate stated as a per annum rate) that are contractually required to be payable as of such date over (B) the Applicable Interest Rate for such applicable period of time (which spread or excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Collateral Obligation; plus
USActive 55636781.20    -3-

    (c)    in the case of each Eligible Collateral Obligation that is a Fixed Rate Collateral Obligation, the product of (i) the excess for each such Eligible Collateral Obligation of (A) the sum of (x) the stated fixed interest rate for such Collateral Obligation (such fixed interest rate as adjusted by the Agent in a commercially reasonable manner to be the spread of an otherwise equivalent Eligible Collateral Obligation that is based on LIBOR or any applicable replacement index therefor in accordance with this Agreement) and (y) any other fees (including, without limitation, anniversary fees but excluding commitment fees) (such rate stated as a per annum rate) that are contractually required to be payable as of such date over (B) the Applicable Interest Rate for such applicable period of time (which excess may be expressed as a negative percentage) multiplied by (ii) the Principal Balance of each such Eligible Collateral Obligation; plus
    (d)    in the case of each Eligible Collateral Obligation that is a Variable Funding Asset, the aggregate amount of the product of (i) the related commitment or undrawn fee (expressed as a percentage and as adjusted by the Agent in a commercially reasonable manner) as of such date multiplied by (ii) the Exposure Amount of each such Eligible Collateral Obligation as of such date.
“Aggregate Notional Amount” shall mean, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.
“Aggregate Unfunded Amount” means, as of any date of determination, the sum of the unfunded commitments and all other standby or contingent commitments associated with each Variable Funding Asset included in the Collateral as of such date.
“Agreement” means this Loan and Servicing Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Alternate Base Rate” means, for any day in any LIBOR Accrual Period with respect to any Loan, the higher of (A) the Federal Funds Rate in effect for such day (or if such day is not a Business Day, the immediately prior Business Day) (as determined by the Agent) plus 1/2 of 1% and (B) the “prime rate” as quoted by Bloomberg L.P. in its “PRIMBB Index” (or any successor or replacement index) for such day (or if such day is not a Business Day, the immediately prior Business Day).
“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections in the Collection Account with respect to the related Collection Period (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations) and any amounts paid into the Collection Account under any Hedging Agreement with respect to the Accrual Period ending on the day preceding such Distribution Date, plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date), plus (c) any Repurchase Amounts deposited in the Collection Account with respect to the related Collection Period.
USActive 55636781.20    -4-

“Anti-Corruption Laws” means any laws, rules and regulations of any jurisdiction applicable from time to time to the Borrower, the Retention Provider or any of its Affiliates, concerning bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, (15 U.S.C. § 78dd-1, et seq.) and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any laws, rules and regulations applicable from time to time to the Borrower or any of its Affiliates relating to money laundering or terrorist financing.
“Applicable Conversion Rate” means, with respect to Euros, GBPs, or CADs, the applicable currencyDollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.
“Applicable Interest Rate” means (a) with respect to any Collateral Obligation denominated in CAD or any CAD Loan, the CDOR Rate, (b) with respect to any Collateral Obligation denominated in Euros or any Euro Loan, the EURIBOR Rate, (c) with respect to any Collateral Obligation denominated in GBP or any GBP Loan, SONIA and (d) with respect to any other Collateral Obligation or any Loan (other than a CAD Loan, a Euro Loan or a GBP Loan), the LIBOR Rate.
“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person (including, without limitation, predatory and abusive lending laws, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.
“Applicable Margin” means the higher of (i) 2.00% and (ii) the Applicable Margin percentage determined in accordance with the following formula, as of the first day of the related Accrual Period, rounded to four decimal places:
Applicable Margin = (ASB x PercentageB) + (ASO x PercentageO)

where:    ASB    =    1.50%;
ASO    =    2.15%;

PercentageB    =    COAB / COAAgg;
PercentageO    =    100% - PercentageB;

USActive 55636781.20    -5-

COAB    =    the aggregate Collateral Obligation Amount of all     Broadly Syndicated Loans
COAAgg    = the aggregate Collateral Obligation Amount of all Collateral Obligations
; provided that, with respect to any GBP Loan, at all times prior to the GBP Repricing Date for such Loan, the rates hereinabove set forth and, from and after the GBP Repricing Date for such Loan, the higher of (i) 2.1193% and (ii) the output of the formula above where:
        ASB = 1.61193%;
        ASO = 2.2693%; and
; provided, further, that, notwithstanding the above, the Applicable Margin shall increase by 2.00% upon the written election of the Required Lenders after the occurrence and during the continuance of an Event of Default.
“Applicable Time Zone” means (i) with respect to Dollar Loans and CAD Loans, New York City time and (ii) with respect to Euro Loans and GBP Loans, London time.
“Appropriate Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Approval Date” means, with respect to any Collateral Obligation, the date on which the Agent executes an Approval Notice with respect to such Collateral Obligation.
“Approval Notice” means, with respect to any Collateral Obligation, a copy of a notice executed by the Agent in the form of Exhibit E.
“Approved Broker Dealer” means (a) any of JPMorgan Securities, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co., Société Générale Securities Services, Morgan Stanley Smith Barney LLC, Bank of America Merrill Lynch, Nomura Securities International, Inc., BNP Paribas Securities Corp, Barclays Capital Inc., Credit Suisse Securities (UA) LLC, UBS Financial Services Inc., Wells Fargo Clearing Services, LLC, Jefferies LLC or RBC Capital Markets LLC, (b) any other financial institution designated as an “Approved Broker Dealer” by the Servicer and reasonably acceptable to the Agent or (c) any banking or securities Affiliate of any Person specified in clause (a) or (b).
“Approved Valuation Providers” means any of Houlihan Lokey, Duff & Phelps, Lincoln International LLC, Murray Devine, Valuation Research Corp., and any other nationally recognized accounting firm or valuation firm approved by the Agent and the Borrower in their reasonable discretion.
USActive 55636781.20    -6-

“Asset Approval Request” means a notice in the form of Exhibit C-3 which identifies one or more Non-Approval Collateral Obligations or Pre-Approved Collateral Obligations to be acquired by the Borrower and/or requests an Approval Notice with respect to one or more Collateral Obligations that are not Non-Approval Collateral Obligations.
“Assignment Agreement” means an agreement in the form of Exhibit I to this Agreement (or in such other form as reasonably approved by Agent) appropriately completed and delivered in connection with a Person becoming a Lender hereunder after the Effective Date, as acknowledged and agreed by the Agent and/or the Borrower to the extent required in accordance with the terms of this Agreement.
“Available Funds” has the meaning set forth in Section 17.12.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an LIBOR Accrual Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “LIBOR Accrual Period”.
“Average Life” means, as of any date of determination and with respect to any Collateral Obligation, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (rounded up to the nearest one hundredth thereof) from such date to the respective dates of each successive Scheduled Collateral Obligation Payment of principal on such Collateral Obligation (assuming, for purposes of this definition, the full exercise of any option to extend the maturity date or otherwise lengthen the maturity schedule that is exercisable without the consent of the Borrower) multiplied by (ii) the respective amounts of principal of such Scheduled Collateral Obligation Payments by (b) the sum of all successive Scheduled Collateral Obligation Payments of principal on such Collateral Obligation.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, reglulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of England Rate” means, for any GBP Loan, the sum of the “Bank Rate” of the Bank of England (or any successor), as published by the Bank of England (or any successor) from time to time, plus the Bank of England Rate Adjustment, provided that, if at any time on or after September 1, 2021 the Bank of England Rate would otherwise be less than 0.00%, the Bank of England Rate shall be deemed to be 0.00%.
USActive 55636781.20    -7-

“Bank of England Rate Adjustment” means, for any GBP Business Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the Bank of England Rate Spreads for the five immediately preceding GBP Business Days for which SONIA was available, excluding the days with the highest (and if there is more than one highest spread, only one of those highest spreads) and the lowest spreads (or if there is more than one lowest spread, only one of those lowest spreads) to the Bank of England Rate.
“Bank of England Rate Spread” means, for any GBP Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent between:
    (a)    SONIA for such GBP Business Day, and
    (b)    the Bank of England Rate prevailing at the close of business on such GBP Business Day.
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended.
“Base Rate” for any Loan means a rate per annum equal to the Applicable Interest Rate for such Loan or portion thereof; provided, that in the case of
    (a)    any day on or after the first day on which a Committed Lender shall have notified the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Official Body asserts that it is unlawful, for such Committed Lender to fund such Loan at the Base Rate set forth above (and such Committed Lender shall not have subsequently notified the Agent that such circumstances no longer exist), or
    (b)    any period in the event the Applicable Interest Rate is not reasonably available to any Lender for such period, then, except as otherwise provided in Section 17.2, the “Base Rate” shall be a floating rate per annum equal to the Alternate Base Rate in effect on each day of such period.
“Basel III Regulation” shall mean, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from (a) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (i) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (ii) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (iii) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (iv) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (b) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified. Without limiting the generality of the foregoing, “Basel III Regulation” shall include Part 6 of the European Union regulation on prudential requirements for credit institutions and investment
USActive 55636781.20    -8-

firms (the “CRR”) and any law, regulation, standard, guideline, directive or other publication supplementing or otherwise modifying the CRR.
“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 17.2.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1)the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2)the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and
(3)the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable LIBOR Accrual Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)     for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:
(a)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such LIBOR Accrual Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such LIBOR Accrual Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
USActive 55636781.20    -9-

(2)     for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “LIBOR Accrual Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination,
USActive 55636781.20    -10-

the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 17.2 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 17.2.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
USActive 55636781.20    -11-

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning set forth in the Preamble.
“Borrower Assigned Agreements” has the meaning set forth in Section 12.1(c).
“Borrowing Base” means the sum of (a) the Collateral Obligation Amounts for all Eligible Collateral Obligations minus the Excess Concentration Amount attributable to such Eligible Collateral Obligations on such date minus (b) the Foreign Currency Reserve Amount minus (c) the Unsettled Amount (Buy-Side) plus (d) the Unsettled Amount (Sell-Side) plus (e) the equivalent in Dollars of the amount of Principal Collections on deposit in the Principal Collection Account (as determined by the Servicer using the Applicable Conversion Rate).
“Borrowing Base Deficiency” means an event that occurs and is continuing on any date of determination that the Outstanding Loan Amount exceeds the Borrowing Base.
“Borrowing Base Condition” means, both before and after giving pro forma effect to any such distribution, the Borrowing Base is greater than or equal to the Loans outstanding.
“Broadly Syndicated Loan” means a Senior Secured Loan that, as of the related Acquisition Date, (a) is a syndicated commercial loan, (b) has an initial Tranche Size of $150,000,000 or greater (without consideration of reductions thereon from scheduled amortization payments), (c) is rated (or will be rated) by S&P or Moody’s (or the related obligor for such loan is rated by S&P or Moody’s) and (d) has an observable quote from at least one nationally recognized pricing service, including, without limitation, LoanX Mark-It Partners or Loan Pricing Corporation.
“BSL Advance Rate Adjustment Factor” means for any Broadly Syndicated Loan and as of any date of determination for such Broadly Syndicated Loan, the amount that equals (i) clause (x) of the definition of the Market Value for such Broadly Syndicated Loan, determined as of such date, divided by (ii) the Purchase Price as of the Acquisition Date; provided that such amount shall not be greater than 1.0 at any time.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, the State of New York or Paris, France and, if such day relates to any Collateral Obligation, means any such day on which dealings in deposits in an Eligible Currency are conducted by and between banks in the London interbank eurodollar market; provided that, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with reference to, GBP, “Business Day” shall mean any GBP Business Day.
USActive 55636781.20    -12-

“CAD” means the lawful money of Canada.
“CAD Loan” means each Loan made in CAD.
“Capped Fees/Expenses” means, at any time, the Collateral Agent Fees and Expenses, the Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses such that the aggregate amount of such Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses paid to the Collateral Agent, the Collateral Administrator or the Collateral Custodian under the Transaction Documents in any calendar year do not exceed $250,000.
“Cash Interest Expense” means with respect to any Obligor for any period, the amount which, in conformity with Appropriate Accounting Principles, would be set forth opposite the caption “interest expense” (exclusive of any Retained Interest that, according to the term of the Underlying Instruments, can never be converted to cash interest that is due and payable prior to maturity) or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period.
“Cause” means, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in the Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.
“CDOR Rate” means, with respect to any LIBOR Accrual Period, the average rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) applicable to bankers’ acceptances for a term equivalent to the LIBOR Accrual Period appearing on the BLOOMBERG PROFESSIONAL Service (or any successor thereto) CDOR Screen Rate as of 10:00 a.m. (Toronto time), on the first day of such LIBOR Accrual Period, or if such date is not a Business Day, then on the immediately preceding Business Day; provided, however, if such rate does not appear on the Bloomberg Professional Service (or any successor thereto) CDOR Screen Rate as contemplated, then the CDOR Rate on any date shall be calculated as the arithmetic mean of the rates of interest quoted as of 10:00 a.m. (Toronto time) on such day by the Agent on the basis of the discount amount at which the Agent is then offering to purchase CAD denominated bankers’ acceptances that have a comparable aggregate face amount to the Loans outstanding in CAD and the same term to maturity as such LIBOR Accrual Period, or if such date is not a Business Day, then on the immediately preceding Business Day.
“Change of Control” means any of (a) the Equityholder shall no longer be the sole equityholder of the Borrower (free and clear of any liens) and (b) Blackstone Credit BDC Advisors LLC, or an Affiliate of The Blackstone Group, Inc. ceases to be the investment adviser to, and otherwise control the investment management and investment policies of, the Equityholder.
“Code” means the Internal Revenue Code of 1986, as amended.
USActive 55636781.20    -13-

“Collateral” has the meaning set forth in Section 12.1.
“Collateral Administrator” means Wilmington Trust, National Association, solely in its capacity as Collateral Administrator, together with its successors and permitted assigns in such capacity
“Collateral Administrator Fees and Expenses” has the meaning set forth in Section 11.11.
“Collateral Agent” means Wilmington Trust, National Association, solely in its capacity as Collateral Agent, together with its successors and permitted assigns in such capacity.
“Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter” means that certain letter agreement among the Collateral Agent, the Collateral Administrator and Collateral Custodian and the Borrower, as the same may be amended, supplemented or otherwise modified by the parties thereto with the consent of the Agent.
“Collateral Agent Fees and Expenses” has the meaning set forth in Section 11.11.
“Collateral Custodian” means Wilmington Trust, National Association, solely in its capacity as collateral custodian, together with its successors and permitted assigns in such capacity.
“Collateral Custodian Fees and Expenses” has the meaning set forth in Section 11.11.
“Collateral Database” has the meaning set forth in Section 11.3(a)(i).
“Collateral Obligation” means a commercial loan or participation interest therein owned by the Borrower, excluding the Retained Interest thereon. For the avoidance of doubt, any commercial loan or participation therein acquired by the Borrower by operation of the Siris Peak Merger shall be a Collateral Obligation.
“Collateral Obligation Amount” means for any Collateral Obligation, as of any date of determination, an amount equal to the product of (i) the Purchase Price of such Collateral Obligation as of the Acquisition Date multiplied by (ii) the Advance Rate currently assigned to such Collateral Obligation as of such date of determination multiplied by (iii) the Principal Balance of such Collateral Obligation as of such date of determination.
The Collateral Obligation Amount of any Collateral Obligation that ceases to be (or otherwise is not) an Eligible Collateral Obligation (other than the requirement set forth in clause (x) in the definition thereof) shall be zero.
“Collateral Obligation File” means, with respect to each Collateral Obligation, (i) if the Collateral Obligation includes a promissory note, (x) an original, executed copy of such promissory note, or (y) in the case of a lost promissory note, a copy of such executed promissory note accompanied by an original executed affidavit and indemnity endorsed by the Borrower in blank, in each case with respect to clause (x) or clause (y) with an unbroken chain of endorsements from each prior holder of such promissory note to the Borrower or in blank (unless such note is in bearer form, in which case delivery alone shall suffice), or (z) in the case of a
USActive 55636781.20    -14-

noteless Collateral Obligation, a copy of each executed document or instrument evidencing the assignment of such Collateral Obligation to the Borrower, (ii) copies of the primary loan agreement or indenture (iii) solely with respect to any Collateral Obligation that is a Middle Market Loan, any related security agreement, mortgage, moveable or immoveable hypothec, deed of hypothec, guarantees, intercreditor and/or subordination agreement, in each case solely to the extent material (as determined in good faith by the Servicer) and in the possession of the Borrower and (iv) copies of the filestamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Obligation, to the extent in the possession of the Borrower.
“Collateral Obligation Schedule” means the list of Collateral Obligations set forth on Schedule 3, as the same may be updated by the Borrower (or the Servicer on behalf of the Borrower) from time to time.
“Collateral Quality Tests” means, collectively or individually as the case may be, the Minimum Weighted Average Spread Test and the Maximum Weighted Average Life Test.
“Collection Account” means, collectively, the Principal Collection Account and the Interest Collection Account.
“Collection Period” means, with respect to the first Distribution Date, the period from and including the Effective Date to and including the Determination Date preceding the first Distribution Date; and thereafter, the period from but excluding the Determination Date preceding the previous Distribution Date to and including the Determination Date preceding the current Distribution Date.
“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Collateral.
“Commitment” means the Revolving Commitments, the Swingline Commitments and the Term Commitments.
“Commitment Fee Rate” means, (i) if the amount drawn under the Facility is less than the Minimum Commitment Usage, (w) on or after the Third Amendment Closing Date and prior to January 4, 2022, 0.125%, (x) on or after January 4, 2022 and prior to April 30, 2022, 0.20%, (y) on or after April 30, 2022 and prior to August 30, 2022, 0.325%, and (z) thereafter, 0.40%, or (ii) if the amount drawn under the Facility is greater than the Minimum Commitment Usage, 0.00%.
“Committed Lenders” means, for any Lender Group, the Persons executing this Agreement in the capacity of a “Committed Lender” for such Lender Group (or an assignment hereof) in accordance with the terms of this Agreement.
“Competitor” means (a) any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Borrower, the Servicer, or any Affiliate thereof that is an investment advisor, (b) any Person controlled by, or controlling, or under common control with, a Person referred to in clause (a) above, or (c) any
USActive 55636781.20    -15-

Person for which a Person referred to in clause (a) above serves as an investment advisor with discretionary investment authority.
“Conduit Lender” means any Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any assignee of any of the foregoing.
“Contractual Obligation” means with respect to any Person, any provision of any securities issued by such Person or any mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or to which either is subject.
“Conversion Date” means any date selected by the Agent for conversion of the applicable Revolving Loans into Term Loans.
“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent or the Collateral Custodian, as applicable, specified on Annex A, or such other address within the United States as it may designate from time to time by notice to the Agent.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covenant Lite Loan” means a Collateral Obligation in which the Underlying Instruments for which do not (i) contain any financial covenant or (ii) require the borrower thereunder to comply with any Maintenance Covenant (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by such Underlying Instruments); provided that a Collateral Obligation shall not constitute a Covenant Lite Loan if the Underlying Instruments contain a cross default provision to, or such Collateral Obligation is pari passu with, another loan of the borrower that requires such borrower to comply with one or more financial covenants or Maintenance Covenants.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 17.22.
“Custodial Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Custodial Account” in the name of the Borrower and subject to the prior
USActive 55636781.20    -16-

Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).
“CutOff Date” means, with respect to each Collateral Obligation, the date such Collateral Obligation becomes a part of the Collateral.
“Daily Commitment Fee” means, on any date, (A) the product of (i) the Commitment Fee Rate and (ii) the Undrawn Commitment divided by (B) 360.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal SONIA for the day that is five GBP Business Days prior to, (a) if such SONIA Interest Day is a GBP Business Day, such SONIA Interest Day, and (b) if such SONIA Interest Day is not a GBP Business Day, the GBP Business Day immediately preceding such SONIA Interest Day, provided that, if at any time on or after September 1, 2021 Daily Simple SONIA would otherwise be less than 0.00%, Daily Simple SONIA shall be deemed to be 0.00%.
“Deemed Second Lien Loan” means any commercial loan which would have constituted a FILO Loan but for the fact that it fails to meet the requirement of sub-clause (y) in the definition thereof.
“Defaulted Collateral Obligation” means any Collateral Obligation as to which any one of the following events has occurred:
    (a)    any Scheduled Collateral Obligation Payment or part thereof is unpaid more than 2 Business Days beyond the grace period (if any) permitted by the related Underlying Instrument;
    (b)    an Insolvency Event occurs with respect to the Obligor thereof;
    (c)    the Servicer or the Borrower has actual knowledge of a default as to the payment of principal and/or interest that has occurred and continues for more than two Business Days beyond the grace period (if any) under the related underlying instruments on another loan or other debt obligation of the same Obligor that is (a) senior or pari passu in right of payment to such Collateral Obligation, (b) either a full recourse obligation of the Obligor or secured by the same collateral securing such Collateral Obligation and (c) in an amount (whether separately or in the aggregate) in excess of $250,000;
    (d)    such Collateral Obligation has (x) a public rating by Standard & Poor’s of “CC” or below, or “SD” or (y) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or, in each case, had such ratings before they were withdrawn by Standard & Poor’s or Moody’s, as applicable;
USActive 55636781.20    -17-

    (e)    the Servicer or the Borrower has actual knowledge that such Collateral Obligation is pari passu or junior in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (i) a public rating by Standard & Poor’s of “CC” or below, or “SD” or (ii) a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”, and in each case such other debt obligation remains outstanding (provided that both the Collateral Obligation and such other debt obligation are full recourse obligations of the applicable Obligor);
    (f)    a Responsible Officer of the Servicer or the Borrower has received written notice or has actual knowledge that a default has occurred under the Underlying Instruments, any applicable grace period has expired and the holders of such Collateral Obligation have accelerated the repayment of such Collateral Obligation (but only until such default is cured or waived) in the manner provided in the Underlying Instruments; or
    (g)    with respect to any Related Collateral Obligation or Eligible Collateral Obligation, (i) the Equityholder or any of its subsidiaries fails to comply with any funding obligation under such Variable Funding Asset, and (ii) the Equityholder fails to notify the Agent prior to such failure to fund and in reasonable detail that, to the knowledge of the Equityholder, such failure to comply was not solely as a result of the Equityholder’s or such subsidiary’s inability to fund such obligation; or
    (h)    the Servicer determines, in its sole discretion, in accordance with the Servicing Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status.
“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Agent, the Collateral Agent, the Collateral Administrator or any other Lender any other amount required to be paid by it hereunder to such applicable Person within three (3) Business Days of the date when due, unless such amount is the subject of a good faith dispute, (iii) has notified the Borrower, the Servicer, the Agent, the Collateral Agent or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has failed, within one (1) Business Day after request by the Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund Loans under this Agreement, or (v) has (or has a parent company) become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding or become the subject of a Bail-in Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Deferrable Collateral Obligation” means a Collateral Obligation that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.
USActive 55636781.20    -18-

“Delayed Drawdown Collateral Obligation” means a Collateral Obligation that (a) requires the Borrower to make one or more future advances to the Obligor under the Underlying Instruments, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the reborrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Obligation only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Obligation to the Obligor under the Underlying Instruments expire or are terminated or are reduced to zero.
“Determination Date” means the last day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day.
“Disqualified Investor List” means the list of disqualified investors set forth on Schedule 4.
“Distribution Date” means the 20th day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day, commencing in April 2021; provided that, the last Distribution Date shall occur on the Facility Termination Date.
“Diversity Score” means, as of any day, a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule 1 hereto.
“Dodd-Frank Regulation” means, with respect to any Affected Person, any rule, regulation or guideline applicable to such Affected Person and arising directly or indirectly from the Dodd-Frank Wall Street Reform and Consumer Protection Act and all laws, regulations requests, rules, guidelines or directives thereunder or issued in connection therewith.
“Dollar(s)” and the sign “$” mean lawful money of the United States of America.
“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (1) a notification by the Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (2) the joint election by the Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Agent of written notice of such election to the Lenders.
“EBITDA” means, with respect to any Relevant Test Period and any Collateral Obligation, the meaning of “EBITDA,” “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for each such Collateral Obligation (or, in the case of a Collateral Obligation for which the Underlying Instruments have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Obligation, until the first Relevant Test Period after the Related Documents have been executed, or as otherwise determined in good faith by the Servicer in accordance with the Servicing Standard). In any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Underlying Instruments or marketing materials or financial model, an amount, for the
USActive 55636781.20    -19-

principal Obligor thereunder and any of its parents that are obligated as guarantor or co-borrower pursuant to the Related Documents and any of their respective Subsidiaries for such Collateral Obligation (determined in good faith by the Servicer in accordance with the Servicing Standard on a consolidated basis without duplication in accordance with Appropriate Accounting Principles (and also on a pro forma basis as determined in good faith by the Servicer in accordance with the Servicing Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus, in each case to the extent deducted in determining earnings from continuing operations for such period, interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate in accordance with the Servicing Standard and any other item the Servicer and the Agent mutually deem to be appropriate).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution to the extent such public administrative authority or Person has the authority to exercise Write-Down and Conversion Powers.
“Effective Date” has the meaning set forth in Section 6.1.
“Effective LTV” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “LTV” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation. In case that “Effective LTV” or such comparable definition is not defined in such Underlying Instruments, a ratio of (i) the total indebtedness of the related Obligor divided by (ii) the Enterprise Value of the related Obligor.
“Eligible Account” means (i) a segregated trust account or (ii) a segregated direct deposit account, in each case, maintained with a securities intermediary or trust company organized under the laws of the United States of America, or any of the States thereof, or the District of Columbia, having a certificate of deposit, short term deposit or commercial paper rating of at least A1 by Standard & Poor’s and P1 by Moody’s. In either case, such depository institution or trust company shall have been approved by the Agent, acting in its reasonable discretion, by written notice to the Borrower.
“Eligible Collateral Obligation” means, as of its related Acquisition Date (and solely with respect to clauses (c) and (aa), as of each Measurement Date), each Collateral Obligation that
USActive 55636781.20    -20-

satisfies the following conditions (unless otherwise waived by the Agent in its sole discretion on the applicable Approval Notice):
    (a)     (x) the Agent in its sole discretion has delivered an Approval Notice with respect to such Collateral Obligation within three (3) Business Days of receipt of the related Asset Approval Request or (y) such Collateral Obligation is a Non-Approval Collateral Obligation or a Pre-Approved Collateral Obligation;
    (b)    such Collateral Obligation is a Type 1 Broadly Syndicated Loan, a Type 2 Broadly Syndicated Loan, a Second Lien Loan, a Deemed Second Lien Loan, a Middle Market Loan, a Unitranche Loan or a FILO Loan;
    (c)    such Collateral Obligation is not a Defaulted Collateral Obligation;
    (d)    such Collateral Obligation is not an Equity Security and is not convertible into an Equity Security at the option of the applicable Obligor or any other Person other than the Borrower;
    (e)    such Collateral Obligation is not a Structured Finance Obligation;
    (f)    such Collateral Obligation is denominated in an Eligible Currency and is not convertible by the Obligor thereof into any currency other than an Eligible Currency;
    (g)    such Collateral Obligation is not a single-purpose real estate based loan (unless the related real estate is a hotel, casino or other operating company), a construction loan or a project finance loan;
    (h)    such Collateral Obligation is not a lease (including a financing lease);
    (i)    reserved;
    (j)    such Collateral Obligation is not a trade claim;
    (k)    has a Purchase Price of at least 80% of par, unless otherwise approved by the Agent in its sole discretion;
    (l)    the Obligor with respect to such Collateral Obligation is an Eligible Obligor;
    (m)    such Collateral Obligation is not Margin Stock;
    (n)    such Collateral Obligation is not a security or swap transaction that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation;
    (o)    such Collateral Obligation provides for the periodic payment of cash interest;
USActive 55636781.20    -21-

    (p)    such Collateral Obligation is not subject to substantial non-credit related risk, as determined by the Servicer in accordance with the Servicing Standard, other than non-credit related risks that have previously been disclosed to the Agent during the process of obtaining an Approval Notice with respect to such Collateral Obligation;
    (q)      the acquisition of which will not cause the Borrower to be deemed to own 5.0% or more of any class of vested voting securities of any Obligor or 25.0% or more of the total issued and outstanding vested voting equity securities of any Obligor or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.0% or more of any class of vested voting equity securities of any Obligor or 25.0% or more of the total issued and outstanding vested voting equity securities of any Obligor, in each case as determined by the Servicer;
    (r)    the Underlying Instrument for which does not contain confidentiality provisions that restrict the ability of the Agent to exercise its rights under the Transaction Documents, including, without limitation, its rights to review such debt obligation or participation, the Underlying Instrument and related documents and credit approval file so long as the Agent or each Lender, as applicable, has agreed to maintain the confidentiality of such information in accordance with the provisions of such Underlying Instruments;
    (s)    the acquisition of which is not in violation of Regulations T, U or X of the FRS Board;
    (t)    such Collateral Obligation is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein (a) subject to customary qualifications for instruments similar to such Collateral Obligation, to the Agent, (b) subject to customary qualifications for instruments similar to such Collateral Obligation, to any assignee of the Agent permitted or contemplated under this Agreement, (c) subject to customary qualifications for instruments similar to such Collateral Obligation, to any Person at any foreclosure or strict sale or other disposition initiated by a secured creditor in furtherance of its security interest, and (d) subject to customary qualifications for instruments similar to such Collateral Obligation, to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the Uniform Commercial Code);
    (u)    the proceeds of such Collateral Obligation will not be used to finance activities of the type engaged in by businesses classified under NAICS Codes 2361 (Residential Building Construction), 2362 (Nonresidential Building Construction), 2371 (Utility System Construction), or 2372 (Land Subdivision);
    (v)    the Related Security for such Collateral Obligation is primarily located in the United States or an Eligible Jurisdiction;
    (w)    such Collateral Obligation has a stated maturity that does not exceed eight years from the related issuance date;
    (x)    such Collateral Obligation (other than any Broadly Syndicated Loans) has (i) an Interest Coverage Ratio as of the Relevant Test Period most recently ended prior to the
USActive 55636781.20    -22-

Acquisition Date (on a trailing twelve-month basis) for the related Obligor of more than 1.50x and (ii) a Total Net Leverage Ratio as of the Relevant Test Period most recently ended prior to the Acquisition Date (on a trailing twelve-month basis) of the related Obligor of less than 6.50x (or, in the case of any Second Lien Loan, such higher amount as Agent may approve in its discretion);
    (y)    such Collateral Obligation is a part of a loan tranche with a minimum face value of at least $10,000,000;
    (z)     if such Collateral Obligation is a Deferrable Collateral Obligation, it has a minimum current required cash pay coupon equal to at least 50% of the stated coupon thereon;
    (aa)    such Collateral Obligation is secured by a valid and enforceable security interest;
    (bb)    if an acquisition or substitution of a Collateral Obligation occurs on such date of determination, as of such date, or, if not, as of the most recent date preceding such date of determination on which an acquisition or substitution of a Collateral Obligation occurred, the aggregate outstanding principal amount of all Collateral Obligations held by the Borrower (immediately following any acquisition or substitution of any Collateral Obligations on such date of determination) in respect of which the Retention Provider, either itself or through related entities (including the Borrower), directly or indirectly, was involved or will be involved in negotiating the original agreement which created the relevant Collateral Obligation is greater than 50% of the aggregate outstanding principal amount of all Collateral Obligations then held by the Borrower; and
    (cc)    such Collateral Obligation is not a participation interest, other than a Participation Interest.
“Eligible Currency” means CADs, Dollars, Euros and GBPs.
“Eligible Currency LIBOR Successor Rate Conforming Changes” means, with respect to any proposed Eligible Currency LIBOR Successor Rate, any conforming changes to the definition of LIBOR Accrual Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such Eligible Currency LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eligible Currency LIBOR Successor Rate exists, in such other manner of administration as the determines in consultation with the Borrower).
“Eligible Currency Loan” means any Loans made in CADs, Dollars, Euros and GBPs.
“Eligible Jurisdiction” means Australia, Canada, Cayman Islands, Germany, Ireland, Luxembourg, New Zealand, Sweden, Switzerland, The Netherlands, the United Kingdom and the United States.
USActive 55636781.20    -23-

“Eligible Obligor” means, on any day, any Obligor that (i) is a business organization (and not a natural person) that is duly organized and validly existing under the laws of, the United States, any State thereof or the District of Columbia (or any other Eligible Jurisdiction), (ii) is a legal operating entity or holding company, (iii) is not an Official Body, (iv) is not an Affiliate of, or controlled by, the Borrower, the Servicer or the Equityholder and (v) as of the related Acquisition Date, has a most recently reported trailing twelve-month EBITDA of $20,000,000 or greater.
“Eligible Successor” means an entity (1) that is legally qualified and has the capacity to act as Servicer under this Agreement in the assumption of all of the responsibilities, duties and obligations of the Servicer under this Agreement and (2) the appointment of which will not cause either of the Borrower or the pool of Collateral Obligations to become required to register under the provisions of the 1940 Act.
“Enterprise Value” means, with respect to any Eligible Collateral Obligation as of its origination date, the meaning of “Enterprise Value” or any comparable definition in the Underlying Instruments for such Eligible Collateral Obligation. In case that “Enterprise Value” or such comparable definition is not defined in such Underlying Instruments, an amount, for the related Obligor and any of its parents that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments and their respective subsidiaries (determined on a consolidated basis without duplication in accordance with Appropriate Accounting Principles) as determined by the Servicer in accordance with the Servicing Standard, which may be determined by reference to (A) if there is an observable public price for the common stock of such Obligor or the value of the equity capital of the Obligor can be established based on available acquisition price or paid-in capital contribution by a sponsoring investor, the sum of (x) the outstanding principal amount of any indebtedness of such Obligor, (y) the outstanding principal amount of any preferred stock issued by such Obligor and (z) the market value of such Obligor’s common stock or (B) otherwise, the sum of (x) the product of (A) the trailing-twelve-months EBITDA with respect to such Obligor and (B) a multiple as reasonably determined by the Servicer based on known enterprise value/EBITDA multiples for businesses in the same industry or otherwise with similar characteristics to those of the related Obligor plus (y) the unrestricted cash of such Obligor on such date.
“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or any other Official Body, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.
USActive 55636781.20    -24-

“Equityholder” means Blackstone Private Credit Fund, a Delaware statutory trust, together with its permitted successors and assigns.
“Equityholder Collateral Obligation” means each Collateral Obligation sold and/or contributed by the Equityholder to the Borrower pursuant to the Sale Agreement.
“Equityholder Purchased Loan Balance” means, as of any date of determination, an amount equal to (a) the aggregate Principal Balance of all Equityholder Collateral Obligations acquired by the Borrower prior to such date minus (b) the aggregate Principal Balance of all Equityholder Collateral Obligations (other than Warranty Collateral Obligations) distributed to or repurchased by the Equityholder or an Affiliate thereof prior to such date.
“Equity Security” means any asset that is not a Second Lien Loan, a Deemed Second Lien Loan, a Unitranche Loan, a Broadly Syndicated Loan, a FILO Loan or a Permitted Investment.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Erroneous Payment” has the meaning assigned to it in Section 11.13(a).
“Erroneous Payment Notice” has the meaning assigned to it in Section 11.13(b).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“European Retention Requirements” means Article 6 of the Securitisation Regulation (together with any delegated regulations of the European Commission, applicable guidelines published by any of the European Supervisory Authorities (jointly or individually), regulatory technical standards, or implementing technical standards made thereunder, together with Chapters I, II and III and Article 22 of Delegated Regulation (EU) No 625/2014 where such provisions are applicable pursuant to the transitional provisions in Article 43(7) of the Securitisation Regulation).
“European Supervisory Authorities” means, together, the EBA, the ESMA and the EIOPA.
“EURIBOR Rate” means, with respect to any LIBOR Accrual Period, the greater of (a) 0.0% and (b) the rate per annum shown by the Reuters Screen (or any applicable successor page) that displays an average European Money Markets Institute Settlement Rate for deposits in Euros for a period equal to such LIBOR Accrual Period as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such LIBOR Accrual Period; provided, that in the event no such rate is shown, the EURIBOR Rate shall be the rate per annum based on the rates at which Euro deposits for a period equal to such LIBOR Accrual Period are displayed on page “EURIBOR” of the Reuters Screen (or any applicable successor page) for the purpose of displaying Euro interbank offered rates of major banks as of 11:00 a.m., Brussels time, two Business Days prior to the first day of such LIBOR Accrual Period (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided,
USActive 55636781.20    -25-

further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the EURIBOR Rate shall be a rate per annum at which deposits in Euros are offered by the principal office of the Agent in Brussels, Belgium to prime banks in the euro interbank market at 11:00 a.m. (Brussels time) two Business Days before the first day of such LIBOR Accrual Period for delivery on such first day and for a period equal to such LIBOR Accrual Period.
“Euro”, “Euros”, “euro” and “€” mean the lawful currency of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time.
“Euro Loan” means each Loan made in Euros.
1“Evaluation Event” means the occurrence of any of the following with respect to any Eligible Collateral Obligation:
(a)a payment default with respect to principal or interest with respect to such Collateral Obligation (after giving effect to the lesser of (x) any applicable grace period and (y) five (5) Business Days past the applicable due date);
(b)occurrence of a Material Modification with respect to such Collateral Obligation that is not approved by the Agent, in its sole discretion;
(c)a determination by the Servicer in accordance with the Servicing Standard that such Collateral Obligation is on a non-accrual status or is not collectible;
(d)the Total Net Leverage Ratio related to such Collateral Obligation increases by 0.75x (or any subsequent increase of an additional 0.75x) compared to the Total Net Leverage Ratio as of the later of the Approval Date or the last Evaluation Event date with respect to such Collateral Obligation, as applicable;
(e)an Insolvency Event with respect to any related Obligor; or
(f)EBITDA of the related Obligor for any Relevant Test Period has decreased by 15.0% or more below such EBITDA as of the later of the Approval Date or the last Evaluation Event date with respect to such Collateral Obligation.
“Event of Default” means any of the events described in Section 13.1.
“Excess Concentration Amount” means, as of the most recent Measurement Date, the sum, without duplication, of the following amounts, in each case multiplied by the Purchase Price, in each case, as applicable to each such individual Collateral Obligation (unless otherwise waived by the Agent in its sole discretion on the applicable Approval Notice):
    (a)     the excess, if any and without duplication, of the sum of the Principal Balances of all Middle Market Loans that are Second Lien Loans and Deemed Second Lien Loans (other than Broadly Syndicated Loans) over 15.0% of the aggregate Principal Balance of all Middle Market Loans;
USActive 55636781.20    -26-

    (b)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 6% of the Excess Concentration Measure; provided, the sums of the Principal Balances of all Collateral Obligations (individually per Obligor) that are obligations of any three Obligors that represent Principal Balances in excess of all other single Obligors may be up to 7% of the Excess Concentration Measure;
    (c)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations in any single GICS Industry Classification other than a GICS Industry Classification described in the following proviso over 20% of the Excess Concentration Measure; provided, that (x) the sum of the Principal Balances of all Collateral Obligations that are obligations of Obligors in the largest GICS Industry Classification may be up to 30% of the Excess Concentration Measure, and (y) the GICS Industry Classification of “Gas Utilities” and “Oil, Gas & Consumable Fuels” may be up to 10% of the Excess Concentration Measure;
    (d)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Fixed Rate Collateral Obligations over 10% of the Excess Concentration Measure;
    (e)    the excess, if any and without duplication, of the sum of the Principal Balances of all Collateral Obligations that, on the date of acquisition by the Borrower, are classified as Unitranche Loans over 50.0% of the Excess Concentration Measure;
    (f)    the excess, if any and without duplication of the Principal Balances of all Collateral Obligations, which have an Obligor organized in a country other than the United States or are denominated in an Eligible Currency other than Dollars over 20% of the Excess Concentration Measure;
    (g)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Deferrable Collateral Obligations over 10% of the Excess Concentration Measure;
    (h)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Covenant Lite Loans over 55% of the Excess Concentration Measure;
    (i)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Broadly Syndicated Loans over 40% of the Excess Concentration Measure;
    (j)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Middle Market Loans over 80% of the Excess Concentration Measure;
    (k)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Type 2 Broadly Syndicated Loans over 30% of the aggregate Principal Balance of all Collateral Obligations that are Broadly Syndicated Loans;
    (l)    the excess, if any and without duplication of the Principal Balances of all Collateral Obligations (other than Broadly Syndication Loans) which, as of the related
USActive 55636781.20    -27-

Acquisition Date by the Borrower, cause the related Obligor to have a Senior Net Leverage Ratio of greater than 5.5x over 50% of the Excess Concentration Measure;
    (m)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Variable Funding Assets over 10% of the Excess Concentration Measure; and
    (n)    the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Participation Interests over 10% of the Excess Concentration Measure.
“Excess Concentration Measure” means (a) prior to the end of the Ramp-Up Period, the Target Portfolio Amount, and (b) thereafter, the sum of (x) the Aggregate Eligible Collateral Obligation Amount and (y) all Principal Collections on deposit in the Principal Collection Account.
“Excess Funds” as of any date of determination and with respect to any Conduit Lender, funds of such Conduit Lender not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of (i) all of its matured and maturing commercial paper notes on such date of such determination, (ii) the principal of and interest on all of its loans outstanding on such date of such determination and (iii) and other amounts in accordance with its commercial paper notes and applicable transaction documents.
“Excluded Amounts” means (i) any amount received in the Collection Account with respect to any Collateral Obligation, which amount is attributable to the reimbursement of payment by the Borrower of any Tax, fee or other charge imposed by any Official Body on such Collateral Obligation or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Obligation, (iii) any reimbursement of insurance premiums, (iv) any escrows relating to Taxes, insurance and other amounts in connection with Collateral Obligations which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under Underlying Instruments, (v) any amount deposited into the Collection Account in error or (vi) payments by the Obligors of indemnification obligations and reimbursements for actually incurred out-of-pocket expenses, in each case that are not received in lieu of principal, interest or fees owed under the related Underlying Instruments.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Obligations pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Obligations (other than pursuant to Section 17.16) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.3, amounts with
USActive 55636781.20    -28-

respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Officer” means, with respect to the Borrower, the Servicer or the Equityholder, the Chief Executive Officer, the Chief Operating Officer, the Executive Vice President of such Person or any other Person included on the incumbency of the Borrower, Servicer or Equityholder, as applicable, delivered hereunder and, with respect to any other Person, the President, Chief Financial Officer, Executive Vice President or any Vice President.
“Exposure Amount” means, as of any date of determination and with respect to any Variable Funding Asset, the excess of (a) the Borrower’s maximum funding commitment thereunder over (b) the Principal Balance of such Variable Funding Asset. For the avoidance of doubt, the Exposure Amount in respect of a Defaulted Collateral Obligation shall be included in the calculation of the Exposure Amount if the Borrower is at such time subject to contractual funding obligations with respect to such Defaulted Collateral Obligation and such obligation has not ceased to be enforceable under the Bankruptcy Code.
“Exercise Notice” has the meaning set forth in Section 13.3.
“Extension Request” has the meaning set forth in Section 2.6.
“Facility” means the loan facility to be provided to the Borrower pursuant to, and in accordance with, this Agreement.
“Facility Amount” means $2,000,000,000 (or such greater amount as may be agreed by the Agent and the applicable Lenders).
“Facility Termination Date” means the earlier of (i)  March 3, 2026 or such later date as extended pursuant to Section 2.6 and (ii) the effective date on which the facility hereunder is terminated pursuant to Section 13.2.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any period, the greater of (a) 0.0% and (b) a fluctuating rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on
USActive 55636781.20    -29-

such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” has the meaning set forth in Section 8.4.
“Fees” has the meaning set forth in Section 8.4.
“FILO Loan” means a commercial loan that (x) meets all the characteristics of a Senior Secured Loan but for the fact that, with respect to clause (a) of the definition of Senior Secured Loan, such loan may also be (or may also by its terms become) subordinate in right of payment to one or more Senior Secured Loans of the Obligor where such subordination becomes effective solely upon the occurrence of a default or event of default by the Obligor and (y) as of the related Acquisition Date, the total Tranche Size of First Out Loans repayable ahead of the FILO Loan shall be less than 25% of the sum of the total Tranche Sizes of such First Out Loans and such FILO Loan.
“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person. For the avoidance of doubt, The Blackstone Group L.P. and its Affiliates, investment funds and investment vehicles controlled, managed or advised, directly or indirectly, by The Blackstone Group L.P. or any of its Affiliates shall be deemed to be a Financial Sponsor.
“First Out Loan” means any Senior Secured Loan that, in any bankruptcy, reorganization, arrangement, insolvency, moratorium, post-event of default scenario or liquidation proceedings, is senior in right of payment to (and documented under the same Underlying Instruments as) a FILO Loan to the same Obligor.
“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.
“Fixed Rate Collateral Obligation” means any Collateral Obligation that bears a fixed rate of interest.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.
“Foreign Currency Loan Amount” means, on any Measurement Date, the sum of (a) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in Euros outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in GBPs outstanding on such date, as determined by the Servicer using the Applicable Conversion Rate plus (c) the equivalent in Dollars of the aggregate principal amount of all Loans denominated in CADs outstanding on such date, as determined by the Servicer using the
USActive 55636781.20    -30-

Applicable Conversion Rate, in each case after giving effect to all repayments of Loans and the making of new Loans on such date.
“Foreign Currency Reserve Amount” means, (i) the sum of (a) the equivalent in Dollars of the aggregate Collateral Obligation Amount of all Eligible Collateral Obligations denominated in Euros included in the Collateral on such date, as determined by the Servicer using the Applicable Conversion Rate plus (b) the equivalent in Dollars of the aggregate Collateral Obligation Amount of all Eligible Collateral Obligations denominated in GBPs included in the Collateral on such date, as determined by the Servicer using the Applicable Conversion Rate, plus (c) the equivalent in Dollars of the aggregate Collateral Obligation Amount of all Eligible Collateral Obligations denominated in CADs included in the Collateral on such date, as determined by the Servicer using the Applicable Conversion Rate, multiplied by (ii) 1.00 minus the weighted average Advance Rate of such Eligible Collateral Obligations, multiplied by (iii) the Foreign Currency Reserve Percentage.
“Foreign Currency Reserve Percentage” means 5%.
“Foreign Currency Sublimit” means, on any date of determination, an amount equal to the product of (i) 15% multiplied by (ii) the then-current Facility Amount on such date.
“Foreign Lender” means a Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Fronting Exposure” means, at any time there is a Defaulting Lender with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.
“FRS Board” means the Board of Governors of the Federal Reserve System and, as applicable, the staff thereof.
“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would have an effect on any Lender and (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or change the Facility Termination Date, (b) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder, in each case owing to such Lender, (c) reduce the amount of any such payment of principal or interest owing to such Lender, (d) reduce the rate at which interest is payable to such Lender or any fee is payable hereunder to such Lender, excluding in each case, any such reduction as a result of a full or partial waiver of interest or fees accruing at a default rate imposed during an Event of Default or a result of a waiver of an Event of Default), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 2.4(a), Section 8.3, or Section 17.2 or any related definitions or provisions in a manner that would alter the effect of such Sections, (g) modify the definition of the “Required Lenders” or “Majority Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (h)
USActive 55636781.20    -31-

modify the definition of the terms “Advance Rate”, “Borrowing Base”, “Eligible Collateral Obligation”, “Eligible Jurisdiction”, “Excess Concentration Amount”, “Facility Termination Date”, “Broadly Syndicated Loan”, “Second Lien Loan”, “Deemed Second Lien Loan”, “Unitranche Loan”, “FILO Loan”, “Middle Market Loan” or “Fundamental Amendment”, or any defined term used therein, in each case in a manner which would have the effect of making more credit available to the Borrower, or make such provision less restrictive on the Borrower in any other material fashion, (i) extend the Revolving Period or (j) permanently amend or modify (and not, for the avoidance of doubt, any limited waiver of) the form or details of the Monthly Report in a manner that materially reduces the reporting requirements.
“Funding Date” means any Loan Date or any Reinvestment Date, as applicable.
“FX Evaluation Date” means (a) each Funding Date, (b) each Determination Date and (c) the date on which any Event of Default occurs.
“FX Reallocation Notice” has the meaning set forth in Section 2.2(d)(ii).
“GBP” means the lawful currency for the time being of the United Kingdom.
“GBP Business Day” means a day except (a) a Saturday, (b) a Sunday, or (c) any day on which banks are closed for general business in London.
“GBP Loan” means each Loan made in GBP.
“GBP Repricing Date” means, for any GBP Loan, the last day of the first Accrual Period for such Loan that ends after the date of the Repricing Amendment.
“GICS Industry Classification” means the industry classifications set forth in Schedule 5, as such industry classifications shall be updated at the mutual agreement of the Agent and the Borrower if MSCI Inc. publishes revised industry classifications.
“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, leadbased materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.
“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.
“Hedge Counterparty” means (a) Société Générale and its Affiliates and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Agent, and (y) has a longterm unsecured debt
USActive 55636781.20    -32-

rating of not less than “A” by S&P, not less than “A2” by Moody’s and not less than “A” by Fitch (if such entity is rated by Fitch) (the “Longterm Rating Requirement”) and a shortterm unsecured debt rating of not less than “A1” by S&P, not less than “P1” by Moody’s and not less than “Fl” by Fitch (if such entity is rated by Fitch) (the “Shortterm Rating Requirement”), and (ii) in a Hedging Agreement (x) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Agent on behalf of the Secured Parties and (y) agrees that in the event that Moody’s, S&P or Fitch reduces its longterm unsecured debt rating below the Longterm Rating Requirement or reduces it shortterm debt rating below the Shortterm Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.
“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 10.6 and is governed by a Hedging Agreement.
“Hedging Agreement” means the agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 10.6, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”
“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.
“Increased Costs” means collectively, any increased cost, loss or liability owing to the Agent and/or any other Affected Person under Article V of this Agreement.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with Appropriate Accounting Principles: (i) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iii) the net obligations of such Person under any Swap Contract, (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business , in each case, not past due for more than ninety days after the date on which such trade account payable was created and (y) obligations relating to clearing and settling purchases and sales of securities, in each case not
USActive 55636781.20    -33-

past due more than five Business Days after such purchase or sale), (v) all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (vi) all capital leases and synthetic lease obligations, (vii) all commitments of such Person to make an investment in another Person or to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all obligations of such Person to post margin or collateral (however characterized) under any prime brokerage, securities account, options or similar agreements, (ix) any other obligation of such Person that would constitute senior securities representing indebtedness under the Investment Company Act and (x) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of attributable indebtedness in respect thereof in accordance with Appropriate Accounting Principles as of such date. Notwithstanding the foregoing, “Indebtedness” does not include (x) a commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under any Variable Funding Asset or the unfunded portion of any existing investment or (y) indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any Senior Secured Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is nonrecourse to the Borrower and (ii) would not represent a claim against the Borrower in a bankruptcy, insolvency or liquidation proceeding of the Borrower, in each case in excess of the amount sold or purportedly sold.
“Indemnified Amounts” has the meaning set forth in Section 16.1.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 16.1.
“Independent Accountants” means a firm of nationally recognized independent certified public accountants.
“Independent Manager” means an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Global Securitization Services, LLC, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company reasonably approved by the Agent, in each case that is not an Affiliate of the Borrower
USActive 55636781.20    -34-

and that provides professional Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has not been for a period of five years prior to serving as an Independent Manager, and will not while serving as Independent Manager be, any of the following:
    (a)    a member, partner, manager, director, officer or employee of the Borrower, the Equityholder, or any of their respective Affiliates (other than as an Independent Manager of the Borrower or an Affiliate of the Borrower that is not in the direct chain of ownership of the Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Manager is employed by a company that routinely provides professional Independent Managers or managers in the ordinary course of its business);
    (b)    a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Equityholder, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers and other corporate services to the Borrower, the Equityholder or any of their respective Affiliates in the ordinary course of its business);
    (c)    an immediate family member of any such member, partner, manager, director, officer, employee, creditor, supplier or service provider; or
    (d)    a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.
“Information Package” means, (x) with respect to each Eligible Collateral Obligation that is a Middle Market Loan, the following information (to the extent reasonably accessible): (i) legal Borrower name, detailed legal term-sheet or up to date legal documentation; (ii) most recent due diligence reports (including domicile of Obligor); (iii) most recent Servicer investment committee memo; (iv) most recent two years of audited financials of the related Obligor; (v) most recent company forecast with capital expenditure plans; (vi) most recent shareholding pattern and details of management team, (vi) details of outstanding banking facilities and debt maturity schedule and (vii) such other information reasonably available to the Servicer as the Agent may reasonably request and (y) with respect to each Eligible Collateral Obligation that is a Broadly Syndicated Loan, the following information (to the extent requested by the Agent and reasonably accessible): (i) most recent lender presentation; (ii) most recent two years of audited financials of the related Obligor; and (iii) most recent credit agreement.
“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the windingup or liquidation of such Person’s affairs, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other
USActive 55636781.20    -35-

similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
“Instrument” has the meaning given such term in the UCC.
“Interest” means, with respect to any period, the daily interest accrued on Loans during such period as provided for in ARTICLE III.
“Interest Collections” means, with respect to the Collateral following the applicable Cut-Off Date, (i) all payments and collections received by the Borrower in its capacity as lender and attributable to interest on any Collateral Obligation or other Collateral, including scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation or other Collateral, (ii) any commitment, ticking, upfront, underwriting, origination or amendment fees received in respect of any Collateral Obligation (including any proceeds received by the Borrower as a result of exercising any Warrant Asset at any time), (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate cap transaction and (iv) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests.
“Interest Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Interest Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).
“Interest Coverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Interest Coverage Ratio” or comparable definition, the ratio of (i) EBITDA to (ii) Cash Interest Expense of such Obligor as of such Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.
“Interest Rate” means, for any Accrual Period and any Lender, a rate per annum equal to the sum of (a) the Applicable Margin and (b) the Base Rate for such Accrual Period and such Lender.
“IRS” means the United States Internal Revenue Service.
USActive 55636781.20    -36-

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Lender” means each Conduit Lender, each Committed Lender, each Uncommitted Lender, each Revolving Lender, each Multicurrency Lender, each Dollar Lender, the Swingline Lender and each Term Lender, as the context may require.
“Lender Agent” has the meaning set forth in the Preamble.
“Lender Group” means each Lender and related Lender Agent from time to time party hereto.
“LIBOR Accrual Period” means, with respect to any LIBOR Distribution Date, the period from and including the previous LIBOR Distribution Date (or, in the case of the first LIBOR Distribution Date, from and including the Effective Date) through and including the day preceding such LIBOR Distribution Date.
“LIBOR Distribution Date” means the 20th day of February, May, August and November, or if such date is not a Business Day, the next succeeding Business Day, commencing in May 2021; provided that, the last Distribution Date shall occur on the Facility Termination Date.
“LIBOR Rate” shall mean, with respect to any LIBOR Accrual Period, the greater of (a) 0.0% and (b) the rate per annum shown by the BLOOMBERG PROFESSIONAL Service as the ICE Benchmark Administration Limited London interbank offered rate for deposits for the applicable Eligible Currency for a period equal to such LIBOR Accrual Period as of 11:00 a.m., London time, two Business Days prior to the first day of such LIBOR Accrual Period or Funding Date (as applicable); provided, that in the event no such rate is shown, the LIBOR Rate shall be the rate per annum based on the rates at which deposits for the applicable Eligible Currency for a period equal to such LIBOR Accrual Period are displayed on page “LIBOR” of the Reuters Monitor Money Rates Service or such other page as may replace the LIBOR page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m., London time, two Business Days prior to the first day of such LIBOR Accrual Period or Funding Date (as applicable) (it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided, further, that in the event fewer than two such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be a rate per annum at which deposits for the applicable Eligible Currency are offered by the principal office of the Agent in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such LIBOR Accrual Period or Funding Date (as applicable) for delivery on such first day and for a period equal to such LIBOR Accrual Period or Funding Date (as applicable) (or with respect to any Loan disbursed during such LIBOR Accrual Period or Funding Date (as applicable), two Business Days prior to the day such Loan was disbursed).
USActive 55636781.20    -37-

“Lien” means any security interest, lien, charge, pledge, preference or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law; provided that “Lien” does not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Underlying Instruments relating to any Collateral Obligation or (ii) in the case of any Equity Securities, customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer.
“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Loans hereunder.
“Liquidity Bank” means the Person or Persons who provide liquidity support to any Conduit Lender pursuant to a Liquidity Agreement in connection with the issuance by such Conduit Lender of commercial paper notes.
“Loan” means a Revolving Loan, a Swingline Loan or a Term Loan.
“Loan Date” has the meaning set forth in Section 2.1(a).
“Loan Request” has the meaning set forth in Section 2.2(a).
“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period (but not more frequently than quarterly), whether or not such Obligor has taken any specified action.
“Majority Lenders” means, at any time, the Lender or Lenders (other than Defaulting Lenders) holding, collectively, more than 50% of the aggregate Undrawn Commitments and aggregate principal amount of all of the Loans outstanding at such time.
“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.
“Market Value” means, with respect to any Collateral Obligation that is a Broadly Syndicated Loan, at any date of determination thereof selected by the Agent after the occurrence of an Evaluation Event with respect to such Collateral Obligation, the product of (x) the lesser of (i)  the bid side market price most recently quoted by Loan Pricing Corporation, Mark-it Partners or Interactive Data Corporation and obtained by the Servicer or quoted by another nationally recognized broker-dealer or nationally recognized quotation servicer (expressed as a percentage) of such Collateral Obligation and (ii) the Purchase Price and (y) the Principal Balance (determined pursuant to clause (y) of the definition thereof) of such Broadly Syndicated Loan, provided that the Borrower or the Majority Lenders may dispute the determination of the Market Value of any Collateral Obligation determined by the Agent hereunder upon written notice to the Agent (a “Market Value Dispute Notice”) no later than one Business Day after the Borrower is notified of such determination no more than three times per calendar quarter, and if the Borrower or the Majority Lenders, as applicable, obtain firm executable bids of the lesser of (i) then full Outstanding principal amount of such Eligible Collateral Obligation and (ii) the principal amount
USActive 55636781.20    -38-

of $2,000,000 from two Approved Broker Dealers that are not Affiliates of the Borrower or such Lenders, as applicable, within one Business Day after the Market Value Dispute Notice is delivered to the Agent, the market price shall be the median of such bids until the next date of determination of the Market Value of such Eligible Collateral Obligation in accordance with the terms hereof. Any and all fees incurred in connection with a Market Value Dispute Notice shall be paid by the Borrower or such Lenders, as applicable.
“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, financial condition, or business of the Borrower or the Servicer taken as a whole; (b) the ability of the Borrower or the Servicer to perform its obligations under this Agreement or any of the other Transaction Documents; (c) the validity or enforceability of this Agreement, any of the other Transaction Documents, or the rights and remedies of the Secured Parties hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the collateral assignments and Liens granted by the Borrower in this Agreement taken as a whole.
2“Material Modification” means any amendment, waiver, consent, modification of or supplement to any Eligible Collateral Obligation entered into after the related Acquisition Date which:
(i)reduces or forgives any or all of the principal amount or non-default interest due under such Collateral Obligation;
(ii)delays or extends the stated maturity date for such Collateral Obligation;
(iii)contractually or structurally subordinates such Collateral Obligation;
(iv)waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Obligation, or reduces the spread or coupon with respect to such Collateral Obligation (other than pursuant to the application of any pricing grid or replacement of LIBOR or other applicable floating rate index);
(v)results in any less financial information in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in the case of a reduction in scope, has an adverse effect on the ability of the Servicer or the Agent (as determined by the Agent in its reasonable discretion) to make any determinations or calculations required or permitted hereunder;
(vi)modifies any term or provision of the Underlying Instruments that impacts the calculation of any financial covenant, or the determination of any default or event of default with respect to the related Collateral Obligation; or
(vii)substitutes, alters, releases or terminates the underlying collateral securing such Collateral Obligation and any such substitution, alteration or release, as determined in the reasonable discretion of the Agent, materially and
USActive 55636781.20    -39-

adversely affects the value of such Eligible Collateral Obligation; provided that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the related Obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the related loan facility with the net proceeds; or
provided that, for the avoidance of doubt, “Material Modification” shall not include any change to the base rate in respect of a Collateral Obligation from LIBOR to an alternative rate, including any applicable spread or payment frequency adjustments thereto that in the Servicer’s commercially reasonable judgment is consistent with the successor for LIBOR.
“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination after the Ramp-Up Period if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to seven years.
“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date, (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Servicer has actual knowledge of the occurrence of any Evaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; and (vii) the date of any Optional Sale.
“Middle Market Loan” means any Collateral Obligation other than a Broadly Syndicated Loan.
“Minimum Commitment Usage” means, (a) until April 29, 2022, the product of (i) the total Commitments and (ii) 37.5%, and (b) thereafter, the product of (i) the total Commitments and (ii) 75%.
“Minimum Weighted Average Spread Test” means a test that will be satisfied on any day after the Ramp-up Period, if the Weighted Average Spread of all Eligible Collateral Obligations included in the Collateral on such day is equal to or greater than 4.0%.
“MML Advance Rate Adjustment Factor” means for any Middle Market Loan, the amount equal to (i) the Total Net Leverage Ratio as of the Relevant Test Period most recently ended prior to the Acquisition Date divided by (ii) the Total Net Leverage Ratio as of the Relevant Test Period most recently ended prior to the relevant date of determination; provided that such amount shall not be greater than 1.0 at any time
“Monthly Report” means a report prepared by the Collateral Administrator, on behalf of the Borrower, substantially in the form of Exhibit D.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multicurrency Lender” means the Persons executing this Agreement (or an assignment hereof in accordance with Article XV) in the capacity of a “Multicurrency Lender”.
USActive 55636781.20    -40-

“Non-Approval Collateral Obligation” means a Type 1 Broadly Syndicated Loan with greater than or equal to two bids on the related Acquisition Date.
“Note” means a promissory grid note, in the form of Exhibit A-1, made payable to the order of a Lender Agent, on behalf of the related Lenders.
“Note Agent” has the meaning set forth in Section 14.1.
“Obligations” means all obligations (monetary or otherwise) of the Borrower to the Lenders, the Lender Agents, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Agent or any other Affected Person or Indemnitee arising under or in connection with this Agreement, the Notes and each other Transaction Document.
“Obligor” means any Person that owes payments under any Collateral Obligation and, solely for purposes of calculating the Excess Concentration Amount pursuant to clause (b) or (c) of the definition thereof, any Obligor that is an Affiliate of another Obligor shall be treated as the same Obligor.
“Officer’s Certificate” means a certificate signed by an Executive Officer.
“Official Body” means any government or political subdivision or any agency, authority, regulatory body, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable in form and substance and from counsel reasonably acceptable to the Agent.
“Optional Sale” has the meaning set forth in Section 7.10.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in the Obligations or any Transaction Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outstanding Loan Amount” means, as of any date of determination, an amount equal to the aggregate principal balance of all Loans outstanding under this Agreement.
“Participant” has the meaning set forth in Section 15.5.
USActive 55636781.20    -41-

“Participant Register” has the meaning set forth in Section 15.5.
“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i) such loan would constitute a Collateral Obligation were it acquired directly, (ii)  the Selling Institution is a lender in respect of such loan, (iii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the Selling Institution holds in the loan or commitment that is the subject of the participation, (v) the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Obligation or Delayed Drawdown Collateral Obligation, at the time of the funding of such loan), (vi) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (vii) such participation is documented under a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants and (viii) the Borrower has owned such participation without elevating it to a full assignment for not more than 60 days. For the avoidance of doubt, a Participation Interest shall not include a sub-participation interest in any loan.
“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.
“Permitted Investment” means, at any time:
(a)    direct interestbearing obligations of, and interestbearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;
(b)    demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Collateral Custodian or Agent or any Lender Agent thereof acting in its commercial capacity); provided, that the shortterm unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, are rated at least “A1” by Standard & Poor’s and “P1” by Moody’s;
(c)    commercial paper that (i) is payable in an Eligible Currency and (ii) is rated at least “A1” by Standard & Poor’s and “P1” by Moody’s; or
(d)    shares or other securities of non-United States registered money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” by Standard & Poor’s.
Permitted Investments may be purchased by or through the Collateral Custodian or any of its Affiliates. All Permitted Investments shall be held in the name of the Securities Intermediary. No Permitted Investment shall have an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript affixed to its
USActive 55636781.20    -42-

Standard & Poor’s rating. Any such investment may be made or acquired from or through the Collateral Agent or the Agent or any of their respective affiliates, or any entity for whom the Collateral Agent or the Agent or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition).
“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) Liens for Taxes and mechanics’ or suppliers’ liens for services or materials supplied, in either case, not yet due and payable and for which adequate reserves have been established in accordance with Appropriate Accounting Principles, (iii) as to Related Security (1) the Lien in favor of the Borrower herein and (2) any Liens on the Related Security permitted pursuant to the applicable Underlying Instruments or that are otherwise reasonable or customary for loans similar to such Collateral Obligation, (iv) as to agented loans, Liens in favor of the agent on behalf of all the lenders of the related Obligor, (v) Liens arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith (v) as to any Account, customary Liens in favor of the Securities Intermediary to the extent permitted in the Account Control Agreement.
“Permitted RIC Distribution” means distributions on any Payment Date to the Equityholder (from the Collection Account or otherwise) to the extent required to allow the Equityholder to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Equityholder in or with respect to any taxable year of the Equityholder (or any calendar year, as relevant); provided that the aggregate amount of all such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Equityholder shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Equityholder in respect of such taxable year (or calender year, as relevant) to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.
“Permitted Securitization” means any securitization in a capital market transaction or private placement offering wherein Société Générale or an Affiliate thereof acts as the primary arranger in which the Borrower sells the Collateral pledged hereunder, directly or indirectly, to a special purpose vehicle or an Affiliate of the Borrower or the Servicer or any other affiliated entity that issues or arranges for the issuance of assetbacked debt obligations (whether in the form of notes or revolving and/or term loans) collateralized, in whole or in part, by such Collateral; provided that any such securitization will be permitted subject to the conditions set forth in Section 10.16, notwithstanding any provision to the contrary herein.
USActive 55636781.20    -43-

“Permitted Working Capital Revolver” means, in respect of an Obligor and a Collateral Obligation, a revolving lending facility incurred secured on a first lien basis solely by all or a portion of the current assets of the related Obligor, which current assets subject to such security interest do not constitute a material portion of the Obligor’s total assets (it being understood that such revolving lending facility may be secured on a junior lien basis by other assets of the related Obligor).
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.
“Pre-Approved Collateral Obligation” means any asset set forth on Schedule 5 which schedule specifies, as to each listed asset, (a) all of the information set forth in an Asset Approval Request, (b) the time period during which the Borrower may purchase such asset (which, unless otherwise specified shall be thirty (30) days after the Effective Date) and (c) that there has been no material adverse change (including the occurrence of an Evaluation Event or Material Modification) to such asset from the date it was delivered to the Facility Agent for inclusion on the Pre-Approved List and the date on which such asset was purchased by the Borrower.
“Prepayment Fee” means (x) prior to the one-year anniversary of the Effective Date, a nonrefundable fee equal to the product of (a) the amount of each permanent reduction in the aggregate amount of the applicable Lender Group’s Term Commitment or Revolving Commitment, and (b) 1.00% and (y) thereafter, zero; provided that such Prepayment Fees shall be subject to the provisions of Section 2.5.
“Prepayment Fee Termination Event” means the occurrence of any one or more of the following: (a) any Lender has, prior to the date of such permanent reduction in whole or in part, declined an Extension Request, (b) on any Business Day, Société Générale ceases to act as Agent, (c) the Agent or any Lender makes a claim for increased costs or indemnity pursuant to Section 4.03 or Section 5.01, (d) the maturity of the Obligations is accelerated following the occurrence of an Event of Default or (e) the ratio of (i) the number of Collateral Obligations approved by the Agent to (ii) the number of Presented Collateral Obligations is less than 50% (the “Loan Rejection Percentage”); provided, further, that any Presented Collateral Obligation approved with an Advance Rate below 25% shall not be deemed approved for purposes of this clause (e). For purposes of this definition, “Presented Collateral Obligation” means any Collateral Obligation that otherwise meets the eligibility requirements under the definition of “Eligible Collateral Obligation” (without giving effect to any item waived by the Agent in accordance with such definition).
“Primary Servicer Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor Servicer (as applicable) for services rendered during the related Collection Period, which shall be equal to one-twelfth of the product of (i) the Primary Servicer Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the related Collection Period. For the avoidance of doubt, the Servicer may waive or defer the payment of any Primary Servicer Fee in its sole discretion.
USActive 55636781.20    -44-

“Primary Servicer Fee Percentage” means 0.45%.
“Principal Allocation Formula” means, with respect to a prepayment of the Loans as specifically set forth herein, to each of the Revolving Loans and Term Loans in accordance with their respective Principal Sharing Percentages (determined immediately prior to the application provided for in this definition); provided, in each case, that if the Principal Allocation Formula would result in the allocation of a payment of principal to the Revolving Loans in excess of the aggregate outstanding principal amount thereof, then the amount of such excess shall be deposited into the Collection Account.
“Principal Balance” means with respect to any Collateral Obligation and as of any date, (a) if such Collateral Obligation is denominated and payable in Dollars, the outstanding principal balance of such Collateral Obligation, and (b) if such Collateral Obligation is denominated and payable in any Eligible Currency other than Dollars, the equivalent in Dollars (as determined by the Servicer using the Applicable Conversion Rate) of the outstanding principal balance of such Collateral Obligation, in each case exclusive of (i) any deferred or capitalized interest on any Deferrable Collateral Obligation that accrues after the applicable Acquisition Date and (ii) any unfunded commitments with respect to any Variable Funding Asset; provided, that for purposes of calculating the “Principal Balance” of any Deferrable Collateral Obligation, principal payments received on such Collateral Obligation shall first be applied to reducing or eliminating any outstanding deferred or capitalized interest; provided, further, that the “Principal Balance” of any Variable Funding Asset as of any date shall be equal to the outstanding principal balance thereof plus amounts on deposit in respect thereof in the Unfunded Exposure Account. The “Principal Balance” of any Equity Security shall be zero.
“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections and Excluded Amounts, including (but not limited to) (i) all collections attributable to principal on such Collateral, (ii)  the earnings on Principal Collections in the Collection Account that are invested in Permitted Investments, (iii) all payments received by the Borrower pursuant to any Hedging Agreement that is an interest rate swap or index rate swap transaction and (iv) all Repurchase Amounts, in each case other than Retained Interests.
“Principal Collection Account” means a segregated, non-interest bearing securities account (within the meaning of Section 8-501 of the UCC) with the account number as set forth in the Account Control Agreement, which is created and maintained on the books and records of the Securities Intermediary entitled “Principal Collection Account” in the name of the Borrower and subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties, which is established and maintained pursuant to Section 8.1(a).
“Principal Sharing Percentage” means, with respect to any payment of principal of the Loans that is to be allocated according to the Principal Allocation Formula, a fraction, expressed as a percentage:
1(a)    the numerator of which is:
(i)    the aggregate principal amount of the Term Loans or Revolving Loans, as applicable, outstanding on such date; and
USActive 55636781.20    -45-

2(b)    the denominator of which is the sum of:
(i)    the aggregate principal amount of the Term Loans outstanding on such date; and
(ii)    the aggregate principal amount of the Revolving Loans outstanding on such date.
“Pro Rata Share” means, with respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined pursuant to the definition of Commitment) by the aggregate Commitments of all the Lenders (as determined pursuant to the definition of Commitment).
“Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase Price” means, as of any date of determination, (a) with respect to any Collateral Obligation acquired by the Borrower in connection with its primary origination for a purchase price (as a percentage of par) equal to or greater than 97%, 100%, and (b) with respect to any other Collateral Obligation, the actual price paid by the Borrower for such Collateral Obligation expressed as a percentage of par.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 17.22.
“Ramp-Up Period” means the nine (9) month anniversary of the Third Amendment Closing Date.
“Rating Agencies” means Standard & Poor’s, Morningstar Credit Ratings, LLC, Moody’s, Fitch and any other rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by any Conduit Lender.
“Recipient” means (a) the Agent, (b) any Lender Agent, (c) any Lender and (d) any other recipient of a payment hereunder.
“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Servicer with respect to such Collateral Obligation or Obligors.
USActive 55636781.20    -46-

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Agent in its reasonable discretion.
“Reinvestment” has the meaning given in Section 8.3(b).
“Reinvestment Date” has the meaning given in Section 8.3(b).
“Reinvestment Request” has the meaning given in Section 8.3(b).
“Related Collateral Obligation” means any Collateral Obligation where the Equityholder or any Subsidiary of the Equityholder owns a Variable Funding Asset pursuant to the same Underlying Instruments; provided that any such asset will cease to be a Related Collateral Obligation once all commitments by the Equityholder or any such Subsidiary to make advances or fund such Variable Funding Asset to the related Obligor expire or are irrevocably terminated or reduced to zero.
“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.
“Related Security” means, with respect to each Collateral Obligation:
(a)    any Related Property securing a Collateral Obligation, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Loan Date and all liquidation proceeds thereof;
(b)    all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;
(c)    all Collections with respect to such Collateral Obligation and any of the foregoing;
(d)    any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);
(e)    all Records with respect to such Collateral Obligation and any of the foregoing; and
(f)    all recoveries and proceeds of the foregoing.
USActive 55636781.20    -47-

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Relevant Test Period” means with respect to any Collateral Obligation, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio, Interest Coverage Ratio or EBITDA as applicable, for such Collateral Obligation in accordance with the related Underlying Instruments or, if no such period is provided for therein, each period of the last four (4) consecutive fiscal quarters of the principal Obligor on such Collateral Obligation for which financial statements were required to have been delivered under the related Underlying Instruments; provided that with respect to any Collateral Obligation for which the relevant test period is not provided for in the related Underlying Instruments, if an Obligor is a newlyformed entity as to which twelve (12) consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the fourth (4th) fiscal quarter from the date of formation, and shall subsequently include each period of the last four (4) consecutive reported fiscal quarters of such Obligor.
“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 10.6, of this Agreement to maintain Hedging Agreements.
“Reporting Date” means the 15th calendar day of each calendar month, or if such date is not a Business Day, the next succeeding Business Day.
“Repricing Amendment” means such amendment to this Agreement dated October 1, 2021.
“Repurchase Amount” means, for any Warranty Collateral Obligation for which a payment or substitution is being made pursuant to Section 7.11 as of any time of determination, the sum of (i) the greater of (a) an amount equal to the purchase price paid by the Borrower for such Collateral Obligation (excluding purchased accrued interest and original issue discount) less all payments of principal received in connection with such Collateral Obligation since the date it was added to the Collateral and (b) the Collateral Obligation Amount of such Collateral Obligation, (ii) any accrued and unpaid interest thereon since the last Distribution Date and (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedging Agreement, incurred in connection with such payment or repurchase and the termination of any Hedge Transactions in whole or in part in connection therewith.
“Repurchased Collateral Obligation” means, with respect to any Collection Period, any Collateral Obligation as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Borrower or the Servicer, as applicable, on or before the immediately prior Reporting Date and any Collateral Obligation purchased by the Equityholder pursuant to the Sale Agreement as to which the Repurchase Amount has been deposited in the Collection Account by or on behalf of the Equityholder.
USActive 55636781.20    -48-

“Requested Conversion Portion” has the meaning assigned to such term in Section 2.4(c).
“Request for Release and Receipt” means a form substantially in the form of Exhibit F-2 completed and signed by the Servicer.
“Required Lenders” means the Lender or Lenders holding, collectively, more than 50% of the aggregate unutilized Revolving Commitments and aggregate principal amount of all of the Loans outstanding at such time; provided that (i) at any time when two or more such Lenders are party to this Agreement, at least two Lenders with combined unutilized Revolving Commitments and aggregate principal amount of all the Loans outstanding of greater than 50%, shall be required to constitute “Required Lenders” and (ii) for purposes of any voting or consent provisions hereunder, and such provisions only impact the Revolving Lenders or the Term Lenders or Multicurrency Lenders or Dollar Lenders, as applicable, subject to clause (i) above, such threshold shall be greater than 50% only of the aggregate unutilized Revolving Commitments and aggregate principal amount of all of the Loans outstanding at such time held by such Revolving Lenders, Term Lenders, Multicurrency Lenders or Dollar Lenders, as applicable; provided, however, that if any Lender shall be a Defaulting Lender at such time, then each Lender’s percentage, for purposes of this definition, shall be the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment (or, in the event that such Lender’s Commitments have been terminated, such Lender’s outstanding Loans under that Commitment) and the denominator of which is the aggregate amount of the Commitments (or, in the event such Lender’s Commitments have been terminated, the aggregate amount of the outstanding Loans under those Commitments) of the Lenders (excluding in the numerator and the denominator such Defaulting Lender’s unfunded Commitments).
“Resignation Effective Date” has the meaning set forth in Section 14.8.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, with respect to any Person, any duly authorized officer or authorized signatory, as applicable, of such Person or of the general partner, administrative manager or managing member of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer or authorized signatory, as applicable, of such Person or of the general partner, administrative manager or managing member of such Person to whom such matter is referred because of such officer’s or authorized signatory’s knowledge of familiarity with the particular subject and with respect to the Collateral Agent, Collateral Custodian or Securities Intermediary, a director, vice president, assistant vice president, senior trust officer or trust officer within the Corporate Trust Office and any officer to whom a corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this transaction.
“Retained Interest” means, with respect to any Collateral Obligation included in the Collateral, (a) such obligations to provide additional funding with respect to such Collateral Obligation that have been retained by the other lender(s) of such Collateral Obligation, (b) all of the rights and obligations, if any, of the agent(s) under the Underlying Instruments, (c) any
USActive 55636781.20    -49-

unused commitment fees associated with the additional funding obligations that are being retained in accordance with clause (a) above, (d) any arranger or underwriting fee and (e) any agency or similar fees associated with the rights and obligations of the agent(s) that are being retained in accordance with clause (b) above.
“Retention Letter” means a letter relating to the retention of net economic interest, from the Retention Provider and addressed to the Borrower, the Agent and the Lenders on the Effective Date and for the benefit of any future Lender, which shall include such letter entered into as of the Effective Date and each letter amending, restating, replacing, supplementing, updating or otherwise modifying such letter.
“Retention Provider” means Blackstone Private Credit Fund, a Delaware statutory trust, and any successor thereto, as permitted by the European Retention Requirements.
“Revised BSL Advance Rate” means, as of any date of determination with respect to any Collateral Obligation that is a Broadly Syndicated Loan, the product of (1) the Advance Rate applicable to such Collateral Obligation as of the related Acquisition Date, multiplied by (2) the BSL Advance Rate Adjustment Factor.
“Revised MML Advance Rate” means, as of any date of determination with respect to any Collateral Obligation that is a Middle Market Loan, the product of (1) the Advance Rate applicable to such Collateral Obligation as of the related Acquisition Date and (2) the MML Advance Rate Adjustment Factor; provided that, if the Total Net Leverage Ratio for such Collateral Obligation as of the Relevant Test Period most recently ended prior to such date of determination is greater than or equal to 7.5x, at the election of the Agent, the Revised MML Advance Rate shall be determined by the Agent, in its sole discretion; provided, further, at the election of the Borrower, the Revised MML Advance Rate shall be determined by the Valuation Dispute Resolution Process.
“Revolving Collateral Obligation” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation; provided that any such Collateral Obligation will be a Revolving Collateral Obligation only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.
“Revolving Commitment” means, for each Revolving Lender, (a) prior to the Facility Termination Date, the commitment of such Revolving Lender to make Loans to the Borrower in an amount not to exceed, in the aggregate, the amount set forth opposite such Revolving Lender’s name on Annex B or pursuant to the assignment executed by such Revolving Lender and its assignee(s) and delivered pursuant to Article XV (as such Revolving Commitment may be reduced as set forth in Section 2.5), and (b) on and after the earlier to occur of (i) Facility Termination Date and (ii) the end of the Revolving Period, such Revolving Lender’s pro rata share of all Loans outstanding.
“Revolving Lender” means each Person that is listed as a “Revolving Lender” on the signature pages hereto or any Assignment Agreement, any Person that shall have become a party hereto in respect of the Revolving Loans and, in each case, their respective successors.
USActive 55636781.20    -50-

“Revolving Loans” has the meaning assigned to such term in Section 2.1.
“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) March 1, 2024 or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and each Lender Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5 or (iii) upon the written election of the Agent or the Required Lenders after the occurrence and during the continuance of an Event of Default.
“Sale Agreement” means the Sale and Contribution Agreement, dated as of the date hereof, by and between the Equityholder, as seller, and the Borrower, as purchaser.
“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, or (d) Her Majesty’s Treasury of the United Kingdom.
"Sanctioned Person" means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country or territory that is subject to any comprehensive territory-wide Sanctions.
“Schedule of Collateral Obligations” means the list or lists of Collateral Obligations attached to each Asset Approval Request.
“Scheduled Collateral Obligation Payment” means each periodic installment payable by an Obligor under a Collateral Obligation for principal and/or interest in accordance with the terms of the related Underlying Instrument.
“Second Lien Loan” means any commercial loan (other than a Senior Secured Loan or a FILO Loan) that is secured by a pledge of collateral which security interest is validly perfected and second priority (subject to customary exceptions for permitted liens, including but not limited to tax liens and any Permitted Working Capital Lien); and the value of the collateral securing the loan (including based on enterprise value) on or about the related Acquisition Date together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow) is adequate (in the good faith judgment of the Servicer) to repay the outstanding principal balance of the loan in accordance with its terms and to repay the aggregate outstanding balances of all other loans of equal or higher seniority secured by a valid first-priority or second-priority security interest or lien in, to or on the same collateral.
“Secondary Servicer Fee” means with respect to any Distribution Date, the fee payable to the Servicer or successor Servicer (as applicable) for services rendered during the related Collection Period, which shall be equal to one-twelfth of the product of (i) the Secondary Servicer Fee Percentage multiplied by (ii) the average of the values of the aggregate Collateral Obligation Amount of the Eligible Collateral Obligations on the first day and the last day of the
USActive 55636781.20    -51-

related Collection Period. For the avoidance of doubt, the Servicer may waive or defer the payment of any Secondary Servicer Fee in its sole discretion.
“Secondary Servicer Fee Percentage” means 0.30%.
“Secured Parties” means, collectively, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, each Lender, the Agent, each Lender Agent, each other Affected Person, Indemnitee and Hedge Counterparty and their respective permitted successors and assigns.
“Securities Intermediary” means the Collateral Custodian, or any subsequent institution acceptable to the Agent at which the Accounts are kept.
“Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, including any implementing regulation, technical standards.
“Selling Institution” means an entity (including, but not limited to, the Seller) obligated to make payments to the Borrower under the terms of a Participation Interest with a longterm debt rating of at least “A”.
“Senior Net Leverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period, either (a) the meaning of “Senior Net Leverage Ratio” or comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Senior Net Leverage Ratio” or comparable definition, the ratio of (i) the senior indebtedness for borrowed money, capitalized lease obligations, purchase money obligations and debt obligations evidenced by promissory notes, or other similar instruments secured by a Lien on the collateral on a pari passu basis (including, without limitation, such Collateral Obligation) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.
“Senior Secured Loan” means any commercial loan that (i) is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien, customary waterfall provisions contained in the applicable loan agreement or indenture or with respect to trade claims, capitalized leases or similar obligations), (ii) is secured by a pledge of specified collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to customary exceptions for permitted liens, including but not limited to tax liens) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Permitted Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on
USActive 55636781.20    -52-

such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to customary exceptions for permitted liens, including but not limited to tax liens) in all other collateral under Applicable Law, and (iii) the value of the collateral securing the loan (including based on enterprise value) on or about the related Acquisition Date together with other attributes of the Obligor (including its general financial condition, ability to generate cash flow available for debt service and demands for that cash flow) is adequate (in the good faith judgment of the Servicer) to repay the outstanding principal balance of the loan in accordance with its terms and to repay the aggregate outstanding balances of all other loans of equal or higher seniority secured by a valid first-priority security interest or lien in, to or on the same collateral.
“Servicer” means initially Blackstone Private Credit Fund or any successor servicer appointed pursuant to this Agreement.
“Servicer Event of Default” means the occurrence of one of the following events:
(a)    any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Collection Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom (after giving effect to the greater of (x) a grace period of two (2) Business Days and (y) any related grace period or applicable notice period or requirement);
(b)    failure on the part of the Servicer duly to observe or to perform in any respect any other covenant or agreement of the Servicer which failure continues unremedied for a period of 30 days (if such failure can be remedied) after the date on which written notice of such failure shall have been given to the Servicer by the Borrower, the Collateral Agent or the Agent (with a copy to each Lender Agent);
(c)    the occurrence of an Insolvency Event with respect to the Servicer;
(d)    any representation, warranty or statement of the Servicer made in this Agreement or any certificate, report or other writing delivered pursuant hereto shall prove to be incorrect as of the time when the same shall have been made (i) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of any other Transaction Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Transaction Document, and (ii) within 30 days after written notice thereof shall have been given to the Servicer by the Borrower, the Collateral Agent or the Agent, the circumstance or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured;
(e)    an Event of Default occurs;
(f)    the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $25,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such recourse debt;
USActive 55636781.20    -53-

(g)    the rendering against the Servicer of one or more final, non-appealable judgments, decrees or orders for the payment of money in excess of $25,000,000 (exclusive of judgment amounts to the extent covered by applicable insurance), individually or in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than sixty (60) consecutive days without a stay of execution;
(h)    a Change of Control occurs;
(i)     the Servicer shall be indicted, or any of its senior executive officers shall be convicted, of a criminal offense under the laws of the United States or a state thereof or the laws of any other jurisdiction in which it conducts business, materially related to the Servicer’s asset management business, unless, in the case of an indictment of the Servicer, the individuals engaged in the conduct giving rise to such indictment, or, in the case of a conviction of a senior executive officer of the Servicer, such individuals, as applicable, have, within 30 days after such occurrence, been removed from performing work in fulfillment of the Servicer’s obligations under this Agreement;
(j)    Blackstone Private Credit Fund ceases to be the Servicer or another affiliate of Blackstone Private Credit Fund ceases to be the Servicer; or
(k)    the failure of the Retention Provider to comply with its obligations under the Retention Letter.
“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Secured Parties (including in respect of any exercise of discretion) with reasonable care (i) using a similar degree of care, skill and attention as it employs with respect to similar collateral that which the Servicer exercises with respect to comparable assets and/or portfolios that such Person manages for itself and others having similar investment objectives and restrictions and (ii) to the extent not inconsistent with clause (i), the Servicer’s customary standards, policies and procedures.
“Similar Law” means any federal, state or local law, regulation or other legal constraint that is materially similar to the fiduciary and/or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.
“Siris Peak” means BCRED Siris Peak Funding LLC, a Delaware limited liability company.
“Siris Peak Credit Agreement” means the credit facility established pursuant to that certain Loan and Servicing Agreement, dated as of October 11, 2018, by and among Siris Peak, as borrower, BCRED Twin Peaks LLC, as equityholder and as servicer, the lenders from time to time party thereto, Société Générale, as agent, as Citibank, N.A., as collateral agent and collateral custodian, as amended, supplemented or otherwise modified from time to time, and the other Transaction Documents (as defined therein).
“Siris Peak Merger” means the transactions consummated on November 1, 2021, by which the Borrower acquires all of the assets and liabilities of Siris Peak by way of merger,
USActive 55636781.20    -54-

repays in full and terminates the Siris Peak Credit Facility and merges with Siris Peak, with the Borrower being the surviving entity of such merger.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.
“SONIA” means, for any GBP Business Day, a rate per annum equal to the GBP Overnight Index Average for such GBP Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding GBP Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“SONIA Unavailability Period” means the period (if any) (a) beginning on the date specified in a notice given by the Agent to the Borrower and the Lenders stating that a Benchmark Transition Event has occurred with respect to SONIA, and (b) ending on the date that SONIA has been replaced with a Benchmark Replacement pursuant to Section 17.2.
“Standard & Poor’s” means S&P Global Ratings and any successor thereto.
USActive 55636781.20    -55-

“Structured Finance Obligation” means any obligation owing or issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any Obligor, including collateralized debt obligations and mortgage-backed securities, including (but not limited to) collateral debt obligations, collateral loan obligations, asset backed securities and commercial mortgage backed securities or any resecuritization thereof.
“Subsidiary” means, with respect to any Person, a corporation, partnership or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors; provided that a Person whose Equity Securities were acquired by the Borrower or the Equityholder, as the case may be, in a workout or restructuring of a Collateral Obligation shall not be deemed to be a “Subsidiary” for purposes of this Agreement.
“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.
“Supported QFC” has the meaning set forth in Section 17.22.
“Swap Contracts” means, as to any Person, all payment and collateralization obligations of such Person in respect of (a) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”), any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such agreement.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.1, and all such swingline loans collectively as the context requires. For the avoidance of doubt, unless otherwise specified a Swingline Loan shall constitute a Loan hereunder.
“Swingline Commitment” means the commitment of the Swingline Lender to fund Swingline Loans, subject to the terms and conditions herein, in an amount not greater than $150,000,000 (without regard to any future reimbursement of Swingline Loans by the Lenders), as such amount may be reduced, increased or assigned from time to time pursuant to the provisions of this Agreement. The Swingline Commitment is a sublimit of the Commitment of the Swingline Lender, in its capacity as a Lender Agent hereunder, and is not in addition
USActive 55636781.20    -56-

thereto. The total Commitment, including the Swingline Commitment, of the Swingline Lender shall never be greater than $960,000,000.
“Swingline Lender” has the meaning set forth in the Preamble.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Refund Date” has the meaning specified in Section 2.11.
“Target Portfolio Amount” means the greater of (a) $3,070,000,000 and (b) the sum of (i) the Aggregate Eligible Collateral Obligation Amount and (ii) all Principal Collections on deposit in the Principal Collections Account
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Borrower on the Effective Date, pursuant to an Assignment Agreement or on any Conversion Date in the amount of the total Term Loans as set forth on Annex B, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement; provided that any reduction of a Term Loan shall result in a dollar for dollar reduction of the applicable Term Commitment.
“Term Lender” means each Person that is listed as a “Term Lender” on the signature pages hereto or any Assignment Agreement, any Person that shall have become a party hereto pursuant to this Agreement in respect of a Term Loan, any Person that shall have converted all or a portion of its Revolving Loans into Term Loans pursuant to Section 2.4(c) of this Agreement and, in each case, their respective successors, in each case other than any such Person that ceases to be a party hereto.
“Term Loan” has the meaning assigned to such term in Section 2.1(b).
“Term SOFR” means, for any applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Third Amendment Closing Date” means October 29, 2021.
“Total Net Leverage Ratio” means respect to any Collateral Obligation for any Relevant Test Period either (a) the meaning of “Total Net Leverage Ratio” or any comparable definition set forth in the Underlying Instruments for such Collateral Obligation, or (b) in the case of any Collateral Obligation with respect to which the related Underlying Instruments do not include a definition of “Total Net Leverage Ratio” or comparable definition, the ratio of (i) indebtedness
USActive 55636781.20    -57-

for borrowed money, capitalized lease obligations, purchase money obligations and debt obligations evidenced by promissory notes, or other similar instruments secured by a Lien on the collateral on a pari passu basis (including, without limitation, such Collateral Obligation) of the applicable Obligor as of the date of determination minus the unrestricted cash of such Obligor as of such date to (ii) EBITDA of such Obligor with respect to the applicable Relevant Test Period, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor in accordance with the requirements of the Underlying Instruments.
“Tranche Size” means, in respect of any Collateral Obligation, the aggregate principal amount of all of the borrowing facilities available to the Obligor under the terms of the relevant Underlying Instrument as of the original effective date of the Underlying Instrument. For purposes of determining the Tranche Size in respect of any Collateral Obligation: (1) for Collateral Obligations that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the borrowing facilities available to the Obligor under the facilities evidenced by the relevant Underlying Instrument shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving facilities, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); (2) the respective principal amounts of lines of credit and delayed draws that, in accordance with then-prevailing market practice, trade with any Collateral Obligation shall be aggregated; and (3) the respective principal amount of any borrowing facilities that are, under then prevailing market practice, considered add-on facilities in respect of any Collateral Obligation shall be aggregated with the principal amount of such Collateral Obligation; provided that, in the case of clauses (1), (2) and (3) above, such facilities are pari passu in terms of repayment seniority.
“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent, the Collateral Administrator and Collateral Custodian Fee Letter, each Fee Letter, the Account Control Agreement, the Retention Letter and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered by the Borrower or the Servicer in connection with this Agreement.
“Type 1 Broadly Syndicated Loan” means any Broadly Syndicated Loan that is a not a Type 2 Broadly Syndicated Loan.
“Type 2 Broadly Syndicated Loan” means a Broadly Syndicated Loan that (i) has either (i) a Moody’s Rating below “B3,” (ii) an S&P Rating below “B-” or (iii) a Fitch Rating below “B-”; or (ii) satisfies the definition of Second Lien Loan.
“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
“UK Financial Institution” means any BRRD Undertakings (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct
USActive 55636781.20    -58-

Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolutions Authority” means the Bank of England or any other public administrative authority having responsibilities for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uncommitted Lender” means any Conduit Lender designated as an “Uncommitted Lender” for any Lender Group and any of its assignees.
“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.
“Undrawn Commitment” means, with respect to any Revolving Lender at any time, an amount (which may not be less than zero) equal to (i) such Lender’s Revolving Commitment at such time minus (ii) the aggregate outstanding principal amount of Revolving Loans held by such Revolving Lender at such time.
“Unfunded Exposure Account” means the account designated as the Unfunded Exposure Account in, and which is established and maintained pursuant to, Section 8.1(a).
“Unfunded Exposure Shortfall” has the meaning set forth in Section 8.1(a).
“Unitranche Loan” means a Senior Secured Loan that, as of the related Acquisition Date, (i) is not a Broadly Syndicated Loan, (ii) does not have subordinated debt below the first lien position of at least 20% of the total outstanding debt of the obligor, (iii) has a Total Net Leverage Ratio greater than 5.5x or Effective LTV greater than 60% as of the Relevant Test Period most recently ended prior to the related Acquisition Date; and (iv) has EBITDA of $20,000,000 or greater as of the Relevant Test Period most recently ended prior to the related Acquisition Date.
“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
“Unmatured Servicer Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Servicer Event of Default.
“Unsettled Amount (Buy-Side)” means, as of any date, all amounts due in respect of any Collateral Obligations that the Borrower has entered into a binding commitment to acquire but has not yet settled.
“Unsettled Amount (Sell-Side)” means, as of any date, all amounts due in respect of any Collateral Obligations that the Borrower has entered into a binding commitment to sell but has not yet settled.
USActive 55636781.20    -59-

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.
“USD LIBOR” means the London interbank offered rate for U.S. dollars as determined in accordance with the definition of “LIBOR Rate”.
“U.S. Borrower” means the Borrower that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 17.22.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 4.3(f).
“Valuation Dispute Adjustment Factor” means, with respect to any Collateral Obligation subject to the Valuation Dispute Resolution Process, the amount that equals (i) the valuation of such Collateral Obligation set forth in the relevant valuation report for such Collateral Obligation delivered by the applicable Approved Valuation Provider, determined as of such date, divided by (ii) the Purchase Price as of the Acquisition Date; provided that such amount shall not be greater than 1.0 at any time.
“Valuation Dispute Resolution Process” means, with respect to any Collateral Obligation that is a Middle Market Loan, the following process for determining a revised Advance Rate for such Collateral Obligation after the occurrence of an Evaluation Event with respect to such Collateral Obligation: initially, the Agent shall multiply (1) the Advance Rate in effect immediately prior to the occurrence of such Evaluation Event by (2) the Valuation Dispute Adjustment Factor, and the product thereof shall thereafter be the Advance Rate for such Collateral Obligation; provided that, in the event the Agent does not agree with the value of such Collateral Obligation provided by such Approved Valuation Firm, then the Agent may order within five (5) Business Days and obtain and deliver to Borrower, within twenty one (21) calendar days of the related Evaluation Event, a valuation of the related Middle Market Loan from a different Approved Valuation Provider, and shall multiply (1) the Advance Rate in effect immediately prior to the occurrence of such Evaluation Event by (2) the Valuation Dispute Adjustment Factor, and the product thereof shall thereafter be the Advance Rate for such Collateral Obligation; provided, further, that in no event shall the Borrower be permitted to use the Valuation Dispute Resolution Process for more than three (3) Collateral Obligations that are Middle Market Loans per fiscal quarter.
“Variable Funding Asset” means any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation.
“Warrant Asset” means any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Borrower as an “equity kicker” from the Obligor in connection with a Collateral Obligation.
“Warranty Collateral Obligation” has the meaning set forth in Section 7.11.
USActive 55636781.20    -60-

“Weighted Average Life” means, as of any date of determination and with respect to all Eligible Collateral Obligations included in the Collateral, the number of years following such date obtained by (a) summing the products obtained by multiplying (i) the Average Life at such time of each such Eligible Collateral Obligation by (ii) the Principal Balance of such Collateral Obligation and (b) dividing such sum by the aggregate Principal Balance of all Eligible Collateral Obligations included in the Collateral.
“Weighted Average Spread” means, as of any date, the number expressed as a percentage (rounded up to the fourth decimal place) equal to (a) the Aggregate Funded Spread divided by (b) the sum of (i) aggregate Principal Balance of all Eligible Collateral Obligations included in the Collateral (excluding any interest that has been deferred and capitalized on any Deferrable Collateral Obligation) and (ii) the aggregate Exposure Amount of all Eligible Collateral Obligations included in the Collateral that are Variable Funding Assets.
“Withholding Agent” means the Borrower, the Agent, and the Servicer.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary of any those powers.
“written” or “in writing” (and other variations thereof) means any form of written communication or a communication by means of email or a .pdf or similar format.
Section VII.2Other Definitional Provisions.   Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto.
(b)Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto or thereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.
(c)The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, the term “including” means “including without limitation,” and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.
USActive 55636781.20    -61-

(d)The following terms which are defined in the Uniform Commercial Code in effect in the State of New York on the date hereof are used herein as so defined: Accounts, Certificated Securities, Chattel Paper, Control, Documents, Equipment, Financial Assets, FundsTransfer system, General Intangibles, Indorse and Indorsed, Instruments, Inventory, Investment Property, Proceeds, Securities Accounts, Securities Intermediary, Security Certificates, Security Entitlements, Security Interest and Uncertificated Securities.
(e)For the avoidance of doubt, on each Measurement Date, the Borrower shall cause the Servicer to re-determine the status of each Eligible Collateral Obligation as of such calculation date and to provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and, as a consequence thereof, (A) Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date and (B) Collateral Obligations that were previously excluded from the Aggregate Eligible Collateral Obligation Amount on a prior Measurement Date may, upon receipt of a related Approval Notice, be included in the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.
(f)Unless otherwise specified, each reference in this Agreement or in any other Transaction Document to a Transaction Document shall mean such Transaction Document as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms of the Transaction Documents.
(g)All calculations required to be made hereunder with respect to the Collateral Obligations and the Borrowing Base (including, without limitation, to determine whether an Unmatured Event of Default or Event of Default shall have occurred) shall be made on a trade date basis assuming (and after giving pro forma effect to) (x) all purchases or sales to be entered into on the related settlement date and (y) all Loans requested to be made on such related settlement date plus the balance of all unfunded Loans to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Obligations.
(h)Unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, Borrower and Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to the Agent a written reconciliation between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.
USActive 55636781.20    -62-

ARTICLE VIII

THE FACILITY, LENDING PROCEDURES AND NOTES
Section VIII.1Loans.   On the terms and subject to the conditions set forth in this Agreement, (i) each Revolving Lender hereby agrees to make advances to or on behalf of the Borrower (individually, a “Revolving Loan” and collectively the “Revolving Loans”) and (ii) the Swingline Lender hereby agrees to make Swingline Loans to or on behalf of the Borrower (individually, a “Swingline Loan” and collectively the “Swingline Loans”) from time to time on any date (each such date on which a Loan is made, an “Loan Date”) during the period from the Effective Date to the end of the Revolving Period. The Eligible Currency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders, in each case in accordance with Section 2.2(d). Swingline Loans will only be funded in Dollars.
(b)Each Term Lender hereby agrees to make advances to or on behalf of the Borrower (individually, a “Term Loan” and collectively the “Term Loans”) on the related Funding Date, pursuant to an Assignment Agreement or on any Conversion Date, in each case, in an aggregate principal amount at any one time outstanding up to but not exceeding (i) such Term Lender’s Term Commitment and (ii) as to all Term Lenders, the total Term Commitment at such time. The Eligible Currency Loans shall be made solely by the Multicurrency Lenders and the Dollar Loans shall be made solely by the Dollar Lenders, in each case in accordance with Section 2.2(d).
(c)Under no circumstances shall any Lender make a Revolving Loan or a Swingline Loan if, after giving effect to such Loan and any purchase of Eligible Collateral Obligations in connection therewith, (i)  an Unmatured Event of Default or an Event of Default would exist, (ii)  if immediately after giving effect thereto, a Borrowing Base Deficiency would exist, (iii) the Loans outstanding (using the Applicable Conversion Rate) would exceed the Facility Amount, or (iv) in the case of a Loan denominated in an Eligible Currency other than Dollars, the Foreign Currency Loan Amount would exceed the Foreign Currency Sublimit on such day. Subject to the terms of this Agreement, during the Revolving Period, the Borrower may borrow, reborrow, repay and prepay (subject to the provisions of Section 2.4) one or more Revolving Loans.
Section VIII.2Funding of Loans.   Subject to the satisfaction of the conditions precedent set forth in Section 6.2, the Borrower may request Revolving Loans or Swingline Loans hereunder by giving notice to the Agent, each Lender Agent, the Swingline Lender (in the case of any Swingline Loan), the Collateral Administrator and the Collateral Agent of the proposed Revolving Loan or Swingline Loan (1) at or prior to 11:00 a.m., New York City time, not less than three (3) Business Days prior to the proposed Loan Date in the case of any Revolving Loan denominated in Dollars, (2) at or prior to 11:00 a.m., New York City time, not less than one (1) Business Day prior to the proposed Loan Date in the case of any Swingline Loan and (3) at or prior to 11:00 a.m., New York City time, not less than three (3) Business Days prior to the proposed Loan Date in the case of any Revolving Loan denominated in an Eligible Currency other than Dollars. Such notice (herein called the “Loan Request”) shall be in the form of Exhibit C-1 and shall include (among other things) the proposed Loan Date and amount of such
USActive 55636781.20    -63-

proposed Revolving Loan or Swingline Loan, as applicable, and shall, if applicable, be accompanied by an Asset Approval Request setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Loan Date (if applicable). Following receipt of a Loan Request, the Agent shall promptly distribute to the other parties hereto the allocation of such Revolving Loan or Swingline Loan among the Lenders in accordance with the Lenders’ respective Commitments, and confirm for the avoidance of doubt the funding amount, the funding date, and the wiring instructions to be used for each Lender according to this Section 2.2 (in the case of a Revolving Loan) or Section 2.11 (in the case of a Swingline Loan to be later refunded by Lenders). In the event of any change to the wiring instructions of the Collateral Agent set forth on Schedule 1 to the Loan Request, the Agent shall provide written notice of such change to each Lender Agent at least three (3) Business Days prior to any proposed Loan Date. The amount of any Revolving Loan or Swingline Loan shall at least be equal to the least of (w) 1,000,000 CADs, $1,000,000, 1,000,000 Euros or 1,000,000 GBPs, (x) the (1) Borrowing Base on such day minus (2) the Loans outstanding on such day, (y) with respect to Eligible Currency Loans not denominated in Dollars, the Foreign Currency Sublimit on such day minus the Foreign Currency Loan Amount on such day and (z) the (1) Facility Amount on such day minus (2) the Loans outstanding on such day before giving effect to the requested Loan as of such date. Any Loan Request given by the Borrower pursuant to this Section 2.2, shall be irrevocable and binding on the Borrower; provided that in the event that the Borrower has submitted a Loan Request but fails to borrow, the Borrower shall pay any breakage costs actually incurred by the Lender in connection with such Loan Request. None of the Agent, the Collateral Agent, the Collateral Custodian or the Collateral Administrator shall have any obligation to lend funds hereunder in its capacity as Agent, Collateral Agent, Collateral Custodian or Collateral Administrator, as applicable. Upon the Collateral Agent’s receipt of such funds from the Lenders, the Collateral Agent shall make the proceeds of such requested Revolving Loans or Swingline Loan available to the Borrower by deposit to such account as may be designated by the Borrower (in a written notice received by the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent at least one (1) Business Day prior to such Loan Date) in same day funds no later than 2:00 p.m., New York City time, on such Loan Date.
(b)Committed Lender’s Commitment. Notwithstanding anything contained in this Agreement to the contrary, (i) no Committed Lender shall be obligated to provide its Lender Agent or the Borrower with funds in connection with a Revolving Loan in an amount that would result in the portion of the Revolving Loans then funded by it exceeding its Commitment then in effect and (ii) no Swingline Lender shall be obligated to provide the Borrower with funds in connection with a Swingline Loan in an amount that would result in the portion of the Swingline Loans then funded by it exceeding its Swingline Commitment then in effect. The obligation of the Committed Lender in each Lender Group or the Swingline Lender to remit any Revolving Loan or Swingline Loan, as applicable, shall be several from that of the other Lenders, and the failure of any Committed Lender to so make such amount available to its Lender Agent or the failure of any Swingline Lender to make such amount available to the Borrower shall not relieve any other Committed Lender of its obligation hereunder.
(c)Reserved.
(d)Currency Commitment Provisions.
USActive 55636781.20    -64-

(i)Each Lender hereby agrees that (A) each Eligible Currency Loan shall be funded in its entirety by the Multicurrency Lenders or (B) each Loan funded in Dollars shall be funded in its entirety by the Dollar Lenders or the Multicurrency Lenders, as applicable.
(ii)On each FX Evaluation Date, (A) the Servicer shall calculate the Borrowing Base and deliver such calculation to the Agent and (B) the Agent shall deliver in accordance with Section 17.3 to the Collateral Agent and the Servicer such calculation of the Borrowing Base. If on any date any Lender has provided written notice to the Agent that such Lender requests a reallocation under this Section 2.2(d)(ii) and the Agent and the Borrower shall each agree in their respective sole discretion to such reallocation, the Agent shall deliver, as directed by the Servicer or Lender, as applicable, in accordance with Section 17.3 to each Agent (with a copy to the Collateral Agent) a notice in the form of Exhibit C4 (each, an “FX Reallocation Notice”). Each Lender agrees to comply with the direction provided in the FX Reallocation Notice. Each such purchase and sale of Loans outstanding shall occur on the second Business Day following delivery of the related FX Reallocation Notice (or, if the related FX Reallocation Notice is delivered to any Lender after 4:00 p.m. in the Applicable Time Zone, on the third Business Day following delivery of such FX Reallocation Notice).
(iii)Notwithstanding anything to the contrary herein, at no time shall (x) any Multicurrency Lender have any obligation to fund any Eligible Currency Loan in any currency other than Euros, GBPs, CADs or Dollars or any Eligible Currency Loan in any currency other than the Eligible Currency or (y) any Dollar Lender have any obligation to fund any Loan in an Eligible Currency other than Dollars.
Section VIII.3Notes. The Borrower shall, upon request of any Lender Group or Swingline Lender, on or after such Lender Group or Swingline Lender becomes a party hereto (whether on the Effective Date or by assignment or otherwise), execute and deliver a Note evidencing the Loans of such Lender Group or Swingline Lender. Each such Note shall be payable to the order of the Lender Agent for such Lender Group or to the order of the Swingline Lender, as applicable, in a face amount equal to the applicable Lender Group’s Commitment or the applicable Swingline Commitment as of the Effective Date or the effective date on which such Lender Group becomes a party hereto, as applicable. The Borrower hereby irrevocably authorizes each Lender Agent and the Swingline Lender to make (or cause to be made) appropriate notations on the grid attached to the Notes (or on any continuation of such grid, or at the option of such Lender Agent, in its records), which notations, if made, shall evidence, inter alia, the date of the outstanding principal of the Loans evidenced thereby and each payment of principal thereon. Such notations shall be rebuttably presumptive evidence of the subject matter thereof absent manifest error; provided, that the failure to make any such notations shall not limit or otherwise affect any of the Obligations or any payment thereon.
Section VIII.4Repayment, Prepayments and Conversion.  The Borrower shall repay the Revolving Loans and the Swingline Loans outstanding (i) on each Distribution Date to the extent required to be repaid hereunder and funds are available therefor pursuant to Section 8.3, (ii) in full on the Facility Termination Date and (iii) to cure any Borrowing Base Deficiency pursuant to Section 8.3.
USActive 55636781.20    -65-

(b)Prior to the Facility Termination Date, the Borrower may, from time to time, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Revolving Loan or Swingline Loan using Principal Collections on deposit in the Principal Collection Account or other funds available to the Borrower on such date; provided, that
(i)all such voluntary prepayments shall require prior written notice to the Agent (or the Swingline Lender, in the case of a Swingline Loan) (with a copy to the Collateral Agent, the Collateral Administrator and each Lender Agent) by 11:00 a.m. one (1) Business Day prior to such voluntary prepayment;
(ii)all such voluntary partial prepayments shall be in a minimum amount of 1,000,000 CADs, $1,000,000, 1,000,000 Euros or 1,000,000 GBPs; and
(iii)each prepayment shall be applied on the Business Day received by the Collateral Agent if received by 3:00 p.m., New York City time, on such day by the Collateral Agent as Amount Available constituting Principal Collections pursuant to Section 8.3(a) as if (x) the date of such prepayment were a Distribution Date and (y) such prepayment occurred during the Collection Period to which such Distribution Date relates.
Each such prepayment shall be subject to the payment of any amounts required by Section 2.5(b) as well as any actually-incurred breakage costs (if any) resulting from a prepayment or payment.

(c)Conversion of Revolving Loans to Term Loans.
(i)At any time during the Revolving Period, any Revolving Lender may request (with notice to the Borrower and the Servicer) that any portion (such portion, the “Requested Conversion Portion”) of the outstanding Revolving Loans be converted to a Term Loan equal to such Requested Conversion Portion subject to prior written consent of the Borrower in accordance with Section 2.4(c)(ii).
(ii)If, on a proposed Conversion Date, the Borrower has given its prior written consent to conversion of the Requested Conversion Portion into a Term Loan as of such Conversion Date (which, for the avoidance of doubt, may be withheld by the Borrower in its sole and absolute discretion), then, on such Conversion Date, (A) the outstanding principal amount of the applicable Revolving Lender’s Revolving Loans shall be reduced by the Requested Conversion Portion and the amount of such reduction shall be converted into a Term Loan equal to such Requested Conversion Portion and (B) the Revolving Commitments of such Lender shall be permanently reduced by such Requested Conversion Portion.
(iii)For all purposes hereunder, the Revolving Loans converted on each Conversion Date shall, as of such date, constitute and be referred to and treated for all purposes as a Term Loan hereunder. Any converting Lender and the Borrower shall cooperate to evidence the repayment and cancellation of any related Note evidencing such Lender’s Revolving Loans (or portion thereof) being converted into a Term Loan.
USActive 55636781.20    -66-

(d)Conversion of Term Loans to Revolving Loans. At any time during the Revolving Period, any Term Lender that is an Affiliate of the Agent (or is the Agent itself) may convert (with notice to the Borrower and the Servicer) any portion of a Term Loan to a Revolving Loan.
Section VIII.5Permanent Reduction of Facility Amount.  The Borrower may at any time upon five Business Days’ prior written notice to the Agent, each Lender Agent, the Collateral Agent and the Collateral Administrator (or such shorter period as the Agent may agree), permanently reduce the Facility Amount (i) in whole upon payment in full (in accordance with Section 2.4) of the aggregate outstanding principal amount of all Loans or (ii) subject to Section 2.5(d), in part by any pro rata amount that the Facility Amount exceeds the aggregate outstanding principal amount of all Loans (after giving effect to any concurrent prepayment thereof). In connection with any permanent reduction of the Facility Amount under this Section 2.5(a), the Revolving Commitment of each Revolving Lender shall automatically, and without any further action by any party, be reduced pro rata with all other Revolving Lenders such that the sum of all Revolving Commitments, taken together with the Term Loans, will equal the newly reduced Facility Amount.
(b)The Borrower may upon at least two Business Days’ notice (which notice shall contain a certificate of an authorized officer of the Borrower certifying as to the satisfaction of the requirements set forth in this Section 2.5(b) with respect to such proposed prepayment) to the Agent, prepay all or any portion of the Loans then outstanding by paying to the Collateral Agent for the account of the Lenders the principal amount to be prepaid (from amounts on deposit in the Collection Account constituting Principal Collections) together with accrued interest (including any accrued and unpaid interest amounts) and Commitment Fees, if applicable, thereon to the date of prepayment (from amounts on deposit in the Collection Account constituting Interest Collections); provided that any prepayments of Loans made pursuant to this clause shall (y) be allocated between the Revolving Loans and the Term Loans based on, with respect to principal, the Principal Allocation Formula, and with respect to interest and any other payments on a pro rata basis and (x) result in the reduction and termination, of the Revolving Commitments and Term Commitments on a dollar-for-dollar basis.
(c)Notwithstanding anything to the contrary herein, the Borrower may permanently reduce the Facility Amount at any time, provided that, unless a Prepayment Fee Termination Event has occurred on or prior to the date of such reduction, it shall pay the applicable Prepayment Fee and breakage costs actually incurred by the Lender in connection with such prepayment to the Collateral Agent, for the respective accounts of the Lenders.
(d)In connection with any prepayment or cancellation of Commitments pursuant to this Section 2.5, any Lender that is an Affiliate of the Agent (or is itself the Agent) shall purchase a Term Loan pro rata at par in order to maintain its current percentage of the aggregate amount of the existing Commitments after giving effect to such prepayment or cancellation (such purchases and sales of Term Loans being a “Rebalancing”). In connection with any Rebalancing, each Term Lender shall sell its pro rata portion of such Term Loan to the Lender that is an Affiliate of the Agent (or is itself the Agent). To the extent that such a Rebalancing occurs and notwithstanding anything herein to the contrary, no Prepayment Fees
USActive 55636781.20    -67-

shall be payable to the Term Lender which sold a Term Loan to any Lender that is an Affiliate of the Agent (or is itself the Agent).
Section VIII.6Extension of Revolving Period. The Borrower may, at any time commencing with the date that is six (6) months prior to the last date of the Revolving Period and ending on the date that is immediately prior to the date that is 45 days prior to the last date of the Revolving Period (or, in each case, such other period as the Agent may agree), deliver a written notice to each Lender Agent (with a copy to the Agent, the Collateral Administrator and the Collateral Agent) requesting an extension of the Revolving Period for an additional twelve months (each qualifying request, an “Extension Request”). Each Extension Request shall be deemed to constitute a corresponding request to extend the Facility Termination Date for the same length of time. Each Lender may approve or decline an Extension Request in its sole discretion; provided, that the Lenders shall respond to an Extension Request in writing not later than 30 days following receipt of such Extension Request, and if any Lender does not respond in writing by the end of such 30 day period it shall be deemed to have denied such Extension Request. No request by the Borrower to extend the Revolving Period (and hence the Facility Termination Date) shall be considered an “Extension Request” if such request is conditioned on an amendment to any other provision of the Transaction Documents.
Section VIII.7Change in Advance Rate. The Advance Rate previously assigned by the Agent to any Eligible Collateral Obligation shall not change, except upon the following events:
(A)    during the Revolving Period, if the Diversity Score equals to or is lower than 8 at funding of an Eligible Collateral Obligation and subsequently exceeds 8, as long as (i) the Borrower notifies the Agent of such increase of Diversity Score and (ii) the Borrower notifies the Agent that no Evaluation Event has occurred relating to such Eligible Collateral Obligation, the Advance Rate applicable to such Eligible Collateral Obligation shall be revised upward pursuant to the guidelines set forth in the definition of Advance Rate; or
(B)    if the Diversity Score is higher than 8 at funding of an Eligible Collateral Obligation and subsequently during the Revolving Period decreases to be equal to or lower than 8, upon notice from the Agent to the Borrower, the Agent may revise the Advance Rate applicable to such Eligible Collateral Obligation lower pursuant to the guidelines set forth in the definition of Advance Rate; or
(C)    except as set forth in the foregoing clauses (A) and (B), if no Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Advance Rate for such Eligible Collateral Obligation shall be the Advance Rate assigned to such Eligible Collateral Obligation as of the related Acquisition Date; or
(D)     if an Evaluation Event occurs with respect to an Eligible Collateral Obligation, the Agent shall have the right to adjust the Advance Rate for such Eligible Collateral Obligation in accordance with the following; provided that, after giving effect to any such adjustment, the Advance Rate shall not exceed the Advance Rate applicable to such Eligible Collateral Obligation immediately prior to such Evaluation Event:
(x)    if an Eligible Collateral Obligation is a Broadly Syndicated Loan and an Evaluation Event occurs with respect to such Collateral Obligation, then the Agent may
USActive 55636781.20    -68-

revise the Advance Rate applicable to such Eligible Collateral Obligation to equal the Revised BSL Advance Rate;
(y)     if an Eligible Collateral Obligation is not a Broadly Syndicated Loan and an Evaluation Event set forth in clause (d) or (f) of the definition thereof occurs with respect to such Collateral Obligation, then the Agent may revise the Advance Rate applicable to such Eligible Collateral Obligation to equal the Revised MML Advance Rate;
(z)    if an Eligible Collateral Obligation is not a Broadly Syndicated Loan and an Evaluation Event set forth in clause (a), (b), (c) or (e) of the definition thereof occurs with respect to such Collateral Obligation, then the Agent may adjust the Advance Rate of such Collateral Obligation in its reasonable discretion; provided that, in the case of an Evaluation Event set forth in clause (b), Agent shall consult in good faith with the Borrower prior to effecting any such adjustment of the Advance Rate and such Advance Rate shall be subject to the Valuation Dispute Resolution Process only upon the Borrower’s election to initiate the Valuation Dispute Resolution Process.
Section VIII.8Increase in Facility Amount. The Borrower may, with the prior written consent of the Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) increase the Commitment of the existing Lender Groups (pro rata) with the consent of each such Lender Group, (ii) add additional Lender Groups and/or (iii) increase the Commitment of any Lender Group with the consent of such Lender Group, in each case which shall increase the Facility Amount by the amount of the increased or new Commitment of each such existing or additional Lender Group.
Section VIII.9Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)any payment of principal, interest, fees or other amounts received by the Collateral Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Agent and with written instruction to the Collateral Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent or the Swingline Lender, as applicable, hereunder; second, as the Borrower may request (so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Agent in its sole discretion)), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined (x) by the Agent or the Borrower or (y) by the Swingline Lender and the Borrower in accordance with Section 2.11, to be held in a noninterest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund future Loans under this Agreement or for the refunding of any Swingline Loan, as applicable; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such
USActive 55636781.20    -69-

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default or Unmatured Event of Default exists (except to the extent caused by such Defaulting Lender, as determined by the Agent in its sole discretion), to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all nonDefaulting Lenders or Swingline Lender, as applicable, on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.9 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(ii)during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each nonDefaulting Lender to acquire, refinance or fund participations in Swingline Loans pursuant to Section 2.11, the “Pro Rata Share” of each nonDefaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that, each such reallocation shall be given effect only if the aggregate obligation of each nonDefaulting Lender to acquire, refinance or fund participations in Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that nonDefaulting Lender minus (B) the aggregate outstanding principal amount of the Loans of that Lender;
(iii)promptly on demand by the Swingline Lender or the Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to clause (ii) above); and
(iv)for any period during which such Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to receive any Daily Commitment Fee for any period during which that Lender is a Defaulting Lender (and under no circumstance shall Borrower retroactively be or become required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).
(b)If the Agent, the Swingline Lender and the Borrower determine in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of Loans outstanding of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise
USActive 55636781.20    -70-

expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section VIII.10Facility Termination Date. Each outstanding Loan shall be paid in full by the Borrower on the Facility Termination Date.
Section VIII.11Refunding of Swingline Loans.
(a)Each Swingline Loan shall be refunded by the Lenders on the third Business Day following receipt by the Lenders of written notice from Swingline Lender of such Swingline Loan (each such date, a “Swingline Refund Date”). Such refundings shall be made by the Lenders in accordance with their respective Pro Rata Shares and shall thereafter be reflected as Loans by the Lenders on the books and records of the Agent. Each Lender shall fund its respective Pro Rata Share of Loans as required to repay Swingline Loans outstanding to the Swingline Lender no later than 12:00 p.m. on the applicable Swingline Refund Date.
(b)The Borrower shall pay to the Swingline Lender, on the third Business Day after written notice from Swingline Lender that any Lender did not fund its Pro Rata Share of a Swingline Loan on the applicable Swingline Refund Date, the amount of any outstanding Swingline Loan to the extent amounts received by the Swingline Lender from the Lenders are not sufficient to repay in full such Swingline Loans.
(c)Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 3.2. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, an Insolvency Event relating to the Borrower shall have occurred, each Lender will, on the date the applicable Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro Rata Share of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).
(d)Notwithstanding anything to the contrary contained in this Section 2.11, the Swingline Lender shall not be obligated to make any portion of a Swingline Loan attributable to any Defaulting Lender, unless the Swingline Lender has entered into arrangements (which may include the delivery of cash collateral) with the Borrower or such Defaulting Lender which are satisfactory to the Swingline Lender to eliminate the Swingline
USActive 55636781.20    -71-

Lender’s Fronting Exposure (after giving effect to Section 2.9(a)(ii)) with respect to any such Defaulting Lender.
Section VIII.12Borrowing and Repaying GBP Loans. Anything to the contrary in this Agreement notwithstanding:
(a)Business Days. With respect to any GBP Loans,
(i)    If any period is expressed to accrue by reference to a month or any number of months then, in respect of the last month of that period: (x) subject to paragraph (z) below, if the numerically corresponding day is not a GBP Business Day, that period shall end on the next GBP Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding GBP Business Day; (y) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last GBP Business Day in that calendar month; and (z) if such period begins on the last GBP Business Day of a calendar month, that period shall end on the last GBP Business Day in the calendar month in which that period is to end.
(ii)    Borrowings of GBP Loans may only be made on GBP Business Days.
(iii)    Prepayments of GBP Loans (whether voluntary or otherwise) may only be made on GBP Business Days.
(b)Interest Calculations. Interest calculated by reference to SONIA shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Calculations by the Agent of Daily Simple SONIA shall be conclusive absent manifest error.
(c)Notices. The Borrower shall give the Agent at least five GBP Business Days’ notice of (i) any borrowing of any GBP Loans, and (ii) any prepayment of any GBP Loans.
ARTICLE IX

INTEREST, ETC.
Section IX.1Interest.   The Borrower hereby promises to pay, on the dates specified in Section 3.2, Interest on the unpaid principal amount of each Loan (or each portion thereof) for the period commencing on the applicable Loan Date until such Loan is paid in full. No provision of this Agreement or the Notes shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law.
Section IX.2Interest Distribution Dates. Interest accrued on each Loan (including any previously accrued and unpaid Interest) shall be payable, without duplication:
(a)on the Facility Termination Date;
USActive 55636781.20    -72-

(b)on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; and
(c)on each Distribution Date.
Section IX.3Interest Calculation. Each Loan or Note shall bear interest on each day during each Accrual Period at a rate per annum equal to the product of (a) the Interest Rate for such Accrual Period multiplied by (b) the outstanding Loans attributable to such Loan or Note on such day. All Interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such Interest is payable over a year comprised of (x) with respect to Dollar Loans and Euro Loans, 360 days (other than Interest accruing by the reference rate set forth in clause (a) of the definition of Alternate Base Rate, which shall be computed over a year comprised of 365/366 days) and (y) with respect to GBP Loans and CAD Loans 365 days.
Section IX.4Computation of Interest, Fees, Etc. Each Lender Agent (on behalf of its respective Lender Group and the Agent shall determine the applicable Interest and all fees to be paid by the Borrower on each Distribution Date for the related Accrual Period and shall advise the Collateral Agent and the Collateral Administrator thereof in writing no later than the Determination Date immediately prior to such Distribution Date. Such reporting may also include an accounting of any amounts due and payable pursuant to Sections 4.3 and 5.1 as well as any actually-incurred breakage costs that have not already been reimbursed to the applicable Lender. For the avoidance of doubt the Collateral Agent, Collateral Administrator and Collateral Custodian shall have no responsibility to calculate or determine any Interest or fees to be paid by the Borrower.
Section IX.5Interest on GBP Loans. Anything to the contrary in this Agreement notwithstanding:
(a)Interest Rate. Subject to the other provisions of the Repricing Amendment,
    (i)    from and after the GBP Repricing Date, each GBP Loan made prior to the date of the Repricing Amendment, and
    (ii)    each GBP Loan made on or after the date of the Repricing Amendment, shall bear the interest at a rate per annum equal to the sum of Daily Simple SONIA plus the Applicable Margin for GBP Loans.
(b)SONIA Unavailability Period. During any SONIA Unavailability Period,
    (i)    the Borrower may revoke any request for a GBP Loan, and
    (ii)    such Loan shall bear interest at a rate per annum equal to the Bank of England Rate plus the Applicable Margin;
USActive 55636781.20    -73-

provided that if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Bank of England Rate cannot be determined, any outstanding GBP Loans shall, at the Borrower’s election, either be converted into Alternate Base Rate Loans denominated in Dollars (converted into Dollars at the Applicable Conversion Rate), or be prepaid immediately.
ARTICLE X

PAYMENTS; TAXES
Section X.1Making of Payments. Subject to, and in accordance with, the provisions hereof, all payments of principal of or Interest on the Loans and other amounts due to the Lenders shall be made pursuant to Section 8.3(a) by no later than 3:00 p.m., in the Applicable Time Zone, on the day when due in the applicable Eligible Currency in immediately available funds. Payments received by any Lender or Lender Agent after 3:00 p.m., in the Applicable Time Zone, on any day will be deemed to have been received by such Lender or Lender Agent on its next following Business Day. All amounts owing and payable to the Lenders (and by the Lenders) under this Agreement and the other Transaction Documents may be paid by remitting such amounts to the Agent, who shall remit such amounts to the Lenders or Borrower, as applicable. Payments in reduction of the principal amount of the Loans shall be allocated and applied to Lenders pro rata based on their respective portions of such Loans, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with such Lender Agent and the Borrower. Payments of Interest shall be allocated and applied to Lenders pro rata based upon the respective amounts of interest and fees due and payable to them.
Section X.2Due Date Extension. If any payment of principal or Interest with respect to any Loan falls due on a day which is not a Business Day, then such due date shall be extended to the next following Business Day, and additional Interest shall accrue and be payable for the period of such extension at the rate applicable to such Loan.
Section X.3Taxes.   Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Official Body in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
USActive 55636781.20    -74-

(c)Indemnification by the Borrower. The Borrower shall jointly and severally indemnify each Recipient, and its direct and indirect beneficial owners, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.3) payable or paid by such Recipient or such beneficial owners or required to be withheld or deducted from a payment to such Recipient or such beneficial owners and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent and each Lender Agent), or by the Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.
(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.5 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 4.3(d).
(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to an Official Body pursuant to this Section 4.3, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.3(f)(ii)(A),
USActive 55636781.20    -75-

Section 4.3(f)(ii)(B) and Section 4.3(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, if the Borrower is a U.S. Borrower:
(A)any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W8BEN-E a U.S. Tax
USActive 55636781.20    -76-

Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.3(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section 4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such
USActive 55636781.20    -77-

indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.3(g) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 4.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)Survival. Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.
ARTICLE XI

INCREASED COSTS, ETC.
Section XI.1Increased Costs, Capital Adequacy.  If, due to either (i) the introduction of or any change following the date hereof (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application arising following the date hereof of any Applicable Law, in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Official Body (whether or not having the force of law), (A) there shall be any increase in the cost to the Agent, any Lender Agent, any Lender, successor or assign thereof (each of which shall be an “Affected Person”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Person hereunder), as the case may be, (B) there shall be any reduction in the amount of any sum received or receivable by an Affected Person under this Agreement or under any other Transaction Document, or (C) any Recipient is subject to any Taxes (other than (1) Indemnified Taxes and (2) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then, in each case, the Borrower shall, from time to time, after written demand by the Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Person, pay to the Agent, on behalf of such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs or reduced payments within thirty (30) days after such demand; provided, that the amounts payable under this Section 5.1 shall be without duplication of amounts payable under Section 4.3.
(b)If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application arising following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Person with any law, guideline, rule, regulation, directive or request following the date hereof,
USActive 55636781.20    -78-

from any central bank, any Official Body or agency, including, without limitation, compliance by an Affected Person with any request or directive regarding capital adequacy or liquidity coverage, has or would have the effect of reducing the rate of return on the capital of any Affected Person, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Person could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Person with respect to capital adequacy and liquidity coverage), by an amount deemed by such Affected Person to be material, then, from time to time, after demand by such Affected Person (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Agent on behalf of such Affected Person such additional amounts as will compensate such Affected Person for such reduction.
(c)If an Affected Person shall at any time (without regard to whether any Basel III Regulations or Dodd-Frank Regulations are then in effect) suffer or incur (i) any explicit or implicit charge, assessment, cost or expense by reason of the amount or type of assets, capital or supply of funding such Affected Person or any of its Affiliates is required or expected to maintain in connection with the transactions contemplated herein, without regard to (A) whether such charge, assessment, cost or expense is imposed or recognized internally, externally or inter-company or (B) whether it is determined in reference to a reduction in the rate of return on such Affected Person’s or Affiliate’s assets or capital, an inherent cost of the establishment or maintenance of a reserve of stable funding, a reduction in the amount of any sum received or receivable by such Affected Person or its Affiliates or otherwise, or (ii) any other imputed cost or expense arising by reason of the actual or anticipated compliance by such Affected Person or any of its Affiliates with the Basel III Regulations or Dodd-Frank Regulations, then, upon demand by or on behalf of such Affected Person through the Agent, the Borrower shall pay to the Agent, for the benefit of such Affected Person, such amount as will, in the determination of such Affected Person, compensate such Affected Person therefor. A certificate of the applicable Affected Person setting forth the amount or amounts necessary to compensate the Affected Person under this Section 5.1(c) shall be delivered to the Borrower and shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained herein, all requests, rules, guidelines, requirements and directives promulgated in connection with the Securitization Regulation shall, in each case, be deemed to be a change or adoption of any law, rule or regulation for purposes of this Section 5.1(c), regardless of the date enacted, adopted, issued or implemented.
(d)In determining any amount provided for in this Section 5.1, the Affected Person may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Person making a claim under this Section 5.1, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error.
USActive 55636781.20    -79-

ARTICLE XII

CONDITIONS TO LOANS
Section XII.1Effectiveness. This Agreement shall become effective on the first day (the “Effective Date”) on which the Agent, on behalf of the Lenders, shall have received the following documents and each of the other conditions listed below is satisfied, each in form and substance reasonably satisfactory to the Agent:
(a)Transaction Documents. This Agreement and each other Transaction Document, in each case duly executed by each party thereto;
(b)Notes. For each Lender Group that has requested the same, a Note duly completed and executed by the Borrower and payable to the Lender Agent for such Lender Group;
(c)Establishment of Account. Evidence that each Account has been established;
(d)Resolutions. Certified copies of the resolutions of the board of managers (or similar items) of the Borrower and the Servicer approving the Transaction Documents to be delivered by it hereunder and the transactions contemplated hereby, certified by its secretary or assistant secretary;
(e)Organization Documents. The certificate of formation (or similar organization document) of each of the Borrower and the Servicer certified by the Secretary of State of its jurisdiction of organization; and a certified, executed copy of the Borrower’s and the Servicer’s organizational documents;
(f)Good Standing Certificates. Good standing certificates for each of the Borrower and the Servicer issued by the applicable Official Body of its jurisdiction of organization;
(g)Incumbency. A certificate of the secretary or assistant secretary of the Equityholder certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it;
(h)Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder, shall have been submitted for filing;
(i)Opinions. Legal opinions of Dechert LLP counsel for the Borrower and the Servicer, and Alston & Bird LLP, counsel for the Collateral Agent, Collateral Custodian and the Collateral Administrator, each in form and substance reasonably satisfactory to the Agent covering such matters as the Agent may reasonably request;
USActive 55636781.20    -80-

(j)No Facility Termination Event, etc. Each of the Transaction Documents is in full force and effect and no Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the execution and delivery of the Transaction Documents and the borrowing of Loans hereunder on the Effective Date (if any);
(k)Liens. The Agent shall have received (i) the results of a recent search by a Person satisfactory to the Agent, of the UCC, judgment, security interest and tax lien filings which may have been filed with respect to personal property of the Borrower, and bankruptcy and pending lawsuits with respect to the Borrower and the results of such search shall be satisfactory to the Agent and (ii) filed UCC termination statements, if any, necessary to release all security interests and other rights of any Person in any Collateral previously granted by the Borrower and any executed payoff letters reasonably requested by the Agent;
(l)Payment of Fees. The Agent shall have received evidence, to its sole satisfaction, that all Fees due to the Lenders, the Collateral Agent, the Collateral Administrator and the Collateral Custodian on the Effective Date have been paid in full;
(m)No Material Adverse Effect. As of the Effective Date, no Material Adverse Effect shall have occurred and no litigation shall have commenced which would reasonably be expected to have a Material Adverse Effect;
(n)Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, if the Borrower or Servicer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such party shall be delivered;
(o)KYC Information. The Borrower shall have provided to each Lender Agent, the Collateral Custodian and the Collateral Agent any documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations including the PATRIOT Act;
(p)Foreign Currency Funding. (i) With respect to any Eligible Collateral Obligation purchased with Loans on the Effective Date, such Loan shall be denominated in the same Eligible Currency as such Collateral Obligation and (ii) with respect to any Eligible Collateral Obligations, clause (f) of the definition of Excess Concentration must be satisfied; and
(q)Other. Such other approvals, documents, opinions, certificates and reports as the Agent may reasonably request.
Section XII.2Loans and Reinvestments. The making of any Loan (including the initial Loan hereunder) and any Reinvestment are all subject to the condition that the Effective Date shall have occurred and to the following further conditions precedent that:
(a)No Event of Default, Etc. Each of the Transaction Documents shall be in full force and effect (unless terminated in accordance with their terms) and (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing (other than any Reinvestment being effected in connection with the cure of any Borrowing Base Deficiency
USActive 55636781.20    -81-

pursuant to Section 8.1(e)) or will result from the making of such Loan or Reinvestment, (ii) no Servicer Event of Default or Unmatured Servicer Event of Default shall have occurred and be continuing or will result from the making of such Loan or Reinvestment, (iii) the representations and warranties of the Borrower and Servicer contained herein and of the Borrower and the Servicer in the other Transaction Documents shall be true and correct in all material respects as of the related Funding Date (or if such representations and warranties specifically refer to an earlier date, such earlier date), with the same effect as though made on the date of (and after giving effect to) such Loan or Reinvestment, and (iv) after giving effect to such Loan or Reinvestment (and any purchase of Eligible Collateral Obligations in connection therewith), no Borrowing Base Deficiency shall have occurred;
(b)Requests. (i) In connection with the funding of any Revolving Loan pursuant to Section 2.2(a), the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received the Loan Request for such Revolving Loan in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith, (ii) in connection with the funding of any Swingline Loan pursuant to Section 2.2(a), the Collateral Agent, the Collateral Administrator, the Swingline Lender and the Agent shall have received the Loan Request for such Swingline Loan in accordance with Section 2.2(a), together with all items required to be delivered in connection therewith and (iii) in connection with any Reinvestment, the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received the Reinvestment Request for such reinvestment in accordance with Section 8.3(b), together with all items required to be delivered in connection therewith;
(c)Revolving Period. The Revolving Period shall not have ended;
(d)Reserved;
(e)Borrowing Base Confirmation; Collateral Quality Tests. The Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent shall have received an Officer’s Certificate of the Borrower or the Servicer (which may be included as part of the Loan Request or Reinvestment Request) computed as of the date of such request and after giving effect thereto and to the purchase by the Borrower of the Collateral Obligations to be purchased by it on such date (if any), demonstrating that (i) the aggregate principal amount of all outstanding Loans shall not exceed the Borrowing Base and there is no Borrowing Base Deficiency, calculated as of the Funding Date as if the Collateral Obligations purchased by the Borrower on such Funding Date were owned by the Borrower and (ii) each Collateral Quality Test is satisfied or, if not satisfied, is maintained or improved;
(f)Reserved;
(g)Hedging Agreements. The Agent shall have received evidence, in form and substance satisfactory to the Required Lenders, that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 10.6;
(h)Agent Approval. In connection with the acquisition of any Collateral Obligation by the Borrower (other than a Non-Approval Collateral Obligation), the Borrower shall have received a copy of an Approval Notice with respect to such Collateral Obligation;
USActive 55636781.20    -82-

(i)Permitted Use. The proceeds of any Loan will be used solely by the Borrower for general corporate purposes consistent with the terms hereof, which, for the avoidance of doubt, include dividends and distributions to the Equityholder permitted pursuant to Section 10.16, or to acquire Collateral Obligations as identified on the applicable Asset Approval Request or to satisfy any unfunded commitments in connection with any Variable Funding Asset;
(j)Reserved;
(k)Borrower’s Certification. The Borrower shall have delivered to the Collateral Agent, the Collateral Administrator, each Lender Agent, the Swingline Lender (in the case of any Swingline Loan) and the Agent an Officer’s Certificate (which may be included as part of the Loan Request or Reinvestment Request) dated the date of such requested Revolving Loan, Swingline Loan or Reinvestment certifying that the conditions described in Sections 6.2(a) through (i) have been satisfied;
(l)Reserved;
(m)Foreign Currency Funding. (i) With respect to Eligible Collateral Obligations purchased with Loans, such Loan shall be denominated in the same Eligible Currency as such Collateral Obligation, (ii) with respect to Eligible Collateral Obligations purchased with available Principal Collections, such Principal Collections shall be denominated in the same Eligible Currency as the Collateral Obligation acquired in connection with such reinvestment and (iii) with respect to any Eligible Collateral Obligations, clause (f) of the definition of Excess Concentration must be satisfied; provided that, subject to the above, (a) the Borrower may request a Loan in Dollars solely to repay any Loan in an Eligible Currency other than Dollars, to the extent the Foreign Currency Loan Amount would not exceed the Foreign Currency Sublimit on such day, within two (2) Business Days of receipt of such Loan in Dollars, and shall instruct the Collateral Agent to convert such Loan into such Eligible Currency, and (b) the Borrower may convert amounts on deposit into the Collection Accounts into any other Eligible Currency at any time, in each case using the Applicable Conversion Rate if, prior to and after giving effect to such conversion or exchange, the Borrower is in compliance with the Borrowing Base.
Section XII.3Transfer of Collateral Obligations and Permitted Investments.   The Collateral Custodian shall hold all Certificated Securities (whether Collateral Obligations or Permitted Investments) and Instruments in physical form at the Corporate Trust Office.
(b)On the Effective Date (with respect to each Collateral Obligation and Permitted Investment owned by the Borrower on such date) and each time that the Borrower shall (or shall cause the Servicer to) direct or cause the acquisition of any Collateral Obligation or Permitted Investment, the Borrower shall (or shall cause the Servicer to), if such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation has not already been delivered to the Collateral Custodian in accordance with the requirements set forth in the definition of “Collateral Obligation File”, cause the delivery of such Permitted Investment or, in the case of a Collateral Obligation, the related promissory note or assignment documentation in accordance with the requirements set forth in the definition of
USActive 55636781.20    -83-

“Collateral Obligation File” to the Collateral Custodian to be credited by the Collateral Custodian to the Principal Collection Account in accordance with the terms of this Agreement.
(c)The Borrower shall (or shall cause the Servicer to) cause all Collateral Obligations or Permitted Investments acquired by the Borrower to be transferred to the Collateral Custodian for credit by it to the Principal Collection Account, and shall cause all Collateral Obligations and Permitted Investments acquired by the Borrower to be delivered to the Collateral Custodian by one of the following means (and shall take any and all other actions necessary to create and perfect in favor of the Collateral Agent a valid security interest in each Collateral Obligation and Permitted Investment, which security interest shall be senior (subject to Permitted Liens) to that of any other creditor of the Borrower (whether now existing or hereafter acquired):
(i)in the case of an Instrument or a Certificated Security in registered form by having it Indorsed to the Collateral Custodian or in blank by an effective Indorsement or registered in the name of the Collateral Custodian and by (A) delivering such Instrument or Security Certificate to the Collateral Custodian at the Corporate Trust Office and (B) causing the Collateral Custodian to maintain (on behalf of the Collateral Agent for the benefit of the Secured Parties) continuous possession of such Instrument or Certificated Security at the Corporate Trust Office;
(ii)in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and causing such registration to remain effective; or (B) by causing such Uncertificated Security to be credited to a Securities Account for which the Collateral Custodian is a Securities Intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account;
(iii)in the case of any Security Entitlement, by causing each such Security Entitlement to be credited to the Account in the name of the Borrower; and
(iv)in the case of General Intangibles (including any Collateral Obligation or Permitted Investment not evidenced by an Instrument) by filing, maintaining and continuing the effectiveness of, a financing statement naming the Borrower as debtor and the Collateral Agent as secured party and describing the Collateral Obligation or Permitted Investment (or a description of “all assets” of the Borrower) as the collateral at the filing office of the Secretary of State of the State of Delaware.
ARTICLE XIII

ADMINISTRATION AND MANAGEMENT OF COLLATERAL OBLIGATIONS
Section XIII.1Retention and Termination of the Servicer. The servicing, administering and collection of the Collateral Obligations shall be conducted by the Person designated as Servicer from time to time in accordance with this Section 7.1. Subject to early termination due to the occurrence of a Servicer Event of Default or as otherwise provided below in this Article VII, in each case subject to Section 13.3(b), the Borrower hereby designates the
USActive 55636781.20    -84-

Equityholder, and the Equityholder hereby agrees to serve, as Servicer until the termination of this Agreement. For the avoidance of doubt, the Servicer is not a Lender Agent of the Agent, any Lender Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian or any Lender.
Section XIII.2Resignation and Removal of the Servicer; Appointment of Successor Servicer.   If a Servicer Event of Default shall occur and be continuing, then, subject to Section 13.3(b), the Agent by written notice given to the Servicer, may terminate all of the rights and obligations of the Servicer and appoint a successor pursuant to the terms hereof. In addition, if the Servicer is terminated upon the occurrence of a Servicer Event of Default, the Servicer shall, if so requested by the Agent, acting at the direction of the Required Lenders, deliver to any successor Servicer copies of its Records within five (5) Business Days after demand therefor and a computer tape (or any other means of electronic transmission acceptable to such successor Servicer) containing as of the close of business on the date of demand all of the data maintained by the Servicer in computer format in connection with servicing the Collateral Obligations.
(b)The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer.
(c)Any Person (i) into which the Servicer may be merged or consolidated in accordance with the terms of this Agreement, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) acquiring by conveyance, transfer or lease substantially all of the assets of the Servicer, or (iv) succeeding to the business of the Servicer in any of the foregoing cases, shall execute an agreement of assumption to perform every obligation of the Servicer under this Agreement and, whether or not such assumption agreement is executed, shall be the successor to the Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding. In addition to the foregoing and notwithstanding anything else to the contrary contained in this Agreement, the Servicer may (in its sole discretion) upon prior written notice to the Agent, at any time and without the consent of any Person, assign all or a portion of its rights and obligations under this Agreement or delegate its rights or responsibilities under this Agreement to any Affiliate of Blackstone Private Credit Fund; provided that (i) such Affiliate has the ability to professionally and competently perform duties similar to those imposed upon the Servicer hereunder and otherwise qualifies as an Eligible Successor, (ii) such Affiliate is legally qualified to and has the capacity to act as Servicer hereunder and (iii) immediately after the assignment or delegation, such Affiliate employs or otherwise retains the services of principal personnel performing the duties required under this Agreement who are the same individuals who would have performed such duties had the assignment or delegation not occurred.
(d)Subject to the last sentence of this Section 7.2(d), until a successor Servicer has commenced servicing activities in the place of Blackstone Private Credit Fund, Blackstone Private Credit Fund shall continue to perform the obligations of the Servicer hereunder. On and after the termination of the Servicer pursuant to this Section 7.2, the successor Servicer appointed by the Agent shall be the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for in this Agreement and shall be subject to all the rights, responsibilities, restrictions, duties, liabilities
USActive 55636781.20    -85-

and termination provisions relating thereto placed on the Servicer by the terms and provisions of this Agreement. The Servicer agrees to cooperate and use reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral Obligations, including the transfer to any successor Servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Collateral Obligations and the delivery to any successor Servicer in an orderly and timely fashion of all files and records in its possession or reasonably obtainable by it with respect to the Collateral Obligations containing all information necessary to enable the successor Servicer to service the Collateral Obligations. Notwithstanding anything contained herein to the contrary (except Section 7.2(c)) and to the extent permitted by Applicable Law without causing the Servicer to have liability, the termination of the Servicer shall not become effective until an entity acceptable to the Agent in its sole discretion shall have assumed the responsibilities and obligations of the Servicer.
(e)At any time, the Agent or any Lender may irrevocably waive any rights granted to such party under Section 7.2(a). Any such waiver shall be in writing and executed by such party that is waiving its rights hereunder. A copy of such waiver shall be promptly delivered by the waiving party to the Servicer and the Agent.
Section XIII.3Duties of the Servicer. The Servicer shall manage, service, administer and make collections on the Collateral Obligations and perform the other actions required to be taken by the Servicer in accordance with the terms and provisions of this Agreement and the Servicing Standard.
(a)The Servicer shall take or cause to be taken all such actions, as may be reasonably necessary or advisable to attempt to recover Collections from time to time, all in accordance with (i) Applicable Law, (ii) the applicable Collateral Obligation and its Underlying Instruments and (iii) the Servicing Standard. The Borrower hereby appoints the Servicer, from time to time designated pursuant to Section 7.1, as agent for itself and in its name to enforce and administer its rights and interests in the Collections and the related Collateral Obligations.
(b)The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall (i) instruct all Obligors (and related agents) to deposit Collections directly into the Collection Account, (ii) deposit all Collections received directly by it into the Collection Account within one (1) Business Day of receipt thereof and (iii) cause the Equityholder and each Lender Agent that is Affiliated with it to deposit all Collections received directly by the Equityholder or Affiliate into the Collection Account within one (1) Business Day of receipt thereof. The Servicer shall identify all Collections as either Principal Collections or Interest Collections, as applicable. The Servicer shall make such deposits or payments by electronic funds transfer through the Automated Clearing House system, or by wire transfer.
(c)The Servicer shall maintain for the Borrower and the Secured Parties in accordance with their respective interests all Records that evidence or relate to the Collections not previously delivered to the Collateral Agent and shall, as soon as reasonably practicable upon demand of the Agent, make available, or, upon the Agent’s demand following the occurrence and
USActive 55636781.20    -86-

during the continuation of a Servicer Event of Default, deliver to the Agent copies of all Records in its possession which evidence or relate to the Collections.
(d)The Servicer shall, as soon as practicable following receipt thereof, turn over to the applicable Person any cash collections or other cash proceeds received with respect to each Collateral Obligation that do not constitute Collections or were paid in connection with a Retained Interest.
(e)On each Measurement Date, the Servicer (on behalf of the Borrower) shall re-determine the status of each Eligible Collateral Obligation as of such date and provide notice of any change in the status of any Eligible Collateral Obligation to the Collateral Administrator and, as a consequence thereof, Collateral Obligations that were previously Eligible Collateral Obligations on a prior Measurement Date may be excluded from the Aggregate Eligible Collateral Obligation Amount on such Measurement Date.
(f)The Servicer may, with the prior written consent of the Agent, execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneys in fact; provided that, it shall remain liable for all such duties as if it performed such duties itself.
Section XIII.4Representations and Warranties of the Servicer. The Servicer represents and warrants to the Agent and Lenders as of the Effective Date and each Funding Date as to itself:
(a)Organization and Good Standing. It (i) has been duly organized, and is validly existing as a statutory trust under the laws of its jurisdiction of organization and (ii) has all requisite statutory trust power and authority to own or lease its properties and conduct its business as such business is presently conducted.
(b)Due Qualification. It (i) is in good standing as a statutory trust under the laws of its jurisdiction of organization, (ii) duly qualified to do business in its jurisdiction of organization and (iii) has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified or obtain such qualifications, licenses or approvals would not reasonably be expected to have a Material Adverse Effect.
(c)Power and Authority. It (i) has all necessary limited statutory trust power and authority to (a) execute and deliver each Transaction Document to which it is a party, and (b) perform its obligations under the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary limited partnership action, the execution, delivery and performance of each Transaction Document to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.
(d)Binding Obligations. Each Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by
USActive 55636781.20    -87-

Insolvency Events and general principles of equity (whether considered in a suit at law or in equity).
(e)No Violation. The execution, delivery and performance of each Transaction Document to which it is a party and the fulfillment of the terms thereof will not (i) violate any governing documents of the Servicer, (ii) violate any Applicable Law or (iii) violate any Contractual Obligation of the Servicer, except where such violation of Applicable Law or Contractual Obligation would not reasonably be expected to have a Material Adverse Effect.
(f)No Proceedings. There is no litigation, proceeding or investigation filed or pending against the Servicer before any Official Body (i) asserting the invalidity of any Transaction Documents to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which the Servicer is a party or (iii) that would reasonably be expected to have a Material Adverse Effect.
(g)No Consents. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Official Body (if any) required for the due execution, delivery and performance by the Servicer of each Transaction Document to which the Servicer is a party have been obtained or made.
(h)Compliance with Law. The Servicer is in compliance with all Applicable Law to which it is subject, except such non-compliance as would not reasonably be expected to have a Material Adverse Effect.
(i)Reports Accurate. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Agent or any Lender in connection with this Agreement (other than projections, pro forma financial information forward looking information, general economic data or industry information and, with respect to information prepared by the Servicer or an Affiliate or agent thereof for internal use or consideration, statements as to, or the failure to make a statement as to, the value of, collectibility of, prospects of or potential risks or benefits associated with such loan or the related Obligor) provided or prepared by the Borrower, the Servicer or the Equityholder, are, as of their respective delivery dates, (or in the case of reports, financial statements or similar information or records, the stated date thereof), true, complete and correct in all material respects; provided that, to the extent any such information was furnished by an Obligor or any other third party, such information is true, correct and complete in all material respects to the actual knowledge of a Responsible Officer of the Servicer as of the date provided, in each case, after giving effect to all written updates provided by the Borrower, the Servicer or the Equityholder or on its behalf to the Agent or any Lender.
(j)Financial Statements. The Equityholder has delivered to each Lender complete and correct copies of (A) the audited consolidated financial statements of the Equityholder for the most recent fiscal year for which such audited financial statements are required to be delivered under Section 7.5(i), and (B) the unaudited consolidated financial statements of the Equityholder for the most recently fiscal quarter for which such unaudited
USActive 55636781.20    -88-

financial statements are required to be delivered under Section 7.5(ii). Such financial statements fairly present the financial condition of the Equityholder as of the respective dates thereof and the results of operations for the periods covered thereby, each in accordance with Appropriate Accounting Principles, subject to normal yearend audit adjustments and the absence of footnotes. There has been no material adverse change in the business, operations, financial condition, properties or assets of the Equityholder since the most recent Determination Date with respect to the most recently delivered financial statements under this clause (j).
(k)Eligibility of Collateral Obligations. All Collateral Obligations included as Eligible Collateral Obligations in the most recent calculation of any Borrowing Base required to be determined hereunder were Eligible Collateral Obligations as of the date of such calculation.
(l)Collections. The Servicer acknowledges that all Collections received by it or its Affiliates (other than any Excluded Amount) are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account.
(m)Solvency. The transactions under the Transaction Documents to which the Servicer is a party do not and will not render the Servicer and its Subsidiaries, taken as a whole, not Solvent.
(n)Reserved.
(o)No Injunctions. No injunction, writ, restraining order or other order of any nature materially adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
(p)Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.
(q)Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.  The Servicer represents and warrants that neither it nor any of its Affiliates, directors or officers, nor any of its or its Affiliates’ employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws.
(r)
(s)Compliance with Sanctions.  The Servicer represents and warrants that (a) neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.
Section XIII.5Covenants Relating to the Servicer. Until the date on or after the Facility Termination Date on which the Loans shall have been repaid in full, all Interest shall have been
USActive 55636781.20    -89-

paid, and no other Obligations (other than contingent Obligations for which no claim has been made) shall be owing to the Secured Parties under this Agreement:
(a)Compliance with Agreements and Applicable Law. The Servicer will comply with all Applicable Law, including those with respect to the performance of its obligations under this Agreement and the other Transaction Documents, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect.
(b)Preservation of Company Existence. The Servicer will (i) preserve and maintain its company existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) qualify and remain qualified in good standing as a statutory trust in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.
(c)Books and Records. (i) The Servicer will keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with Appropriate Accounting Principles, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Obligations and (ii) the Servicer will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Collateral indicating that the loans are owned by any Borrower subject to the Lien of the Collateral Agent for the benefit of the Secured Parties hereunder.
(d)Other. The Servicer will promptly furnish to the Borrower and the Agent, which the Agent will then furnish or cause to be furnished to the Lenders, such other information, documents, records or reports respecting the Collateral or the operations of the Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Collateral Agent or the Secured Parties under or as contemplated by this Agreement, in each case, to the extent such information, documents, records or reports (i) have been prepared or received by the Servicer or (ii) will be prepared or received in the ordinary course of the Servicer’s business.
(e)ERISA. The Servicer shall give the Agent and each Lender Agent prompt written notice of any event that could result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA. The Servicer shall not cause or permit to occur an event that would reasonably be expected to result in the imposition of a Lien on the Collateral under Section 430 of the Code or Section 303(k) or 4068 of ERISA.
(f)Performance and Compliance with Collateral. The Servicer will exercise its rights hereunder in order to permit the Borrower to duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each item of Collateral in all material respects and will take all necessary action to preserve the first priority security interest (subject to Permitted Liens) of the Collateral Agent for the benefit of the Secured Parties in the Collateral and shall comply with the Servicing Standard in all material respects with respect to all Collateral Obligations; provided, however, that nothing in
USActive 55636781.20    -90-

this Section 7.5(f) shall require the Servicer to exercise a standard of care with respect to the Collateral and the Collateral Obligations that is greater than that which is required by the Servicing Standard.
(g)Liens. The Servicer shall not create, incur, assume or permit to exist any Lien on or with respect to any of its rights under any of the Transaction Documents (other than the Lien covering the Sale Agreement and existing on the Effective Date, which has been disclosed to the Agent), whether with respect to the Collateral Obligations or any other Collateral other than Permitted Liens. For the avoidance of doubt, this Section 7.5(g) shall not apply to any property retained by the Servicer and not conveyed or purported to be conveyed to the Borrower under the Transaction Documents.
(h)Servicer Obligations. The Borrower shall not permit the Servicer to (i) agree to any amendment, waiver or other modification of any Transaction Document to which it is a party and to which the Agent is not a party, in each case in a manner materially adverse to the Agent or any Lender, without the prior written consent of the Agent, (ii) upon the occurrence and during the continuance of an Event of Default or if such Material Modification would result in an Event of Default, agree to permit the Borrower to agree to a Material Modification with respect to any Collateral Obligation without the prior written consent of the Agent, (iii)interpose any claims, offsets or defenses it may have as against the Borrower as a defense to its performance of its obligations in favor of any Affected Person hereunder or under any other Transaction Documents or (iii) change its fiscal year so that the reports described in Section 7.5(i) would be delivered to the Agent and each Lender Agent less frequently than every 12 months.
(i)Reporting. The Borrower will furnish to the Agent or cause to be furnished to the Agent, which the Agent will then furnish or cause to be furnished to the Lenders:
(i)    within 180 days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each fiscal year of the Equityholder (commencing with the fiscal year ending 2021), an annual report of the Equityholder and its Subsidiaries, on a consolidated basis, containing an audited consolidated statement of assets and liabilities as of the end of such fiscal year, and audited consolidated statements of operations, changes in net assets and cash flows, for the fiscal year then ended, prepared in accordance with Appropriate Accounting Principles, each reported on by independent public accountants of recognized national standing; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s annual report on Form 10K, shall be deemed delivered to the Agent on the date such documents are made so available;
(ii)    within 60 days (or such longer period permitted pursuant to any orders, declarations, laws, regulations or letters issued by the SEC or any other government or regulatory authority) after the end of each of the first three quarters of each fiscal year of the Equityholder, an unaudited financial report of the
USActive 55636781.20    -91-

Equityholder and its Subsidiaries, on a consolidated basis, containing a consolidated statement of assets and liabilities, consolidated statements of operations, changes in net assets, and cash flows, and a condensed schedule of investments regarding the Equityholder’s investments, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Equityholder and its consolidated Subsidiaries on a consolidated basis in accordance with Appropriate Accounting Principles consistently applied, subject to normal yearend audit adjustments and the absence of footnotes; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the SEC, in the Equityholder’s quarterly report on Form 10-Q, shall be deemed delivered to the Agent on the date such documents are made so available;
(iii)    promptly after the Servicer obtains actual knowledge of the occurrence of (i) any Unmatured Event of Default or Event of Default or (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, a statement of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Borrower has taken and proposes to take with respect thereto;
(iv)    notice of any material change in accounting policies or financial reporting practices by the Servicer except as required or permitted by Appropriate Accounting Principles;
(v)    promptly after any request by the Agent, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower;
(vi)    promptly after written request therefor, such other business and financial information regarding the Borrower, any Collateral Obligation owned by the Borrower or any related Obligor as the Agent may from time to time reasonably request; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Agent or any Lender;
(vii)    documents required to be delivered pursuant to this section may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet; or (B) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which the Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent);
USActive 55636781.20    -92-

(viii)    promptly, in reasonable detail, (i) of any Lien (other than a Permitted Lien) known to it that is made or asserted against any of the Collateral and (ii) any Material Modification; and
(ix)    solely with respect to any Middle Market Loan, within 15 Business Days of Borrower’s receipt, each quarterly and annual financial reporting package received by the Borrower with respect to such Obligor and with respect to such Collateral Obligation (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Obligation).
(j)Commingling. The Servicer shall not, and shall not cause any Affiliate of the Servicer to, deposit or permit the deposit of any funds that do not constitute Collections or other proceeds of any Collateral Obligations into the Collection Account.
(k)Proceedings. Within two (2) Business Days), the Servicer will furnish to the Agent after the Servicer receives notice or obtains knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case, that would reasonably be expected to have a Material Adverse Effect.
Section XIII.6Reserved.
Section XIII.7Collateral Reporting. The Borrower shall cause the Servicer to cooperate with the Collateral Administrator in the performance of the Collateral Administrator’s duties under Section 11.3. Without limiting the generality of the foregoing, the Borrower shall cause the Servicer to supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time request with respect to the Collateral Obligations and reasonably necessary to complete the reports and certificates required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder.
Section XIII.8Reserved.
Section XIII.9Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records.   The Borrower shall, and shall cause the Servicer to, at the Borrower’s expense, permit representatives of the Agent at any time and from time to time as the Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Collateral Obligations, and (B) to visit its properties in connection with the collection, processing or managing of the Collateral Obligations for the purpose of examining such records, and to discuss matters relating to the Collateral Obligations or such Person’s performance under this Agreement and the other Transaction Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Borrower agrees, and will cause the Servicer, to render to the Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided, that such assistance shall not interfere in any
USActive 55636781.20    -93-

material respect with the Servicer’s business and operations. So long as no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than twice in any calendar year. During the existence of an Unmatured Event of Default, an Event of Default, an Unmatured Servicer Event of Default or a Servicer Event of Default, there shall be no limit on the timing or number of such inspections and no prior notice will be required before any inspection.
(b)Without duplication of the other inspection or audit rights of the Agent set forth in this Section 7.9, the Borrower shall, and shall cause the Servicer to, at the Borrower’s expense and as applicable, provide to the Agent access to the documentation evidencing the Collateral Obligations and all other documents regarding the Collateral Obligations included as part of the Collateral and the Related Security in each case, in its possession, in such cases where the Agent is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written notice (so long as no Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing), (ii) during normal business hours and (iii) up to twice per calendar year (so long as no Unmatured Event of Default, Event of Default or Servicer Event of Default has occurred and is continuing). From and after the Effective Date and periodically thereafter at the reasonable discretion of the Agent, the Agent may review the Borrower’s and the Servicer’s collection and administration of the Collateral Obligations in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as this Agreement and may, no more than twice in any calendar year (without duplication of the other inspection or audit rights of the Agent set forth in this Section 7.9), conduct an audit of the Collateral Obligations and Records in conjunction with such review.
(c)Nothing in this Section 7.9 shall derogate from the obligation of the Borrower and the Servicer to observe any Applicable Law prohibiting disclosure of information regarding the Obligors, and the failure of the Servicer to provide access as a result of such obligation shall not constitute a breach of this Section 7.9.
Section XIII.10Optional Sales.  The Borrower shall have the right to sell all or a portion of the Collateral Obligations (each, an “Optional Sale”), subject to the following terms and conditions:
(i)immediately after giving effect to such Optional Sale (together with such other Optional Sales and other actions to be effected in connection with any cure of a Borrowing Base Deficiency in accordance with Section 8.1(e)):
(A)each Collateral Quality Test is satisfied (or, if not satisfied, is maintained or improved);
(B)reserved;
(C)the Borrowing Base is greater than or equal to the Loans outstanding (or, if the foregoing condition is not satisfied, the Borrowing Base is
USActive 55636781.20    -94-

maintained or improved and the Agent has given its prior written consent (which shall not be unreasonably withheld, conditioned or delayed)); and
(D)no Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing;
provided, that, notwithstanding the above, the Borrower may make (i) any Optional Sale of any Collateral Obligation that, in the Servicer’s reasonable judgment, has a significant risk of declining in credit quality and, with the lapse of time, becoming a Defaulted Collateral Obligation, if after giving effect to such Optional Sale,  (a) no Event of Default is continuing and (b) the aggregate Principal Balance of all such Collateral Obligations sold pursuant to this proviso in any twelve-month period does not exceed 20% of the Aggregate Eligible Collateral Obligation Amount in effect on the date of such sale, (ii) any Optional Sale of any Collateral Obligation if the sale price is equal to or greater than the Principal Balance of such Collateral Obligation or (iii) any Optional Sale the trade date of which was prior to the occurrence of an Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default, and the settlement date of which is scheduled to occur on a date following such Event of Default, Unmatured Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default.
(ii)to the extent requested by the Collateral Custodian in connection with any Optional Sale, the Servicer shall give the Collateral Custodian a certificate of the Servicer substantially in the form of Exhibit F3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;
(iii)such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);
(iv)reserved;
(v)(A) the Principal Balance of all Equityholder Collateral Obligations (other than Warranty Collateral Obligations) sold or substituted pursuant to this Section 7.10 to the Equityholder or an Affiliate thereof shall not exceed 20% of the Equityholder Purchased Loan Balance measured as of the date of such sale or substitution, and (B) the Principal Balance of all Equityholder Collateral Obligations (other than Warranty Collateral Obligations) that are Defaulted Collateral Obligations sold or substituted pursuant to this Section 7.10 to the Equityholder or an Affiliate thereof shall not exceed 10% of the Equityholder Purchased Loan Balance measured as of the date of such sale or substitution, provided that the foregoing clause shall not apply to any Optional Sale in connection with a Permitted Securitization; and
(vi)on the date of such Optional Sale, all proceeds from such Optional Sale, net of reasonable expenses incurred in connection with such Optional Sale (x) will be
USActive 55636781.20    -95-

deposited directly into the Collection Account and (y) with respect to any sold Collateral Obligation, will be in the same Eligible Currency as such Collateral Obligation.
(b)In connection with any Optional Sale, following deposit of all proceeds from such Optional Sale into the Collection Account, the Collateral Agent shall be deemed to release and transfer to the Borrower (or the purchaser thereof from the Borrower) without recourse, representation or warranty all of the right, title and interest of the Collateral Agent for the benefit of the Secured Parties in, to and under such Collateral Obligation(s) and related Collateral subject to such Optional Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement.
(c)The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, each Lender Agent and each Lender in connection with any Optional Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral in connection with such Optional Sale), in accordance with and subject to the limitations of Section 17.4.
(d)In connection with any Optional Sale, the Collateral Agent shall, at the sole expense of the Borrower, execute such instruments of release prepared by the Servicer with respect to the portion of the Collateral subject to such Optional Sale to the Borrower, in recordable form if necessary, as the Borrower, or the Servicer on its behalf, may reasonably request.
Section XIII.11Repurchase or Substitution of Warranty Collateral Obligations. In the event of a breach of Section 9.5, Section 9.13 or Section 9.26 with respect to a Collateral Obligation (or the Related Security and other related collateral constituting part of the Collateral related to such Collateral Obligation), in each case as of the related Acquisition Date (each such Collateral Obligation, a “Warranty Collateral Obligation”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Equityholder or the Servicer and (y) receipt by the Equityholder or the Servicer of written notice thereof given by the Agent (with a copy to each Lender Agent), the Borrower shall either (a) repay Loans outstanding in the applicable Eligible Currency in an amount equal to the aggregate Repurchase Amount of such Warranty Collateral Obligation(s) to which such breach relates on the terms and conditions set forth below or (b) substitute for such Warranty Collateral Obligation one or more Eligible Collateral Obligations with an aggregate Collateral Obligation Amount at least equal to the Repurchase Amount of the Warranty Collateral Obligation(s) being replaced; provided, that no such repayment or substitution shall be required to be made with respect to any Warranty Collateral Obligation (and such Collateral Obligation shall cease to be a Warranty Collateral Obligation) if, on or before the expiration of such 30 day period either the representations and warranties in ARTICLE IX with respect to such Warranty Collateral Obligation shall be made true and correct in all material respects with respect to such Warranty Collateral Obligation as if such Warranty Collateral Obligation had become part of the Collateral on such day, as applicable. It is understood and agreed that the obligations of the Borrower to substitute any such Warranty Collateral Obligation is not intended to, and shall not, constitute a guaranty of the collectability or payment of any
USActive 55636781.20    -96-

Collateral Obligation which is not collected, not paid, or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Obligor.
ARTICLE XIV

ACCOUNTS; PAYMENTS
Section XIV.1Accounts.   On or prior to the Effective Date, the Borrower shall establish each Account in the name of the Borrower and each Account shall be a segregated, non-interest bearing trust account established with the Securities Intermediary. Funds held in the Collection Account shall be applied by the Collateral Agent pursuant to Section 8.3 and the applicable Monthly Report. If at any time a Responsible Officer of the Collateral Agent obtains actual knowledge that any Account ceases to be an Eligible Account (with notice to the Servicer, the Agent and each Lender Agent), then the Borrower shall cause the Servicer to transfer such account to another institution such that such account shall meet the requirements of an Eligible Account.
Except as set forth below, amounts on deposit in the Unfunded Exposure Account may be withdrawn at the written direction of the Borrower or at the written direction of the Servicer (i) to fund any draw requests of the relevant Obligors under any Variable Funding Asset, or (ii) to make a deposit into the Collection Account as Principal Collections if, after giving effect to such withdrawal, the aggregate amount on deposit in the Unfunded Exposure Account is equal to or greater than the Aggregate Unfunded Amount.
Following the Facility Termination Date, the Borrower shall cause the Servicer to forward any draw request made by an Obligor under a Variable Funding Asset, along with wiring instructions for the applicable Obligor, to the Collateral Custodian (with a copy to the Agent and each Lender Agent) along with a written instruction to the Collateral Custodian to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Custodian shall fund such draw request in accordance with such written instructions from the Servicer.
Following the end of the Revolving Period, if the Borrower shall receive any Principal Collections from an Obligor with respect to a Variable Funding Asset and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Amount (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Borrower shall cause the Servicer to in writing direct the Collateral Custodian to and the Collateral Custodian shall deposit into the Unfunded Exposure Account an amount of such Principal Collections equal to the lesser of (a) the aggregate amount of such Principal Collections and (b) the Unfunded Exposure Shortfall (such amount to be determined by the Servicer)
(b)All amounts held in any Account shall, to the extent permitted by Applicable Laws, be invested by the Collateral Custodian, as directed by the Servicer in writing (or, if the Servicer fails to provide such direction, such amounts shall remain uninvested), in Permitted Investments that mature with respect to the Collection Account, not later than one Business Day prior to the Distribution Date for the Collection Period to which such amounts
USActive 55636781.20    -97-

relate. Any such written direction shall certify that any such investment is authorized by this Section 8.1. The Borrower, the Servicer on behalf of the Borrower and the Agent each agrees that it shall not give any instruction to invest such funds other than in accordance with, or subject to an exemption from, the European Retention Requirements. Investments in Permitted Investments shall be made in the name of the Collateral Custodian, and, except as specifically required below, such investments shall not be sold or disposed of prior to their maturity. If any amounts are needed for disbursement from the Collection Account and sufficient uninvested funds are not available therein to make such disbursement, the Collateral Custodian shall cause to be sold or otherwise converted to cash a sufficient amount of the investments in such account to make such disbursement in accordance with and upon the written direction of the Servicer or, if the Servicer shall fail to give such direction, the Agent. The Collateral Custodian shall, upon written request, provide the Agent with all information in its possession regarding transfer into and out of the Collection Account (including, but not limited to, the identity of the counterparty making or receiving such transfer). In no event shall the Collateral Agent or the Collateral Custodian be liable for the selection of any investments or any losses in connection therewith, or for any failure of the Servicer or the Agent, as applicable, to timely provide investment instruction to the Collateral Custodian. The Collateral Agent or the Collateral Custodian and their respective Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Collateral Agent’s or the Collateral Custodian’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using affiliates to effect transactions in certain Permitted Investments, and (iii) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.
(c)Neither the Borrower nor the Servicer shall have any rights of direction or withdrawal, with respect to amounts held in the Collection Account, except to the extent explicitly set forth in Section 8.1(a), Section 8.1(b), Section 8.2, Section 8.3(b) or Section 10.16.
Subject to the other provisions hereof, the Collateral Agent shall have sole Control (within the meaning of the UCC) over each Account and each such investment and the income thereon, and any certificate or other instrument evidencing any such investment, if any, shall be delivered to the Collateral Agent or its agent, together with each document of transfer, if any, necessary to transfer title to such investment to the Collateral Agent in a manner that complies with this Section 8.1. All interest, dividends, gains upon sale and other income from, or earnings on, investments of funds in the Accounts shall be deposited or transferred to the Collection Account and distributed pursuant to Section 8.3(a).
(d)The Equityholder may, from time to time in its sole discretion (x) transfer to the Collateral Agent for deposit amounts into the Principal Collection Account and/or (y) transfer Eligible Collateral Obligations as equity contributions to the Borrower for deposit in the Custodial Account. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Borrowing Base and the Collateral Quality Tests.
USActive 55636781.20    -98-

(e)Notwithstanding any provision of the Transaction Documents to the contrary, if any Borrowing Base Deficiency exists, then the Borrower may eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination thereof) of the following actions: (A) deposit into or credit to the Collection Account cash and Permitted Investments, (B) repay Loans, (C) sell Collateral Obligations in accordance with Section 7.10, or (D) during the Reinvestment Period, pledge additional Collateral Obligations as Collateral.
Section XIV.2Excluded Amounts. The Borrower may cause the Servicer to direct the Collateral Agent and the Securities Intermediary to withdraw from the applicable Account and pay to the Person entitled thereto any amounts credited thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Agent, which report shall include a brief description of the facts and circumstances supporting such request and designate a date for the payment of such reimbursement, which date shall not be earlier than two (2) Business Days following delivery of such notice. Upon confirmation that the Agent has approved the report, the Servicer shall send such report to the Collateral Administrator and the Collateral Agent.
Section XIV.3Distributions, Reinvestment and Dividends.   One Business Day prior to each Distribution Date, the Collateral Agent shall transfer from the Collection Account to the Payment Account, solely in accordance with the applicable Monthly Report prepared by the Collateral Administrator and approved by the Agent pursuant to Section 8.5, the Amount Available for such Distribution Date. On each Distribution Date the Collateral Agent shall distribute from the Payment Account the Amount Available in the following order of priority:
(i)From the Payment Account, the Amount Available constituting Interest Collections for such Distribution Date in the following order of priority:
(A)FIRST, to the payment of taxes and governmental fees owing by the Borrower, if any, which expenses shall not exceed $25,000 on any Distribution Date;
(B)SECOND, to the Collateral Agent, the Collateral Administrator and the Collateral Custodian, any accrued and unpaid Collateral Agent Fees and Expenses, Collateral Administrator Fees and Expenses and Collateral Custodian Fees and Expenses for the related Collection Period pursuant to the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter, which expenses shall not exceed the amount of the Capped Fees/Expenses;
(C)THIRD, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Primary Servicer Fee for the related Collection Period;
(D)FOURTH, pro rata, based on the amounts owed to such Persons under this Section 8.3(a)(i)(D), (A) to the Lenders, an amount equal to the Interest on the Loans accrued during the Accrual Period with respect to such Distribution
USActive 55636781.20    -99-

Date (and any Interest with respect to any prior Accrual Period to the extent not paid on a prior Distribution Date), (B) to the Agent and the Lender Agents on behalf of their respective Lenders, all accrued and unpaid Fees due to the Lenders, the Lender Agents and the Agent and (C) to the Hedge Counterparties, any amounts owed for the current and prior Distribution Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;
(E)FIFTH, during the Revolving Period, to the Lender Agents on behalf of their respective Lenders pro rata in accordance with the amount of the outstanding Loans in the amount necessary to reduce the Loans outstanding to an amount not to exceed the Borrowing Base;
(F)SIXTH, to the Equityholder as a Permitted RIC Distribution;
(G)SEVENTH, after the end of the Revolving Period, to the Lender Agents on behalf of their respective Lenders pro rata to repay the Loans outstanding, in an amount equal to all remaining Amounts Available constituting Interest Collections;
(H)EIGHTH, to the Servicer (unless waived or deferred in whole or in part by the Servicer), any fees of the Servicer in an aggregate amount not to exceed the amount of any accrued and unpaid Secondary Servicer Fee for the related Collection Period, as well as any expenses of the Servicer or other amounts owing to the Servicer;
(I)NINTH, pro rata based on amounts owed to such Persons under this Section 8.3(a)(i)(I), to the Hedge Counterparties, any unpaid Hedge Breakage Costs, together with interest accrued thereon;
(J)TENTH, to any Affected Persons, any Increased Costs then due and owing;
(K)ELEVENTH, to the extent not previously paid pursuant to Section 8.3(a)(A) above, to the payment of taxes and governmental fees owing by the Borrower, if any;
(L)TWELFTH, to the extent not previously paid by or on behalf of the Borrower, to each Indemnitee, any Indemnified Amounts then due and owing to each such Indemnitee;
(M)THIRTEENTH, at the election of the Servicer to pay to the Servicer any deferred and unpaid Primary Servicer Fee or deferred and unpaid Secondary Servicer Fee;
(N)FOURTEENTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) above, to the Collateral Agent the Collateral Administrator and the Collateral Custodian, any Collateral Agent Fees and Expenses, Collateral
USActive 55636781.20    -100-

Administrator Fees and Expenses and Collateral Custodian Fees and Expenses due to the Collateral Agent, Collateral Administrator and the Collateral Custodian under the Transaction Documents;
(O)FIFTEENTH, to pay any other amounts due under this Agreement and the other Transaction Documents and not previously paid pursuant to this Section 8.3(a); and
(P)SIXTEENTH, (A) during the Revolving Period, (1)(x) during an Unmatured Event of Default or Event of Default, to remain in the Interest Collection Account as Interest Collections or (y) otherwise, the remaining Amount Available constituting Interest Collections to the Borrower for distribution to the Equityholder or for Reinvestment and (B) after the end of the Revolving Period, to the Borrower for distribution to the Equityholder.
(ii)From the Principal Collection Account, the Amount Available constituting Principal Collections for such Distribution Date in the following order of priority:
(A)FIRST, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (A) through (F), in that order, but, in each case, only to the extent not paid in full thereunder;
(B)SECOND, after the end of the Revolving Period and to the extent not repaid in full pursuant to Section 8.3(a)(i)(G), to the Lenders pro rata to repay the Loans outstanding, until repaid in full;
(C)THIRD, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clauses (H) and (I) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;
(D)FOURTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (J) of such Section 8.3(a)(i) but, in each case, only to the extent not paid in full thereunder;
(E)FIFTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (K) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;
(F)SIXTH, to the extent not previously paid pursuant to Section 8.3(a)(i)(B) or Section 8.3(a)(i)(L), to the Collateral Agent, Collateral Administrator, the Securities Intermediary and the Collateral Custodian, any costs and expenses due to the Collateral Agent, the Securities Intermediary, Collateral Administrator and the Collateral Custodian under the Transaction Documents (other than Increased Costs and Indemnified Amounts);
(G)SEVENTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (M) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder; provided that after such payment under this clause (G)
USActive 55636781.20    -101-

(on a pro forma basis), proviso (i) in the definition of Borrowing Base Condition is satisfied;
(H)EIGHTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (N) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;
(I)NINTH, to pay, in accordance with Section 8.3(a)(i) above, the amounts referred to in clause (O) of such Section 8.3(a)(i) but only to the extent not paid in full thereunder;
(J)TENTH, during the Revolving Period, to the Principal Collection Account as Principal Collections, which may be distributed to the Equityholder in accordance with Section 10.16 or withdrawn for Reinvestment; and
(K)ELEVENTH, after the end of the Revolving Period, the remaining Amount Available to the Borrower for distribution to the Equityholder.
(b)Only during the Revolving Period, the Borrower may make distributions pursuant to Section 10.16 and the Borrower may withdraw from the Collection Account (x) any Principal Collections, or (y) if after giving effect to such withdrawal, the Borrower is able to make all required payments pursuant to Section 8.3 on the next Distribution Date on a pro forma basis, Interest Collections, and apply such Collections to (A) prepay the Loans outstanding in accordance with Section 2.4 or (B) acquire additional Collateral Obligations (each such reinvestment of Collections, a “Reinvestment”), subject to the following conditions:
(i)the Borrower shall have given written notice to the Collateral Agent, the Collateral Administrator, each Lender Agent and the Agent of the proposed Reinvestment (A) for any Non-Approval Collateral Obligations or Pre-Approved Collateral Obligations, on the proposed date of such Reinvestment and (B) for any Collateral Obligations except as set forth in clause (A), one (1) Business Day prior to, the proposed date of such Reinvestment (the “Reinvestment Date”); provided that, in the case of clause (x) or (y) above, such related approval of the Reinvestment by the Agent shall be valid for thirty calendar days as of the Reinvestment Date. Such notice (the “Reinvestment Request”) shall be in the form of Exhibit C-2 and shall include (among other things) the proposed Reinvestment Date, the amount of such proposed Reinvestment and a Schedule of Collateral Obligations setting forth the information required therein with respect to the Collateral Obligations to be acquired by the Borrower on the Reinvestment Date (if applicable);
(ii)each condition precedent set forth in Section 6.2, other than those set forth in clause (i) thereof, shall be satisfied;
(iii)upon the written request of the Borrower (or the Servicer on the Borrower’s behalf) delivered to the Collateral Administrator no later than 11:00 a.m. New York City time on the Reinvestment Date, the Collateral Administrator shall have provided to the Agent and each Lender Agent by facsimile or e-mail (to be received no
USActive 55636781.20    -102-

later than 2:00 p.m. New York City time on that same day) a statement reflecting the total amount on deposit on such day in the Collection Account.
Subject to the Collateral Agent’s and the Collateral Administrator's receipt of written direction from the Borrower (or the Servicer on behalf of the Borrower) the Collateral Agent will release funds from the Collection Account to the Borrower in an amount not to exceed the lesser of (A) the amount requested by the Borrower and (B) the amount of Collections on deposit in the Collection Account.
(c)    At any time, the Borrower may withdraw from the Principal Collection Account the proceeds of any Advance on deposit therein as may be required to settle any pending acquisition of an Eligible Collateral Obligation.
Section XIV.4Fees. The Borrower shall pay, pursuant hereto, the Daily Commitment Fee, the Prepayment Fee and any other fees (collectively, “Fees”) in the amounts and on the dates set forth herein or in one or more fee letter agreements, dated on or after the date hereof, signed by the Borrower, the Agent and/or any applicable Lender Group (as any such fee letter agreement may be amended, restated, supplemented or otherwise modified from time to time, a “Fee Letter”).
Section XIV.5Monthly Report. The Collateral Administrator shall prepare (based on information provided to it by the Servicer, the Agent, the Lender Agents and the Lenders as set forth herein) a Monthly Report in the form of Exhibit D determined as of the close of business on each Determination Date and make available such Monthly Report to the Agent, each Lender Agent, the Borrower and the Servicer on each Reporting Date starting with the Reporting Date in April 2021. If any party receiving any Monthly Report disagrees with any items of such report, it shall contact the Collateral Administrator and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Agent) a copy of such notice and information to the Agent, each Lender Agent and the Servicer. Unless the Collateral Administrator is otherwise timely directed by the Agent, the Collateral Agent shall distribute a revised Monthly Report within two Business Days after it receives such information. If the Collateral Administrator is directed by the Agent that the Collateral Administrator should not make such correction, the Collateral Administrator shall take such action as instructed by the Agent and shall have no responsibilities with respect to the applicable Monthly Report. The Agent’s reasonable determination with regard to any disputed item in the Monthly Report shall be final.
Without limiting the generality of the foregoing, in connection with the preparation of a Monthly Report, the Agent and the Lender Agents shall be responsible for providing to the Collateral Administrator the information required by Section 3.4 for part (d) of Exhibit D for such Monthly Report on which the Collateral Administrator may conclusively rely. The Agent shall review and verify the contents of the aforesaid reports (including the Monthly Report), instructions, statements and certificates. Upon receipt of approval from the Agent, such reports, instructions, statements and certificates shall be executed by the Borrower and the Servicer and, in the case of the Monthly Report, the Collateral Agent shall make the distributions required by Section 8.3 pursuant to such Monthly Report.
USActive 55636781.20    -103-

ARTICLE XV

REPRESENTATIONS AND WARRANTIES OF THE BORROWER
In order to induce the other parties hereto to enter into this Agreement and, in the case of the Lenders, to make Loans hereunder, the Borrower hereby represents and warrants to the Agent, the Lender Agents and the Lenders as to itself, as of the Effective Date and each Funding Date, as follows:
Section XV.1Organization and Good Standing. It has been duly organized and is validly existing under the laws of the jurisdiction of its organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted. It had at all relevant times and now has, power, authority and legal right (x) to acquire and own the Collateral Obligations and its interest in the Related Security, and to grant to the Collateral Agent a security interest in the Collateral Obligations and the Related Security and the other Collateral and (y) to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
Section XV.2Due Qualification. It is duly qualified to do business and has obtained all necessary licenses and approvals and made all necessary filings and registrations in all jurisdictions, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section XV.3Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder; has full power, authority and legal right to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral Obligations and the other Collateral and has duly authorized such grant by all necessary action.
Section XV.4Binding Obligations. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Borrower and are enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing.
Section XV.5Security Interest. This Agreement creates a valid and continuing Lien on the Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is validly perfected under Article 9 of the UCC (to the extent such security interest may be perfected by filing a UCC financing statement under such article), and is enforceable as such against creditors of and purchasers from the Borrower; the Collateral is comprised of Instruments, Security Entitlements, General Intangibles, Certificated Securities, Uncertificated Securities, Securities Accounts, Investment Property and Proceeds and such other categories of collateral under the applicable UCC as to which the Borrower has complied with its obligations as set forth herein; with respect to Collateral that constitute Security Entitlements (a) all of such
USActive 55636781.20    -104-

Security Entitlements have been credited to the Accounts and the Securities Intermediary has agreed to treat all assets credited to the Accounts as Financial Assets, (b) the Borrower has taken all steps necessary to enable the Collateral Agent to obtain Control with respect to the Accounts and (c) the Accounts are not in the name of any Person other than the Borrower, subject to the Lien of the Collateral Agent for the benefit of the Secured Parties; the Borrower has not instructed the Securities Intermediary to comply with the entitlement order of any Person other than the Collateral Agent; provided that, until the Collateral Agent delivers a Notice of Exclusive Control (as defined in the Account Control Agreement), the Borrower may, or may cause the Servicer to, cause cash in the Accounts to be invested or distributed in accordance with this Agreement; all Accounts constitute Securities Accounts or Deposit Accounts; the Borrower owns and has good and marketable title to the Collateral free and clear of any Lien (other than Permitted Liens); the Borrower has received all consents and approvals required by the terms of any Collateral Obligation to the granting of a security interest in the Collateral Obligations hereunder to the Collateral Agent, on behalf of the Secured Parties; the Borrower has taken all necessary steps to file or authorize the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in that portion of the Collateral in which a security interest may be perfected by filing pursuant to Article 9 of the UCC as in effect in the State of Delaware; all original executed copies of each underlying promissory note constituting or evidencing any Collateral Obligation have been or, subject to the delivery requirements contained in Section 18.3, will be delivered to the Collateral Custodian; the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian or its bailee is holding each underlying promissory note evidencing a Collateral Obligation solely on behalf of the Collateral Agent for the benefit of the Secured Parties; none of the underlying promissory notes that constitute or evidence the Collateral Obligations has any marks or notations indicating that they have been and at such time are pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent on behalf of the Secured Parties; with respect to Collateral that constitutes a Certificated Security, such Certificated Security has been delivered to the Collateral Custodian and, if in registered form, has been specially Indorsed (within the meaning of the UCC) to the Collateral Custodian or in blank by an effective Indorsement or has been registered in the name of the Collateral Custodian upon original issue or registration of transfer by the Borrower of such Certificated Security, in each case to be held by the Collateral Custodian on behalf of the Collateral Agent for the benefit of the Secured Parties; and in the case of an Uncertificated Security, by (A) causing the Collateral Custodian to become the registered owner of such Uncertificated Security and causing such registration to remain effective, or (B) by causing such Uncertificated Security to be credited to a Securities Account for which the Collateral Custodian is a Securities Intermediary and has agreed that such Uncertificated Security constitutes a Financial Asset and that the Collateral Agent has Control over such Securities Account.
Section XV.6No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, and the fulfillment of the terms of this Agreement and the other Transaction Documents to which it is a party, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, its organizational documents, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Borrower is a party or by which it is bound or any of its properties or revenues are subject; or result in the creation or
USActive 55636781.20    -105-

imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument; or violate or exceed in any material respect any limits or restrictions contained in, or constitute speculation, leverage or concentration of exposure prohibited by any applicable constitutions, charters, laws, rules, regulations, government codes, constituent or governing instruments, trust documents, resolutions, guidelines, policies, investment management agreements, ordinances, orders, writs, judgments, decrees, charges, rulings or similar documents or determinations (including, any Similar Law) to which the Borrower, or the Borrower’s properties or revenues are subject; or in any way materially adversely affect the Borrower’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party.
Section XV.7No Proceedings. There are no proceedings or investigations pending or, to its knowledge, threatened against the Borrower, before any court or Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Transaction Documents, (C) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by the Borrower of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (D) seeking any determination or ruling that would reasonably be expected to have a material adverse effect on any of the Collateral.
Section XV.8No Consents. It is not required to obtain the material consent of any other Person or any material approval, authorization, consent, license, approval or authorization, or registration or declaration with, any Official Body having jurisdiction over it or its properties in connection with the execution, delivery, performance, validity or enforceability of this Agreement or the other Transaction Documents to which it is a party, in each case other than consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof.
Section XV.9Solvency. It is solvent and will not become insolvent after giving effect to the transactions contemplated by this Agreement and the Transaction Documents. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, it will have an adequate amount of capital to conduct its business in the foreseeable future.
Section XV.10Compliance with Laws. It has complied and will comply in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and all Collateral.
Section XV.11Taxes. For U.S. federal income tax purpose, it is, and always has been, an entity disregarded as separate from the Equityholder and the Equityholder or its parent is treated as a United States person for U.S. federal income tax purposes. It has filed on a timely basis all federal and other material Tax returns (including foreign, state, local and otherwise) required to be filed, if any, and has paid all federal and other material Taxes due and payable by it and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Official Body (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to
USActive 55636781.20    -106-

which reserves in conformity with Appropriate Accounting Principles have been provided on the books of the Borrower). Other than Permitted Liens, no Lien has been filed, and no claim is being asserted, with respect to any Tax, assessment or other governmental charge. Any Taxes, fees and other governmental charges payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby including the transfer of each Collateral Obligation and the Related Security to the Borrower have been paid or shall have been paid if and when due.
Section XV.12Monthly Report. Each Monthly Report is accurate in all material respects as of the date thereof, subject, in the case of information contained therein (which shall include any statements and calculations to the extent such statements or calculations are inaccurate solely as a result of such information) received from any un-Affiliated third party, to the standard set forth in Section 9.14 with respect to information received from an un-Affiliated third party.
Section XV.13No Liens, Etc. The Collateral and each part thereof is owned by the Borrower free and clear of any Lien (other than Permitted Liens) and the Borrower has the full right, power and lawful authority to assign, transfer and pledge the same and interests therein, and upon the making of each Loan, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any Lien (other than Permitted Liens), to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC. The Borrower has not pledged, granted a security interest in or otherwise conveyed by way of collateral security any of the Collateral and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Borrower as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto or as necessary or advisable in connection with the Sale Agreement. There are no judgments or Liens for Taxes with respect to the Borrower and no claim is being asserted with respect to the Taxes of the Borrower, other than Permitted Liens.
Section XV.14Information True and Correct. All information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished to the Agent or any Lender in connection with this Agreement (other than projections, pro forma financial information forward looking information, general economic data or industry information and, with respect to information prepared by the Servicer or an Affiliate or agent thereof for internal use or consideration, statements as to, or the failure to make a statement as to, the value of, collectibility of, prospects of or potential risks or benefits associated with such loan or the related Obligor) provided or prepared by the Borrower, the Servicer or the Equityholder, are, as of their respective delivery dates, (or in the case of reports, financial statements or similar information or records, the stated date thereof), true, complete and correct in all material respects; provided that, to the extent any such information was furnished by an Obligor or any other third party, such information is true, correct and complete in all material respects to the actual knowledge of a Responsible Officer of the Servicer as of the date provided, in each case, after giving effect to all written updates provided by the Borrower, the Servicer or the Equityholder or on its behalf to the Agent or any Lender.
USActive 55636781.20    -107-

Section XV.15Reserved.
Section XV.16Collateral. Except as otherwise expressly permitted or required by the terms of this Agreement, no item of Collateral has been sold, transferred, assigned or pledged by the Borrower to any Person.
Section XV.17Selection Procedures. In selecting the Collateral Obligations hereunder and for Affiliates of the Borrower, no selection procedures were employed which are intended to be adverse to the interests of any Lender Agent or Lender.
Section XV.18Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.
Section XV.19No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.
Section XV.20No Subsidiaries. The Borrower has no Subsidiaries.
Section XV.21ERISA Compliance. It does not sponsor or maintain any Benefit Plans.
Section XV.22Investment Company Status. It is not an “investment company” as such term is defined in the 1940 Act.
Section XV.23Set-Off, Etc. No Collateral Obligation has been compromised, adjusted, extended, satisfied, subordinated, rescinded, setoff or modified by the Borrower or the Obligor thereof, and no Collateral is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral or otherwise, by the Borrower or the Obligor with respect thereto, except, in each case, pursuant to the Transaction Documents and as otherwise permitted hereby.
Section XV.24Collections. The Borrower acknowledges that all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account in accordance with Section 10.10.
Section XV.25Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Equityholder (including, for this purpose, equity of the Borrower) or the applicable third party seller in exchange for the purchase of the Collateral Obligations (or any number of them). No such transfer has been made for or on account of an antecedent debt and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
USActive 55636781.20    -108-

Section XV.26Regulatory Compliance. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U (12 C.F.R. Part 221) of the FRS Board) and none of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X or any other regulation promulgated by the FRS Board from time to time.
Section XV.27Separate Existence. The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Servicer, and the Borrower hereby acknowledges that the Agent, each of the Lender Agents and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. Since its formation, the Borrower has been (and will be) operated in such a manner as to comply with the covenants set forth in Section 10.5.
Section XV.28Transaction Documents. The Transaction Documents delivered to the Agent represent all material agreements between the Equityholder, on the one hand, and the Borrower, on the other. Upon the purchase and/or contribution of each Collateral Obligation (or an interest in a Collateral Obligation) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Obligation and all assets relating thereto, free and clear of any Lien (other than Permitted Liens). All such assets are transferred to the Borrower without recourse to the Equityholder except as described in the Sale Agreement. The purchases of such assets by the Borrower constitute valid and true sales for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower constitute valid and true transfers for consideration, each enforceable against creditors of the Equityholder, and no such assets shall constitute property of the Equityholder.
Section XV.29Compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower represents and warrants that neither it nor any of its Affiliates, directors or officers, nor any of its or its Affiliates’ employees or agents, have engaged in any activity or conduct that would breach Anti-Corruption Laws or Anti-Money Laundering Laws.
Section XV.30Compliance with Sanctions. The Borrower represents and warrants that (a) neither it nor any of its Affiliates, directors, officers or employees, nor any of its agents (including any such agents or Affiliates that will act in any capacity in connection with, or benefit from, this Agreement), is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Loan, use of proceeds or other transaction contemplated by this Agreement will result in the violation of any applicable Sanctions.
Section XV.31Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if any, is true and correct in all material respects.
Section XV.32Similar Law. The Borrower is not a plan subject to any Similar Law or an entity subject to any Similar Law by reason of the investment in the Borrower of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans or during any period that the assets, properties or revenues of the Borrower are subject to any Similar Law, by reason of the investment in the Borrower of one or more “governmental plans” (as defined by Section 3(33) of ERISA) or other plans, neither the entering into and performance of the
USActive 55636781.20    -109-

Agreement nor any other transactions entered into under the Transaction Documents will constitute or result in a violation of any Similar Law. The representations in this Section 9.32 shall be deemed repeated on each day that an Obligation is outstanding.
ARTICLE XVI

COVENANTS
Until the date on or after the Facility Termination Date on which the Loans shall have been repaid in full, all Interest shall have been paid, and no other Obligations (other than contingent Obligations for which no claim has been made) shall be owing to the Secured Parties under this Agreement:
Section XVI.1Protection of Security Interest of the Secured Parties.   At or prior to the Effective Date, the Borrower shall have filed or caused to be filed a UCC1 financing statement, naming the Borrower as debtor, naming the Collateral Agent (for the benefit of the Secured Parties) as secured party and describing the Collateral, with the office of the Secretary of State of the State of Delaware. From time to time thereafter, the Borrower shall file (and the Borrower hereby authorizes the Collateral Agent to so file) such financing statements and cause to be filed such continuation statements, all in such manner and in such places as may be required by law fully to preserve, maintain and protect the interest of the Collateral Agent in favor of the Secured Parties under this Agreement in the Collateral and in the proceeds thereof. The Borrower shall deliver (or cause to be delivered) to the Collateral Agent filestamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing. In the event that the Borrower fails to perform its obligations under this subsection, the Collateral Agent or the Agent may (but shall have no obligation to) do so, in each case at the expense of the Borrower, however neither the Collateral Agent nor the Agent shall have any liability in connection therewith. The rights granted to the Collateral Agent in this Section 10.1 shall not constitute a duty of the Collateral Agent to file any financing statements or continuations thereof.
(b)The Borrower shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Borrower (or by the Collateral Agent on behalf of the Borrower) in accordance with subsection (a) above seriously misleading or change its jurisdiction of organization, unless the Borrower shall have given the Agent, each Lender Agent and the Collateral Agent at least 30 days prior written notice thereof (or such shorter period as the Agent may agree), and shall promptly file appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent, each Lender Agent and Agent together with an Officer’s Certificate to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed).
(c)The Borrower shall maintain its computer systems, if any, so that, from and after the time of the first Loan under this Agreement, the Borrower’s master computer records (including archives) that shall refer to the Collateral indicate clearly that such Collateral is subject to the first priority security interest in favor of the Collateral Agent, for the benefit of
USActive 55636781.20    -110-

the Secured Parties. Indication of the Collateral Agent’s (for the benefit of the Secured Parties) security interest shall be deleted from or modified on the Borrower’s computer systems when, and only when, the Collateral in question shall have been paid in full, the security interest under this Agreement has been released in accordance with its terms, upon such Collateral Obligation becoming a Repurchased Collateral Obligation, Substituted Collateral Obligation or otherwise as expressly permitted by this Agreement.
Section XVI.2Other Liens or Interests. Except for the security interest granted hereunder and as otherwise permitted pursuant to Sections 7.10, 7.11 and 10.16, the Borrower will not pledge or collaterally assign to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Borrower shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Borrower (other than Permitted Liens).
Section XVI.3Costs and Expenses. The Borrower shall pay (or cause to be paid) all of its reasonable costs, charges and disbursements in connection with the performance of its obligations hereunder and under the Transaction Documents.
Section XVI.4Initial Eligible Collateral Obligation. The first five Eligible Collateral Obligations acquired by the Borrower shall be any of Broadly Syndicated Loans, Middle Market Loans and/or Unitranche Loans.
Section XVI.5Separate Existence.  The Borrower shall at all times: (i) maintain at least one Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) [reserved]; (v) file its own Tax returns, except to the extent that the Borrower is treated as a “disregarded entity” for Tax purposes and is not required to file Taxes under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Borrower has established proper reserves on its books in accordance with Appropriate Accounting Principles; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; provided, however, that the Borrower’s assets may be included in a consolidated financial statement of its Affiliate if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower from such Affiliate and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on the Borrower’s own separate balance sheet (if the Borrower prepares its own separate balance sheet); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the Equityholder and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose,
USActive 55636781.20    -111-

transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause its member or members keep minutes of all meetings and actions by written consent and observe in all respects all other limited liability company formalities; (xviii) not acquire the obligations or any securities of its Affiliates except as otherwise permitted under the Transaction Documents; (xix) [reserved]; (xx) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Borrower, shall immediately become the member of the Borrower in accordance with its organizational documents; and (xxi) it shall not divide or permit any division of the Borrower under Applicable Law.
(b)The Borrower shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a) or otherwise pursuant to the Transaction Documents; (ii) fail to be solvent; (iii) release, sell, transfer, convey or assign any Collateral Obligation unless in accordance with the Transaction Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Borrower, enter into any transaction with an Affiliate of the Borrower except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.
Section XVI.6Hedging Agreements.   With respect to any Fixed Rate Collateral Obligation (other than Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount”), the Borrower hereby covenants and agrees that, upon the direction of the Agent in its sole discretion as notified to the Borrower and the Servicer on or prior to the related Funding Date for such Collateral Obligation, the Borrower shall obtain and deliver to the Collateral Agent (with a copy to the Agent and each Lender Agent) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Agent in its reasonable discretion, which (1) each shall have a notional principal amount equal to or greater than $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Distribution Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Agent) and zero losses, and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Agent in its sole discretion.
(b)In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment by 12:30 p.m., New York City time, on such date. The Borrower shall give notice to each Lender Agent upon the continuing failure by any Hedge Counterparty to perform its obligations during the two Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Agent.
USActive 55636781.20    -112-

(c)In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within 30 days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, either (x) such Hedge Counterparty, upon the receipt of the consent of the Agent, will enter into an arrangement the purpose of which shall be to assure performance by the Hedge Counterparty of its obligations under the applicable Hedging Agreement; or (y) the Borrower shall, at its option and with the written consent (in its sole discretion) of the Agent, either (i) cause such Hedge Counterparty to pledge securities in the manner provided by applicable law which shall be held by the Collateral Agent, for the benefit of the Secured Parties, free and clear of the Lien of any third party, in a manner conferring on the Collateral Agent a perfected first Lien in such securities securing such Hedge Counterparty’s performance of its obligations under the applicable Hedging Agreement, (ii) provided that a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 10.6(d) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Agent, each Lender Agent and the Agent) of its intention to terminate the applicable Hedging Agreement within such 30day period and (B) terminate the applicable Hedging Agreement within such 30day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (iii) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 10.6(c)) with the written consent (in its sole discretion) of the Agent (a “Qualified Substitute Arrangement”); provided, that in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Agent, then the provisions of this Section 10.6(c), shall again be applied and in connection therewith the 30day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.
(d)Unless an alternative arrangement pursuant to clause (x) or (y)(i) or (y)(iii) of Section 10.6(c) is being established, the Borrower shall use its best efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 10.6 during the 30day period referred to in Section 10.6(c). The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of the 30day period referred to in said Section 10.6(c), the Borrower delivers to the Collateral Agent (with a copy to the Agent and each Lender Agent) (i) a Replacement Hedging Agreement or Qualified Substitute Arrangement, (ii) to the extent applicable, an Opinion of Counsel reasonably satisfactory to the Agent as to the due authorization, execution and delivery and validity and enforceability of such Replacement Hedging Agreement or Qualified Substitute Arrangement, as the case may be, and (iii) evidence that the Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.
(e)The Borrower shall notify the Agent, each Lender Agent and the Collateral Agent within five Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.
USActive 55636781.20    -113-

(f)The Borrower may at any time obtain a Replacement Hedging Agreement with the consent (in its sole discretion) of the Agent.
(g)The Borrower shall not agree to any amendment to any Hedging Agreement without the consent (in its sole discretion) of the Agent.
(h)The Borrower shall notify the Agent, each Lender Agent and the Collateral Agent after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.
(i)The Borrower, with the consent of the Agent in its sole discretion, may sell all or a portion of the Hedging Agreements; provided, that no consent of the Agent shall be required for the sale of all or a portion of any Hedging Agreement relating to Fixed Rate Collateral Obligations not counted as “excess” pursuant to clause (d) of the definition of “Excess Concentration Amount.” The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Agent, each Lender Agent, the Collateral Administrator and the Collateral Agent of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Agent, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Agent, execute all documentation necessary to release the Lien of the Collateral Agent on such Hedging Agreement and proceeds thereof.
Notwithstanding the foregoing, with respect to any Collateral Obligation, the Borrower may include in an Asset Approval Request provisions of Hedging Agreements applicable to such Collateral Obligation, and, if nothing to the contrary is included in the related Approval Notice delivered to the Borrower by the Agent, the provisions relating to Hedging Agreements in the Asset Approval Request shall control to the extent such provisions conflict with this Section 10.6. Notwithstanding anything to the contrary in this Section 10.6, the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 10.6 with respect to any Hedging Agreement, the sole result will be that the Collateral Obligation or Collateral Obligations that are the subject of such Hedging Agreement shall immediately cease to be Eligible Collateral Obligations for all purposes under this Agreement.
Section XVI.7Know Your Customer. Promptly upon the request of any Lender or the Agent, the Borrower shall supply, or procure the supply of, such documentation and other evidence as is requested by such Lender or the Agent (for itself or on behalf of any Lender or any prospective Lender) in order for such Lender or Agent (or any prospective Lender) to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to the Borrower under all applicable laws and regulations pursuant to the transactions contemplated under the Transaction Documents.
Section XVI.8Taxes. For U.S. federal income tax purpose, the Borrower will be an entity disregarded as separate from the Equityholder and the Equityholder or its parent will be treated as a United States person for U.S. federal income tax purposes. The Borrower will file on a timely basis all federal and other material Tax returns required to be filed, if any, and will pay all federal and other material Taxes due and payable by it and any assessments made against it or
USActive 55636781.20    -114-

any of its property (other than any amount the validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with Appropriate Accounting Principles are provided on the books of the Borrower).
Section XVI.9Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with any other Person or permit any other Person to become the successor to all or substantially all of its business or assets without the prior written consent of the Agent in its sole discretion. Notwithstanding anything to the contrary herein or in any Transaction Document, the Borrower may consummate the Siris Peak Merger on November 1, 2021, so long as the Borrower is the surviving entity thereof.
Section XVI.10Deposit of Collections. The Borrower shall transfer, or cause to be transferred, all Collections to the Collection Account by the close of business on the Business Day following the date such Collections are received by the Borrower, the Equityholder, the Servicer or any of their respective Affiliates.
Section XVI.11Indebtedness; Guarantees. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted under the Transaction Documents. The Borrower shall incur no Indebtedness secured by the Collateral other than the Obligations. The Borrower shall not assume, guarantee, endorse or otherwise be or become directly or contingently liable for the obligations of any Person by, among other things, agreeing to purchase any obligation of another Person, agreeing to advance funds to such Person or causing or assisting such Person to maintain any amount of capital, other than as expressly permitted under the Transaction Documents.
Section XVI.12Limitation on Purchases from Affiliates. Other than pursuant to the Sale Agreement, the Borrower shall not purchase any asset from the Equityholder or the Servicer or any Affiliate of the Borrower, the Equityholder or the Servicer; provided that, notwithstanding the foregoing and for the avoidance of doubt, the Borrower may purchase assets from any Subsidiary of the Equityholder pursuant to an agreement other than the Sale Agreement, provided such purchase reflects arm’s length market terms.
Section XVI.13Documents. Except as otherwise expressly permitted herein, it shall not cancel or terminate any of the Transaction Documents to which it is party (in any capacity), or consent to or accept any cancellation or termination of any of such agreements, or amend or otherwise modify any term or condition of any of the Transaction Documents to which it is party (in any capacity) or give any consent, waiver or approval under any such agreement, or waive any default under or breach of any of the Transaction Documents to which it is party (in any capacity) or take any other action under any such agreement not required by the terms thereof, in each case in a manner materially adverse to the Agent or any Lender, unless (in each case) the Agent shall have consented thereto in its sole discretion.
Section XVI.14Preservation of Existence. It shall do or cause to be done all things necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights and franchises in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing
USActive 55636781.20    -115-

in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect.
Section XVI.15Limitation on Investments. The Borrower shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Transaction Documents.
Section XVI.16Distributions.  The Borrower shall not declare or make (i) payment of any distribution on or in respect of any equity interests, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire such equity interests; provided that the Borrower may make a distribution of (A)(1) Interest Collections, (2) Principal Collections or proceeds of any Loan, and (3) with the prior written consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), any Collateral Obligations or other assets of the Borrower, in each case, as set forth in clauses (A)(1) through (A)(3), if after giving effect to such distribution, (w) as certified in writing by the Borrower and Collateral Manager to the Agent (with a copy to each Lender Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a) on the next Distribution Date, (x) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing, (y) each Collateral Quality Test is satisfied and (z) the Borrowing Base Condition is satisfied, (B) amounts paid (or released or distributed) to it pursuant to Section 8.3(a) on the applicable Distribution Date, (C) the proceeds of any Loan on the applicable Loan Date, if after giving effect to such distribution, (x) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing or (y) the Borrowing Base Condition is satisfied, but only if such Loan is made in respect of an Eligible Collateral Obligation acquired by the Borrower either (1) prior to such Loan Date if such Eligible Collateral Obligation was identified on the related Asset Approval Request as an asset with respect to which the Borrower intends to make a future distribution pursuant to this Section 10.16(a)(C)(1) or (2) on such Loan Date and (D) in connection with a Permitted Securitization if after giving effect to such distribution, (x) as certified in writing by the Borrower and Servicer to the Agent (with a copy to each Lender Agent), sufficient proceeds remain for all payments to be made pursuant to Section 8.3(a) on the next Distribution Date, (y) no Unmatured Event of Default, Event of Default, Unmatured Servicer Event of Default or Servicer Event of Default shall have occurred and be continuing, and (z) the Borrowing Base Condition is satisfied; provided further, the Borrower shall only make distributions to the Equityholder during the Revolving Period and in accordance with this Section 10.16.
(b)Prior to foreclosure by the Agent upon any Collateral pursuant to Section 13.3(c), nothing in this Section 10.16 or otherwise in this Agreement shall restrict (i) the Servicer from exercising any Warrant Assets issued to it by Obligors from time to time or (ii) the Borrower from exercising any Warrant Assets issued to it by Obligors from time to time to the extent funds are available to the Borrower under Section 8.3(a) or made available to the Borrower.
USActive 55636781.20    -116-

Section XVI.17Performance of Borrower Assigned Agreements. The Borrower shall (i) perform and observe in all material respects all the terms and provisions of the Transaction Documents (including each of the Borrower Assigned Agreements) to which it is a party to be performed or observed by it, maintain such Transaction Documents in full force and effect, and enforce such Transaction Documents in accordance with their terms, and (ii) upon reasonable request of the Agent, make to any other party to such Transaction Documents such demands and requests for information and reports or for action as the Borrower is entitled to make thereunder.
Section XVI.18Reserved.
Section XVI.19Further Assurances; Financing Statements.   The Borrower agrees that at any time and from time to time, at its expense and upon reasonable request of the Agent or the Collateral Agent (acting solely at the request of the Agent), it shall promptly execute and deliver all further instruments and documents, and take all reasonable further action, that is necessary or desirable to perfect and protect the assignments and security interests granted or purported to be granted by this Agreement or to enable the Collateral Agent or any of the Secured Parties to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. Without limiting the generality of the foregoing, the Borrower authorizes the filing of such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable or that the Collateral Agent (acting solely at the Agent’s request) may reasonably request to protect and preserve the assignments and security interests granted by this Agreement. Such financing statements filed against the Borrower may describe the Collateral in the same manner specified in Section 12.1 or in any other manner as the Agent may reasonably determine is necessary to ensure the perfection of such security interest (without disclosing the names of, or any information relating to, the Obligors thereunder), including describing such property as all assets or all personal property of the Borrower whether now owned or hereafter acquired.
(b)The Borrower and each Secured Party hereby severally authorize the Collateral Agent, upon receipt of written direction from the Agent, to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral.
(c)It shall furnish to the Collateral Agent and the Agent from time to time such statements and schedules further identifying and describing the Related Security and such other reports in connection with the Collateral as the Collateral Agent (acting solely at the Agent’s request) or the Agent may reasonably request, all in reasonable detail; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Agent or any Lender.
Section XVI.20Obligor Payment Instructions. The Borrower acknowledges that the power of attorney granted in Section 13.10 to the Collateral Agent permits the Collateral Agent to send (at the Agent’s written direction after the occurrence and during the continuance of an Event of Default, and subject to Section 13.3(b)) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral and the obligation to make
USActive 55636781.20    -117-

payments to an Account as directed by the Collateral Agent (at the written direction of the Agent).
Section XVI.21Delivery of Collateral Obligation Files. The Borrower (or the Servicer on behalf of the Borrower) shall deliver to the Collateral Administrator in .pdf format at GSOCapital@wilmingtontrust.com (with a copy to the Agent at the following e-mail addresses (for electronic copies): Ed.deserio@sgcib.com and list.amer-mml-portfolio-management@sgcib.com, and a copy to each Lender Agent) the related Collateral Obligation Files promptly upon receipt but in no event later than five (5) Business Days of the related Funding Date; provided that any file stamped document included in any related Collateral Obligation File shall be delivered as soon as they are reasonably available (even if not within five (5) Business Days of the related Funding Date); provided further that the Collateral Administrator shall not have any obligations in connection with the failure of the Borrower (or the Servicer on behalf of the Borrower) to deliver the Collateral Obligation Files pursuant to the terms hereof.
Section XVI.22Sanctions. The Borrower shall not request any Loan, and shall not (and shall procure that its Affiliates and its or their respective directors, officers, employees and agents shall not) use the proceeds of any Loan, in each case, directly or indirectly, for (1) the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any country that is the subject of any Sanctions, or (2) in any manner that would result in the violation of any applicable Sanctions.
Section XVI.23Anti-Corruption and Anti-Money Laundering Laws. No portion of the proceeds of any Loan will be used, directly or indirectly, (a) in violation of Anti-Corruption Laws or Anti-Money Laundering Laws, or (b) for any payment, promise to pay, or authorization of any payment (or giving of anything of value) to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business, or obtain any improper advantage, in violation of Anti-Corruption Laws.
Section XVI.24Beneficial Ownership Certification. Promptly following any request therefor, the Borrower shall deliver to the Agent information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation, including any Beneficial Ownership Certification in relation to the Borrower. Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification shall be furnished to the Agent promptly.
Section XVI.25Retention Letter. The Borrower shall (a) procure the Retention Provider not to amend, supplement, modify, repudiate or waive any provision, of any Retention Letter without the prior written consent of the Agent and each Lender and (b) procure that the Retention Provider has not changed and will not change the manner in which it retains the Retained Interest (as defined in the Retention Letter), except to the extent permitted by the
USActive 55636781.20    -118-

European Retention Requirements and with the prior written consent of the Agent and each Lender.
Section XVI.26Securitisation Regulation. The Borrower shall deliver (or shall cause to be delivered) to the Agent and the Lenders:
(a)promptly following a request by any Lender which is (x) received in connection with a material amendment of any Transaction Document, a confirmation of the Retention Letter from the Retention Provider or (y) for additional information which is either in the possession of the Retention Provider or can be obtained at no material cost to the Retention Provider, such additional information as such Lender may reasonably request in order for such Lender to comply with the Securitisation Regulation;
(b)promptly on becoming aware of the occurrence thereof, written notice of (x) any failure by the Retention Provider to hold the Retained Interest in accordance with paragraph (a) of Section 2 of the Retention Letter; or (y) any failure by the Retention Provider to comply with any of its undertakings under paragraphs (b), (c), (e), (g) or (h) of Section 2 of the Retention Letter;
(c)on a monthly basis in each Monthly Report, a certificate from an Responsible Officer of the Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter; and
(d)upon any written request therefor by or on behalf of the Borrower or any Lender delivered as a result of a material change in (x) the performance of the Loans, (y) the risk characteristics of the transaction or (z) the Collateral Obligations and/or the Permitted Investments from time to time, a certificate from an Responsible Officer of the Retention Provider confirming continued compliance with the requirements set forth in the Retention Letter.
ARTICLE XVII

THE COLLATERAL AGENT AND THE COLLATERAL ADMINISTRATOR
Section XVII.1Appointment of Collateral Agent and Collateral Administrator. Wilmington Trust, National Association is hereby appointed as Collateral Agent pursuant to the terms hereof. The Secured Parties hereby appoint the Collateral Agent to act exclusively as the agent for purposes of perfection of a security interest in the Collateral and Collateral Agent of the Secured Parties to act as specified herein and in the other Transaction Documents to which the Collateral Agent is a party. Wilmington Trust, National Association is hereby appointed as Collateral Administrator pursuant to the terms hereof.
Section XVII.2Monthly Reports. The Collateral Administrator shall prepare the Monthly Report in accordance with Section 8.5 and the Collateral Agent shall distribute funds in accordance with such Monthly Report in accordance with Section 8.3.
USActive 55636781.20    -119-

Section XVII.3Collateral Administration. The Collateral Administrator shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Servicer, the Agent and the Lender Agents certain reports, schedules and calculations, all as more particularly described in this Section 11.3, based upon information and data received from the Borrower and/or the Servicer pursuant to Section 7.7 or from the Lender Agents and/or the Agent.
(a)In connection therewith, the Collateral Administrator shall:
(i)within 15 days after the Effective Date, create a Collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the Accounts from time to time and Permitted Investments in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);
(ii)update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral granted to the Collateral Agent from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower, the Servicer or the Agent as may be reasonably required by the Collateral Administrator from time to time or based upon notices received by the Collateral Administrator from the issuer, or trustee or agent bank under an underlying instrument, or similar source;
(iii)track the receipt and allocation to the Collection Account of Principal Collections and Interest Collections and any withdrawals therefrom and, on each Business Day, provide to the Servicer and Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Administrator shall provide any such report which can be reasonably prepared to the Agent or the Servicer upon its request therefor;
(iv)prepare and deliver to the Agent, each Lender Agent, the Borrower and the Servicer on each Reporting Date, the Monthly Report and any update pursuant to Section 8.5 when requested by the Servicer, the Borrower or the Agent, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by each Lender Agent and the Agent pursuant to Section 3.4 and such other information as may be provided to the Collateral Administrator by the Borrower, the Servicer, the Agent, any Lender Agent or any Lender;
(v)provide other such information with respect to the Collateral granted to the Collateral Agent and not released as may be routinely maintained by the Collateral Administrator in performing its ordinary Collateral Administrator function pursuant hereunder, as the Borrower, the Servicer, the Agent, any Lender Agent or any Lender may reasonably request from time to time; and
(vi)track the Principal Balance of each Collateral Obligation and report such balances to the Agent and the Servicer upon request.
USActive 55636781.20    -120-

(b)The Collateral Administrator shall provide to the Servicer a copy of all written notices and communications identified as being sent to it in connection with the Collateral Obligations and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent, the Collateral Custodian nor the Collateral Administrator be under any duty or obligation to take any action on behalf of the Servicer in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from the Servicer, prior to the occurrence of an Event of Default or a Servicer Event of Default or the Agent, after the occurrence of an Event of Default or a Servicer Event of Default, subject to Section 13.3(b), in which event the Collateral Agent shall only vote, consent or take such other action in accordance with such instructions. In the absence of such instructions, no action will be taken.
(c)In addition to the above:
(i)The Agent and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting solely at the direction of the Agent) as its agent to execute and deliver all further instruments and documents, and take all further action (solely at the written direction of the Agent) that the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution or filing by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral Obligations now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 11.3(c)(i) shall be deemed to relieve the Borrower or the Servicer of their respective obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with Section 10.1. It is understood and agreed that any and all actions performed by the Collateral Agent in connection with this Section 11.3(c)(i) shall be at the written direction of the Agent, and the Collateral Agent shall have no responsibility or liability in connection with determining any actions necessary or desirable to perfect, protect or more fully secure the security interest granted by the Borrower hereunder or to enable any Person to exercise or enforce any of their respective rights hereunder.
(ii)The Agent may direct the Collateral Agent in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Agent, any Secured
USActive 55636781.20    -121-

Parties or otherwise if the taking of such action, in the determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Agent within 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.
(iii)Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it (x) unless and until (and to the extent) expressly so directed by the Agent or (y) prior to the Facility Termination Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by a Responsible Officer of the Collateral Agent.
(d)If, in performing its duties under this Agreement, the Collateral Agent or the Collateral Administrator is required to decide between alternative courses of action, the Collateral Agent or the Collateral Administrator, as the case may be, may request written instructions from the Agent as to the course of action desired by it. If the Collateral Agent or the Collateral Administrator, as the case may be, does not receive such instructions within two Business Days after it has requested them, the Collateral Agent or the Collateral Administrator, as the case may be, may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent or the Collateral Administrator, as the case may be, shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent and the Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.
(e)Concurrently herewith, the Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Account Control Agreement and any other related agreements in the form delivered to the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Account Control Agreement and any other Transaction Documents or related agreements in such capacity.
Section XVII.4Removal or Resignation of Collateral Agent and Collateral Administrator.
USActive 55636781.20    -122-

(a)The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 30 days’ prior written notice to the Servicer, the Borrower, the Agent and each Lender Agent; provided, that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent has been appointed which successor Collateral Agent, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Agent’s resignation, the Agent shall promptly appoint a successor Collateral Agent (which successor Collateral Agent shall be reasonably acceptable to the Majority Lenders and the Borrower) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 30 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction at the Borrower’s expense to appoint a successor Collateral Agent. The Agent upon at least 60 days’ prior written notice to the Collateral Agent, the Borrower and each Lender Agent, may with or without cause remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Agent, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Agent (which successor Collateral Agent shall be reasonably acceptable to the Majority Lenders and the Borrower). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower, each Lender Agent and the Servicer.
(b)The Collateral Administrator may at any time resign and terminate its obligations under this Agreement upon at least 30 days’ prior written notice to the Servicer, the Borrower, the Agent and each Lender Agent; provided, that no resignation or removal of the Collateral Administrator will be permitted unless a successor Collateral Administrator has been appointed which successor Collateral Administrator, so long as no Unmatured Servicer Event of Default, Servicer Event of Default, Unmatured Event of Default or Event of Default has occurred and is continuing, is reasonably acceptable to the Servicer. Promptly after receipt of notice of the Collateral Administrator’s resignation, the Agent shall promptly appoint a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Majority Lenders and the Borrower) by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Servicer, each Lender Agent, the resigning Collateral Administrator and to the successor Collateral Administrator. In the event no successor Collateral Administrator shall have been appointed within 30 days after the giving of notice of such resignation, the Collateral Administrator may petition any court of competent jurisdiction at the Borrower’s expense to appoint a successor Collateral Administrator. The Agent upon at least 60 days’ prior written notice to the Collateral Administrator, the Borrower and each Lender Agent, may with or without cause remove and discharge the Collateral Administrator or any successor Collateral Administrator thereafter appointed from the performance of its duties under this Agreement. Promptly after giving notice of removal of the Collateral Administrator, the Agent shall appoint, or petition a court of competent jurisdiction to appoint, a successor Collateral Administrator (which successor Collateral Administrator shall be reasonably acceptable to the Majority Lenders and the
USActive 55636781.20    -123-

Borrower). Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Administrator and the successor Collateral Administrator, with a copy delivered to the Borrower, each Lender Agent and the Servicer.
Section XVII.5Representations and Warranties. The Collateral Agent represents and warrants to the Borrower, the Agent, the Lenders and Servicer that:
(a)the Collateral Agent has the corporate power and authority and the legal rights to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;
(b)no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Official Body and no consent of any other Person (including any stockholder or creditor of the Collateral Agent) is required in connection with the execution, delivery performance, validity or enforceability of this Agreement; and
(c)this Agreement has been duly executed and delivered on behalf of the Collateral Agent and constitutes a legal, valid and binding obligation of the Collateral Agent enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in proceedings in equity or at law).
Section XVII.6No Adverse Interest of Collateral Agent. By execution of this Agreement, the Collateral Agent represents and warrants that it currently holds and during the existence of this Agreement shall hold, no adverse interest, by way of security or otherwise, in any Collateral Obligation or any document in the Collateral Obligation Files. Neither the Collateral Obligations nor any documents in the Collateral Obligation Files shall be subject to any security interest, lien or right of setoff by the Collateral Agent or any third party claiming through the Collateral Agent, and the Collateral Agent shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party interest in, the Collateral Obligations or documents in the Collateral Obligation Files, except that the preceding clause shall not apply to the Collateral Agent or the Collateral Custodian with respect to (i) the Collateral Agent Fees and Expenses or the Collateral Custodian Fees and Expenses, and (ii) in the case of any accounts, with respect to (x) returned or charged-back items, (y) reversals or cancellations of payment orders and other electronic fund transfers, or (z) overdrafts in the Collection Account.
Section XVII.7Reliance of Collateral Agent and Collateral Administrator.
(a)The Collateral Agent may rely conclusively on the Officer’s Certificate of the Servicer. The Collateral Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.
USActive 55636781.20    -124-

(b)The Collateral Administrator may rely conclusively on the Officer’s Certificate of the Servicer. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.
Section XVII.8Limitation of Liability and Collateral Agent and Collateral Administrator Rights.   Each of the Collateral Agent and the Collateral Administrator may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent and Collateral Administrator may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Agent or (b) the verbal instructions of the Agent.
(b)Each of the Collateral Agent and the Collateral Administrator may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
(c)Neither the Collateral Agent nor the Collateral Administrator shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct or grossly negligent performance or omission of its duties.
(d)Neither the Collateral Agent nor the Collateral Administrator makes any warranty or representation and shall have any responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will be required to and will make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral.
(e)Neither the Collateral Agent nor the Collateral Administrator shall have any duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and the other Transaction Documents to which it is a party and no covenants or obligations shall be implied in this Agreement against the Collateral Agent or the Collateral Administrator, as applicable.
(f)Neither the Collateral Agent nor the Collateral Administrator shall be required to expend or risk its own funds in the performance of its duties hereunder.
(g)It is expressly agreed and acknowledged that neither the Collateral Agent nor the Collateral Administrator is guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.
USActive 55636781.20    -125-

(h)In case any reasonable question arises as to its duties hereunder, each of the Collateral Agent and the Collateral Administrator may, prior to the occurrence of an Event of Default, request instructions from the Servicer and may, after the occurrence of an Event of Default, request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received written instructions from the Servicer or the Agent, as applicable. Neither the Collateral Agent nor the Collateral Administrator shall in any event have any liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Servicer or the Agent, as applicable. In no event shall the Collateral Agent or the Collateral Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent or the Collateral Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.
(i)In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.
(j)Without limiting the generality of any terms of this section, neither the Collateral Agent nor the Collateral Administrator shall have any liability for any failure, inability or unwillingness on the part of the Servicer, the Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have any liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.
(k)Neither the Collateral Agent nor the Collateral Administrator shall be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent and the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. It is expressly acknowledged by the Borrower, the Servicer, the Agent and each Lender Agent that application and performance by the Collateral Agent or the Collateral Administrator of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Servicer, the Agent, any Lender Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Obligation, and neither the Collateral Agent nor the Collateral Administrator shall have any responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent or the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.
USActive 55636781.20    -126-

(l)The Collateral Agent or the Collateral Administrator may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, by or through agents or attorneys, and neither the Collateral Agent nor the Collateral Administrator shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. None of the Collateral Agent, the Collateral Administrator or any of their respective affiliates, directors, officers, shareholders, agents or employees will be liable to the Servicer, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent or the Collateral Administrator constituting willful misconduct or gross negligence of its respective duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall in any event have any liability for the actions or omissions of the Borrower, the Servicer, the Agent or any other Person, and shall have any liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s or the Collateral Administrator’s own willful misconduct or gross negligence of its duties hereunder. Neither the Collateral Agent nor the Collateral Administrator shall be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Servicer, the Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent or the Collateral Administrator.
(m)Neither the Collateral Agent nor the Collateral Administrator shall be under any obligation to exercise or honor any of the rights or powers vested in it by this Agreement at the request or direction of the Agent (or any other Person authorized or permitted to direct the Collateral Agent hereunder) pursuant to this Agreement, unless the Agent (or such other Person) shall have offered the Collateral Agent or the Collateral Administrator security or indemnity reasonably acceptable to the Collateral Agent or the Collateral Administrator against costs, expenses and liabilities (including any legal fees) that might reasonably be incurred by it in compliance with such request or direction.
(n)Neither the Collateral Agent nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) neither the Collateral Agent nor the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a default has occurred and is continuing and (b) neither the Collateral Agent nor the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed as indicated herein. Neither the Collateral Agent nor the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Agent.
(o)Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.
USActive 55636781.20    -127-

(p)It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance by any other person with the requirements of this Agreement.
(q)The Collateral Agent and the Collateral Administrator may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such person and its Affiliates (the "Related Parties") for the Collateral Agent and the Collateral Administrator. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Collateral Agent and the Collateral Administrator and any such sub-agent.
(r)The protections set forth in this Section 11.8 shall likewise be available and applicable to the Securities Intermediary and the Collateral Custodian.
(s)The Collateral Agent and the Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that the Collateral Agent and the Collateral Administrator takes commercially reasonable efforts to resume performance after the cessation of such acts. Such acts shall include acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
(t)If at any time the Collateral Agent or the Collateral Administrator is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Agent or the Collateral Administrator is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Collateral Agent or the Collateral Administrator complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Agent or the Collateral Administrator shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
Section XVII.9Tax Reports. Neither the Collateral Agent nor the Collateral Administrator shall be responsible for the preparation or filing of any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than in respect of the Collateral Agent’s compensation or for reimbursement of expenses.
Section XVII.10Merger or Consolidation. Any Person (i) into which the Collateral Agent or the Collateral Administrator may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent or the Collateral Administrator shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent or the Collateral Administrator substantially as a whole, which Person in any of the foregoing cases
USActive 55636781.20    -128-

executes an agreement of assumption to perform every obligation of the Collateral Agent or the Collateral Administrator hereunder, shall be the successor to the Collateral Agent or the Collateral Administrator under this Agreement and any other Transaction Document to which the Collateral Agent or the Collateral Administrator, as applicable, is a party without further act of any of the parties to this Agreement.
Section XVII.11Collateral Agent and Collateral Administrator Compensation.
(a)As compensation for its activities hereunder, the Collateral Agent (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Agent under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Agent Fees and Expenses”). The Borrower agrees to reimburse the Collateral Agent in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.
(b)As compensation for its activities hereunder, the Collateral Administrator (in each of its capacities hereunder, including as Securities Intermediary) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Administrator under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Administrator Fees and Expenses”). The Borrower agrees to reimburse the Collateral Administrator in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Administrator in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.
(c)As compensation for its activities hereunder, the Collateral Custodian (in each of its capacities hereunder) shall be entitled to its fees from the Borrower as set forth in the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter and any other accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Servicer, or both but without duplication, to the Collateral Custodian under the Transaction Documents (including, without limitation, Indemnified Amounts payable under ARTICLE XVI) (collectively, the “Collateral Custodian Fees and Expenses”). The Borrower agrees to reimburse the Collateral Custodian in accordance with the provisions of Section 8.3 for all reasonable, out-of-pocket, documented expenses, disbursements and advances incurred or made by the Collateral Custodian in accordance with any provision of this Agreement or the other Transaction Documents or in the enforcement of any provision hereof or in the other Transaction Documents.
USActive 55636781.20    -129-

Section XVII.12Anti-Terrorism Laws. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Collateral Agent and the Collateral Custodian are required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Collateral Agent and the Collateral Custodian. Accordingly, each of the parties agrees to provide to the Collateral Agent and the Collateral Custodian, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent and the Collateral Custodian to comply with Applicable Laws as set forth above.
Section XVII.13Erroneous Payments.
(a)Each Lender hereby agrees that (i) if the Collateral Administrator or the Collateral Agent notifies such Lender that the Collateral Administrator or the Collateral Agent, as applicable, has determined in its sole discretion that any funds received by such Lender from the Collateral Administrator, the Collateral Agent or any of their respective Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Collateral Administrator or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Collateral Administrator or the Collateral Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Collateral Administrator or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Administrator or the Collateral Agent, as applicable, for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Collateral Administrator or the Collateral Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives an Erroneous Payment from the Collateral Administrator or the Collateral Agent, as applicable (or any of their respective Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Collateral Administrator or the Collateral Agent, as applicable (or any of their respective Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such
USActive 55636781.20    -130-

error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Administrator or the Collateral Agent, as applicable, for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Collateral Administrator or the Collateral Agent, as applicable, of such occurrence and, upon demand from the Collateral Administrator or the Collateral Agent, as applicable, it shall promptly, but in all events no later than one Business Day thereafter, return to the Collateral Administrator or the Collateral Agent, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Collateral Administrator or the Collateral Agent, as applicable, in same day funds at the greater of the Federal Funds Rate and a rate determined by the Collateral Administrator or the Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)The Borrower and each other party hereto hereby agrees that in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Collateral Administrator or the Collateral Agent, as applicable, shall be subrogated to all the rights and interests of such Lender under the Transaction Documents with respect to such amount. The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, the Equityholder or the Collateral Manager, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent or other applicable Secured Party from the Borrower, the Equityholder or the Collateral Manager for the purpose of making payment in respect of the Obligations. Notwithstanding anything to the contrary herein, in connection with any Erroneous Payment (including in connection with any subrogation related thereto), under no circumstances shall the Collateral Administrator or the Collateral Agent be deemed a lender-of-record.
(d)Each party’s obligations under this Section 11.13 shall survive the resignation or replacement of the Collateral Administrator or the Collateral Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.
ARTICLE XVIII

GRANT OF SECURITY INTEREST
Section XVIII.1Borrower’s Grant of Security Interest. As security for the prompt payment or performance in full when due, whether at stated maturity, by acceleration or otherwise, of all Obligations (including Loans, Interest, all Fees and other amounts at any time
USActive 55636781.20    -131-

owing hereunder), the Borrower hereby assigns and pledges to the Collateral Agent for the benefit of the Secured Parties, and grants to the Collateral Agent for the benefit of the Secured Parties, a security interest in and lien upon, all of the Borrower’s personal property, including the Borrower’s right, title and interest in and to the following (other than Retained Interests), in each case whether now or hereafter existing or in which Borrower now has or hereafter acquires an interest and wherever the same may be located (collectively, the “Collateral”):
(a)all Collateral Obligations;
(b)all Related Security;
(c)the Sale Agreement and all documents now or hereafter in effect to which the Borrower is a party (collectively, the “Borrower Assigned Agreements”), including (i) all rights of the Borrower to receive moneys due and to become due under or pursuant to the Borrower Assigned Agreements, (ii) all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Assigned Agreements, (iii) claims of the Borrower for damages arising out of or for breach of or default under the Borrower Assigned Agreements, and (iv) the right of the Borrower to amend, waive or terminate the Borrower Assigned Agreements, to perform under the Borrower Assigned Agreements and to compel performance and otherwise exercise all remedies and rights under the Borrower Assigned Agreements; notwithstanding anything contained herein to the contrary, the Collateral shall not include the right of the Borrower to terminate the Servicer or replace the Servicer;
(d)all of the following (the “Account Collateral”):
(i)each Account, all funds held in any Account (other than Excluded Amounts), and all certificates and instruments, if any, from time to time representing or evidencing any Account or such funds,
(ii)all investments from time to time of amounts in the Accounts and all certificates and instruments, if any, from time to time representing or evidencing such investments,
(iii)all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent or any Secured Party or any assignee or agent on behalf of the Collateral Agent or any Secured Party in substitution for or in addition to any of the then existing Account Collateral, and
(iv)all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the then existing Account Collateral;
(e)all additional property that may from time to time hereafter be granted and pledged by the Borrower or by anyone on its behalf under this Agreement;
(f)all Accounts, all Certificated Securities, all Chattel Paper, all Documents, all Equipment, all Financial Assets, all General Intangibles, all Instruments, all Investment
USActive 55636781.20    -132-

Property, all Inventory, all Securities Accounts, all Security Certificates, all Security Entitlements and all Uncertificated Securities of the Borrower;
(g)each Hedging Agreement, including all rights of the Borrower to receive moneys due and to become due thereunder; and
(h)all proceeds, accessions, substitutions, rents and profits of any and all of the foregoing Collateral (including proceeds that constitute property of the types described in subsections (a) through (g) above) and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent or a Secured Party or any assignee or agent on behalf of the Collateral Agent or a Secured Party is the loss payee thereof) or any indemnity, warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.
Section XVIII.2Borrower Remains Liable. Notwithstanding anything in this Agreement, (a) except to the extent of the Servicer’s duties under the Transaction Documents, the Borrower shall remain liable under the Collateral Obligations, Borrower Assigned Agreements and other agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by a Secured Party or the Collateral Agent of any of its rights under this Agreement shall not release the Borrower or the Servicer from any of their respective duties or obligations under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral, (c) the Secured Parties and the Collateral Agent shall not have any obligation or liability under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral by reason of this Agreement, and (d) neither the Collateral Agent nor any of the Secured Parties shall be obligated to perform any of the obligations or duties of the Borrower or the Servicer under the Collateral Obligations, Borrower Assigned Agreements or other agreements included in the Collateral or to take any action to collect or enforce any claim for payment assigned under this Agreement.
Section XVIII.3Release of Collateral. Until the Obligations have been paid in full (other than contingent Obligations for which no claim has been asserted), the Collateral Agent may not release any Lien covering any Collateral except for (i) Collateral Obligations sold pursuant to Section 7.10, (ii) any Related Security identified by the Borrower (or the Servicer on behalf of the Borrower) to the Collateral Agent so long as the Facility Termination Date has not occurred or (iii) Repurchased Collateral Obligations or Substituted Collateral Obligation pursuant to Section 7.11.
In connection with the release of a Lien on any Collateral permitted pursuant to this Section 12.3, the Collateral Agent, on behalf of the Secured Parties, will, at the sole expense of the Borrower, execute and deliver to the Borrower any assignments, bills of sale, termination statements and any other releases and instruments as the Borrower may reasonably request in order to effect the release and transfer of such Collateral; provided, that the Collateral Agent, on behalf of the Secured Parties, will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such sale or transfer and assignment.
USActive 55636781.20    -133-

ARTICLE XIX

EVENT OF DEFAULTS
Section XIX.1Event of Defaults. Each of the following shall constitute an Event of Default under this Agreement:
(a)any default in the payment when due of (i) any principal of any Loan or (ii) any other amount payable by the Borrower or the Servicer hereunder, including any Interest on any Loan, any fee, in each case, which default shall continue for three (3) Business Days;
(b)the Borrower or the Servicer shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, or any other Transaction Document on its part to be performed or observed and, except in the case of the covenants and agreements contained in Section 10.7, Section 10.9, Section 10.11 and Section 10.16 as to each of which no grace period shall apply, any such failure shall remain unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof;
(c)any representation or warranty of the Borrower or the Servicer made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of the Borrower or the Servicer to the Agent, any Lender Agent or any Lender for purposes of or in connection with this Agreement or any other Transaction Document (including any Monthly Report) shall prove to have been false or incorrect in any material respect when made or deemed to have been made and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Servicer, and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; provided, that no breach shall be deemed to occur hereunder in respect of any representation or warranty relating to the “eligibility” of any Collateral Obligation if the Borrower complies with its obligations in Section 7.11 with respect to such Collateral Obligation;
(d)an Insolvency Event shall have occurred and be continuing with respect to either the Borrower, the Servicer or the Equityholder;
(e)the aggregate principal amount of all Loans outstanding hereunder exceeds the Borrowing Base and such condition continues unremedied for fourteen (14) consecutive Business Days (or, in the case of a Borrowing Base Deficiency resulting from an adjustment to the Advance Rate for one or more Collateral Obligations pursuant to Section 2.7, thirty (30) days);
(f)the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower (other than a Permitted Lien), or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower;
USActive 55636781.20    -134-

(g)(i) any Transaction Document or any lien or security interest granted thereunder by the Borrower shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower; or (ii) the Borrower or the Servicer or any other Affiliate thereof shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document; or (iii) any security interest securing any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (except, as to priority, for Permitted Liens) against the Borrower;
(h)a Servicer Event of Default shall have occurred and be continuing past any applicable notice or cure period provided in the definition thereof;
(i)the Borrower shall fail to pay any principal of or premium or interest on any Indebtedness having an aggregate principal amount of $250,000 or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of the Borrower, or any other event, shall occur and such default or event shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; or any early amortization event, pay out event or other similar event (other than as a result of a voluntary prepayment) shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness if the effect of such event is to cause the principal of such Indebtedness to be amortized on an accelerated basis;
(j)a Change of Control shall have occurred;
(k)the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act;
(l)failure on the part of the Borrower or the Servicer to (i) make any payment or deposit (including, without limitation, with respect to bifurcation and remittance of Principal Collections and Interest Collections or any other payment or deposit required to be made by the terms of the Transaction Documents, including, without limitation, to any Secured Party, Affected Person or Indemnitee) required by the terms of any Transaction Document in accordance with Section 7.3(b) and Section 10.10 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral, in each case, subject to the grace periods in Section 13.1 to the extent applicable, or otherwise, for a period of five (5) consecutive Business Days;
USActive 55636781.20    -135-

(m)(i) failure of the Borrower to maintain at least one Independent Manager or (ii) the removal of any Independent Manager without Cause or prior written notice to the Agent and each Lender Agent (in each case as required by the organization documents of the Borrower); provided that, in the case of each of clauses (i) and (ii), the Borrower shall have five (5) Business Days to replace any Independent Manager upon the death, resignation or incapacitation of the current Independent Manager;
(n)the Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Majority Lenders, which consent may be withheld in the exercise of their sole and absolute discretion;
(o)any court shall render a final, non-appealable judgment against the Borrower or the Servicer (i) in an amount in excess of $250,000) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied within 60 days of the making thereof or (ii) for which the Agent shall not have received evidence satisfactory to it that an insurance provider for the Borrower has agreed to satisfy such judgment in full subject to any deductibles not exceeding $250,000); or the attachment of any material portion of the property of the Borrower which has not been released or provided for to the reasonable satisfaction of the Agent within 30 days after the making thereof;
(p)the Borrower shall fail to qualify as a bankruptcyremote entity based upon customary criteria such that neither Dechert LLP or any other reputable counsel could render a substantive nonconsolidation opinion with respect to the Borrower being substantively consolidated into the Equityholder upon an Insolvency Event with respect to the Equityholder; or
(q)failure to pay, on the Facility Termination Date, all outstanding Obligations within three (3) Business Days of such Facility Termination Date.
Section XIX.2Effect of Event of Default.
(a)Optional Termination. Upon notice by the Collateral Agent, acting solely at the direction of the Agent or the Majority Lenders, that an Event of Default (other than an Event of Default described in Section 13.1(d)) has occurred, the Revolving Period will automatically terminate and no Revolving Loans or Swingline Loans will thereafter be made, and the Collateral Agent, acting solely at the direction of the Agent or the Majority Lenders, may declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment (all of which are hereby expressly waived by the Borrower) and the Facility Termination Date shall be deemed to have occurred.
(b)Automatic Termination. Upon the occurrence of an Event of Default described in Section 13.1(d), the Facility Termination Date shall be deemed to have occurred automatically, and all outstanding Loans under this Agreement and all other Obligations under this Agreement shall become immediately and automatically due and payable, all without
USActive 55636781.20    -136-

presentment, demand, protest or notice of any kind (all of which are hereby expressly waived by the Borrower).
Section XIX.3Rights upon Event of Default. (a)    If an Event of Default shall have occurred and be continuing, the Agent may, in its sole discretion, or shall at the direction of the Majority Lenders, direct the Collateral Agent to exercise any of the remedies specified herein in respect of the Collateral and the Collateral Agent shall promptly, solely at the written direction of the Agent or the Majority Lenders, also do one or more of the following (subject to Section 13.9):
(i)institute proceedings in its own name and on behalf of the Secured Parties as Collateral Agent for the collection of all Obligations, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Borrower and any other obligor with respect thereto moneys adjudged due, for the specific enforcement of any covenant or agreement in any Transaction Document or in the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Collateral Agent by Applicable Law or any Transaction Document;
(ii)exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the right and remedies of the Collateral Agent and the Secured Parties which rights and remedies shall be cumulative; and
(iii)require the Borrower and the Servicer, at the Servicer’s expense, to (1) assemble all or any part of the Collateral as directed by the Collateral Agent (solely at the direction of the Agent) and make the same available to the Collateral Agent at a place to be designated by the Collateral Agent (solely at the direction of the Agent) that is reasonably convenient to such parties and (2) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Collateral Agent’s or the Agent’s offices or elsewhere in accordance with Applicable Law. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent (solely at the direction of the Agent) may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the outstanding Loans pursuant to Section 4.1 or otherwise in such order as the Collateral Agent shall be directed by the Agent (in its sole discretion).
(b)Notwithstanding anything to the contrary herein or in any Transaction Document, in connection with any liquidation or disposition of the Collateral, including without limitation, upon the termination of the Commitments following the occurrence and during the
USActive 55636781.20    -137-

continuation of an Event of Default, the Equityholder and/or any of its Affiliates shall have the right to purchase the Collateral subject to such liquidation or at a purchase price at least equal to the sum of the then accrued and outstanding Obligations, as reasonably determined by the Agent. Any such party may exercise such right by delivering written notice to the Agent (an “Exercise Notice”) which shall include a proposed purchase price and be delivered not later than one (1) Business Day after the date on which the Borrower receives notice from the Agent of the occurrence of such Event of Default and termination of the Commitments, as applicable, and the intent of the Agent to liquidate or dispose of the Collateral, and which Exercise Notice shall set forth evidence reasonably satisfactory to the Agent that the Equityholder has access to sufficient capital to consummate such purchase in accordance with this clause (b). Once an Exercise Notice is delivered to the Agent, the delivering party (or its designated Affiliate or managed fund) shall be obligated, irrevocably and unconditionally, to purchase the Collateral, at the price referenced above, for settlement within the normal settlement period for such Collateral. The cash purchase price must be received no later than ten (10) Business Days following delivery of the Exercise Notice. Neither the Collateral Agent, the Agent nor any Lender shall assert any right or remedy in respect of the Collateral, including any right described in Section 13.3(a) or Section 13.10, or cause the removal of the Servicer pursuant to Section 7.02, or cause the liquidation or disposition of the Collateral Obligations to occur, in each case during the time that the Equityholder and its Affiliates are entitled to provide an Exercise Notice and purchase the Collateral pursuant to this Section 13.3(b).
Section XIX.4Collateral Agent May Enforce Claims Without Possession of Notes.  All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Collateral Agent without the possession of the Notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Collateral Agent shall be brought in its own name as Collateral Agent and any recovery of judgment, subject to the payment of the reasonable, out-of-pocket and documented expenses, disbursements and compensation of the Collateral Agent each predecessor Collateral Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of the Notes and other Secured Parties.
Section XIX.5Collective Proceedings.  In any proceedings brought by the Collateral Agent to enforce the Liens under the Transaction Documents (and also any proceedings involving the interpretation of any provision of any Transaction Document), the Collateral Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.
Section XIX.6Insolvency Proceedings.  In case there shall be pending, relative to the Borrower or any other obligor upon the Notes or any Person having or claiming an ownership interest in the Collateral, proceedings under the Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Borrower, its property or such other obligor or Person, or in case of any other comparable judicial proceedings relative to the Borrower or other obligor upon the Notes, or to the creditors of property of the Borrower or such other obligor, the Collateral Agent irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Collateral
USActive 55636781.20    -138-

Agent shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered but without any obligation, subject to Section 13.9(a), by intervention in such proceedings or otherwise:
(a)to file and prove a claim or claims for the whole amount of principal and Interest owing and unpaid in respect of the Notes, all other amounts owing to the Lenders and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for reimbursement of all expenses (including the fees and expenses of counsel) and liabilities incurred, and all advances, if any, made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct) and of each of the other Secured Parties allowed in such proceedings;
(b)unless prohibited by Applicable Law and regulations, to vote (with the consent of the Agent) on behalf of the holders of the Notes in any election of a trustee, a standby trustee or person performing similar functions in any such proceedings;
(c)to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute all amounts received with respect to the claims of the Secured Parties on their behalf; and
(d)to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent or the Secured Parties allowed in any judicial proceedings relative to the Borrower, its creditors and its property;
and any trustee, receiver, liquidator, collateral agent or trustee or other similar official in any such proceeding is hereby authorized by each of such Secured Parties to make payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of payments directly to such Secured Parties, to pay to the Collateral Agent such amounts as shall be sufficient to cover all reasonable expenses and liabilities incurred, and all advances made, by the Collateral Agent and each predecessor Collateral Agent except as determined to have been caused by its own gross negligence or willful misconduct.
Section XIX.7Delay or Omission Not Waiver.  No delay or omission of the Collateral Agent or of any other Secured Party to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Section 13.7 or by law to the Collateral Agent or to the other Secured Parties may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or by the other Secured Parties, as the case may be.
Section XIX.8Waiver of Stay or Extension Laws.  The Borrower waives and covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect
USActive 55636781.20    -139-

the covenants, the performance of or any remedies under this Agreement; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefits or advantages of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Collateral Agent, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section XIX.9Limitation on Duty of Collateral Agent in Respect of Collateral.  Beyond the safekeeping of the documents delivered to it pursuant to Section 9.5 hereof, none of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall have any duty as to any Collateral in its possession or control or in the possession or control of any Lender Agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and none of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be liable or responsible for any misconduct, negligence or loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent, attorney or bailee selected by the Collateral Agent, the Collateral Administrator or the Collateral Custodian in good faith and with due care hereunder.
(b)None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, or for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
(c)None of the Collateral Agent, the Collateral Administrator or the Collateral Custodian shall have any duty to act outside of the United States in respect of any Collateral located in any jurisdiction other than the United States.
Section XIX.10Power of Attorney.   The Borrower hereby irrevocably appoints the Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent (at the direction of the Agent), the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
USActive 55636781.20    -140-

(b)No person to whom this power of attorney is presented as authority for the Collateral Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Collateral Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Collateral Agent unconditionally the authority to take and perform the actions contemplated herein, and the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Transaction Documents have been paid in full and the Collateral Agent has provided its written consent thereto.
(c)Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 13.10 shall only be effective after the occurrence of an Event of Default and shall be subject to Section 13.3(b).
ARTICLE XX

THE AGENT
Section XX.1Appointment. Each Lender and each Lender Agent hereby irrevocably designates and appoints Société Générale as Agent hereunder and under the other Transaction Documents, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Each Lender in each Lender Group hereby irrevocably designates and appoints the Lender Agent for such Lender Group as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes such Lender Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to such Lender Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Agent nor any Lender Agent (the Agent and each Lender Agent being referred to in this Article as a “Note Agent”) shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against any Note Agent.
Section XX.2Delegation of Duties. Each Note Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through its subsidiaries, affiliates, agents or attorneysinfact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Note Agent shall be responsible for the negligence or misconduct of any Lender Agents or attorneysinfact selected by it with reasonable care.
USActive 55636781.20    -141-

Section XX.3Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. No Note Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 14.2 under or in connection with this Agreement or the other Transaction Documents (except, solely with respect to liability to the Borrower, for its, their or such Person’s own gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction), or (b) responsible in any manner to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document or for the satisfaction of any condition specified in a Transaction Document. Except as otherwise expressly provided in this Agreement, no Note Agent shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books or records of the Borrower or the Servicer.
Section XX.4Reliance by Note Agents. Each Note Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to each of the Lenders), Independent Accountants and other experts selected by such Note Agent. Each Note Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, any other Transaction Document or any other document furnished in connection herewith or therewith unless it shall first receive such advice or concurrence of the Lenders, as it deems appropriate, or it shall first be indemnified to its satisfaction (i) in the case of the Agent, by the Lenders or (ii) in the case of a Lender Agent, by the Lenders in its Lender Group, against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Lender Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of the Lenders in its Lender Group holding greater than 50% of the outstanding Loans held by such Lender Group, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders in such Lender Group.
Section XX.5Notices. No Note Agent shall be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Event of Default unless
USActive 55636781.20    -142-

it has received notice from the Servicer, the Borrower or any Lender, referring to this Agreement and describing such event. In the event that any Lender Agent receives such a notice, it shall promptly give notice thereof to the Lenders in its Lender Group. The Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders, and each Lender Agent shall take such action with respect to such event as shall be reasonably directed by Lenders in its Lender Group holding greater than 50% of the outstanding Loans held by such Lender Group; provided, that unless and until such Note Agent shall have received such directions, such Note Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders or of the Lenders in its Lender Group, as applicable.
Section XX.6Non-Reliance on Note Agents. The Lenders expressly acknowledge that no Note Agent, nor any of its officers, directors, employees, agents, attorneysinfact or affiliates has made any representations or warranties to it and that no act by any Note Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such Note Agent to any Lender. Each Lender represents to each Note Agent that it has, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations and made its own decision to purchase its interest in the Notes hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Note Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, and the Collateral Obligations. Except as expressly provided herein, no Note Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the Collateral or the business, operations, property, prospects, financial and other condition or creditworthiness of the Borrower, the Servicer or the Lenders which may come into the possession of such Note Agent or any of its officers, directors, employees, agents, attorneysinfact or affiliates.
In no event shall any Note Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if such Note Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall such Note Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.
Section XX.7Indemnification. The Lenders agree to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Transaction Documents, and without limiting the obligation
USActive 55636781.20    -143-

of such Persons to do so in accordance with the terms of the Transaction Documents), ratably according to the outstanding amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith.
Section XX.8Successor Note Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth in this Agreement. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents (except, in each case, such discharge shall not extend to any liabilities of such Agent arising from or related to acts or omissions of such Agent prior to the Resignation Effective Date) and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender Agent directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than liabilities of such retiring or removed Agent arising from or related to acts or omissions of such Agent prior to such acceptance and other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents (except such discharge shall not extend to any liabilities of such retiring or removed Agent arising from or related to acts or omissions of such Agent prior to such acceptance). Any Lender Agent may resign as Lender Agent upon ten days’ notice to the Lenders in its Lender Group and the Agent (with a copy to the Borrower) with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties of the Lender Agent pursuant to this Section 14.8. If a Lender Agent shall resign as Lender Agent under this Agreement, then Lenders in its Lender Group holding greater than 50% of the outstanding Loans held by such Lender Group shall appoint a successor agent for such Lender Group. After any Note Agent’s resignation hereunder, the provisions of this Article XIV shall
USActive 55636781.20    -144-

inure to its benefit as to any actions taken or omitted to be taken by it while it was a Note Agent under this Agreement. No resignation of any Note Agent shall become effective until a successor Note Agent shall have assumed the responsibilities and obligations of such Note Agent hereunder; provided, that in the event a successor Note Agent is not appointed within 60 days after such notice of its resignation is given as permitted by this Section 14.8, the applicable Note Agent may petition a court for its removal.
Section XX.9Note Agents in their Individual Capacity. Each Note Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or the Servicer as though such Note Agent were not a Lender Agent hereunder. Any Person which is a Note Agent may act as a Note Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity.
Section XX.10Borrower Procedural Review. The Borrower shall, at the Borrower’s expense, retain Protiviti, Inc. or another nationally recognized audit firm acceptable to the Agent in its sole discretion to conduct and complete a procedural review of the Collateral Obligations in compliance with the standards set forth on Exhibit B hereto once every 12-month period at the request of the Agent. The Borrower shall promptly forward the results of such audit to the Servicer and the Agent.
Section XX.11Certain ERISA Matters.  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Servicer, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and
USActive 55636781.20    -145-

performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or the Servicer, that:
(i)none of the Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Transaction Document or any documents related to hereto or thereto),
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),
(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)no fee or other compensation is being paid directly to the Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)The Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in
USActive 55636781.20    -146-

connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Transaction Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE XXI

ASSIGNMENTS
Section XXI.1Restrictions on Assignments. Except as specifically provided herein, the Borrower may not assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Agent and the Majority Lenders in their respective sole discretion and any attempted assignment in violation of this Section 15.1 shall be null and void.
Section XXI.2Documentation. In connection with any permitted assignment, each Lender shall deliver to each assignee an assignment, in such form as such Lender and the related assignee may agree, duly executed by such Lender assigning any such rights, obligations, Loan or Note to the assignee; and such Lender shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to perfect, protect or more fully evidence the assignee’s right, title and interest in and to the items assigned, and to enable the assignee to exercise or enforce any rights hereunder or under the Notes evidencing such Loan.
Section XXI.3Rights of Assignee. Upon the foreclosure of any assignment of any Loans made for security purposes, or upon any other assignment of any Loan from any Lender pursuant to this Article XV, the respective assignee receiving such assignment shall have all of the rights of such Lender hereunder with respect to such Loans and all references to the Lender or Lenders in Sections 4.3 or 5.1 shall be deemed to apply to such assignee.
Section XXI.4Assignment by Lenders. So long as no Event of Default or Servicer Event of Default has occurred and is continuing, no Lender may make any assignment, and no such assignment shall be permitted without the prior written consent of the Agent in its sole discretion and the Borrower (not be unreasonably withheld, delayed or conditioned); provided that in no event shall any assignment be made to a Competitor or any Person included in the Disqualified Investor List provided in Schedule 4, as updated by the Borrower with notice to the Agent from time to time, without prior written consent of the Borrower; provided further, that the prior written consent of the Borrower shall not be required for any proposed assignment (i) to an Affiliate of such Lender, (ii) to another Lender hereunder; provided further that no such assignment pursuant to this clause (ii) shall be permitted if, after giving effect to such assignment
USActive 55636781.20    -147-

(on a pro forma basis), the Agent (together with its Affiliates) would fail to constitute the Required Lenders or (iii) if to the extent such Lender is permitted by the applicable documentation, such Lender is making commercially reasonable efforts to assign its interest in other similar facilities in a manner similar to such proposed assignment, to any Person other than a Competitor, (iv) by a Conduit Lender to a Liquidity Bank, an Affiliate or its related Lender Agent or to a third party pursuant to the terms of a Liquidity Agreement (other than a Competitor), (v) by any assignee of a Conduit Lender contemplated by clause (iv) above back to such Conduit Lender or an Affiliate or (vi) in the case of an assignment of any Commitment (or any portion thereof) or any Loan (or any portion thereof), the assignee executes and delivers to the Servicer, the Borrower, the Agent, the Collateral Administrator and the Collateral Agent a fully executed Assignment Agreement substantially in the form of Exhibit I hereto, together with a processing and recordation fee of $3,500 payable to the Agent, such fee to paid by either the assigning Lender or the assignee Lender or shared between such Lenders. Each Lender shall endorse the Notes to reflect any assignments made pursuant to this Article XV or otherwise.
No party to this Agreement shall allow any interest in this Agreement, any Note or any participating interest therein to become (i) traded on an established securities market (as defined in Treasury Regulations Section 1.7704-1(b)) or (ii) readily tradable on a secondary market or the substantial equivalent thereof (as defined in Treasury Regulations Section 1.7704-1(c)), and no Person shall transfer, assign or participate any interest in this Agreement, any Note or any participating interest therein in any such established securities market or any such secondary market or the substantial equivalent thereof.
Section XXI.5Participations; Pledge.   At any time and from time to time, each Lender may, in accordance with Applicable Law, at any time grant participations in all or a portion of its Note and/or its interest in the Loans and other payments due to it under this Agreement to any Person other than a Competitor or any Person included in the Disqualified Investor List provided in Schedule 4, as updated by the Borrower with notice to the Agent from time to time (each, a “Participant”). Each Lender hereby acknowledges and agrees that (A) any such participation will not alter or affect such Lender’s direct obligations hereunder, and (B) none of the Borrower, the Servicer, the Agent, any Lender Agent, any Lender, the Collateral Administrator, the Collateral Agent nor the Servicer shall have any obligation to have any communication or relationship with any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 4.3 and Section 5.1 (subject to the requirements and limitations therein, including the requirements under Section 4.3(f) (it being understood that the documentation required under Section 4.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Article XV; provided that such Participant (A) agrees to be subject to the provisions of Section 17.16 as if it were an assignee under this Article XV; and (B) shall not be entitled to receive any greater payment under Section 4.3 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 17.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 17.1 as though it were a Lender.
USActive 55636781.20    -148-

(b)Notwithstanding anything in Section 15.5(a) to the contrary, each Lender may pledge its interest in the Loans and the Notes to any Federal Reserve Bank as collateral in accordance with Applicable Law without the prior written consent of any Person.
(c)Notwithstanding any other provision of this Section 15.5 and subject to Section 15.4, (i) any Conduit Lender may at any time pledge or grant a security interest in all or any portion of its interest in, to and under any Loan, this Agreement or any other Transaction Document to a collateral trustee (or similar security trustee) for its commercial paper program, without notice to or consent of the Borrower or the Agent; provided that, no such pledge or grant of a security interest shall release such Conduit Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Conduit Lender as a party hereto.
(d)Each Lender that sells a participation shall, acting solely for this purpose as a Lender Agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
ARTICLE XXII

INDEMNIFICATION
Section XXII.1Borrower Indemnity. The Borrower shall indemnify and hold harmless the Lenders, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary and the Agent and their respective Affiliates, and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (but limited, in the case of legal fees and expenses, to the reasonable and documented legal fees and expenses of one law firm for the Agent and Lenders, taken as a whole, and one law firm for the Collateral Agent, the Collateral Administrator and the Collateral Custodian, taken as a whole, plus any local counsel deemed appropriate by any such law firm) (all of the foregoing being collectively called “Indemnified Amounts”) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower of any kind or nature, which may at any time be imposed on, incurred by or asserted against any such Indemnitee in connection with (i) the execution, delivery and performance by the parties thereto of their respective obligations under this Agreement or any other Transaction Document and the transactions contemplated hereby or thereby (including the enforcement of this Section 16.1), and the consummation and administration of the
USActive 55636781.20    -149-

transactions contemplated hereby and thereby (other than with respect to legal fees and disbursements incurred on or prior to the date hereof), including, without limitation any reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any swap transaction with parties other than the Lender, or (ii) any actual or prospective claim, litigation, investigation or proceeding brought or threatened whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether such Indemnitee is designated a party thereto, relating to or arising out of this Agreement or any other Transaction Document or the transactions contemplated hereby and thereby, the Lender’s or the Agent’s activities in connection herewith or therewith or any actual or proposed use of proceeds of loans hereunder; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 16.1 shall not apply to Taxes (other than Taxes that are damages, losses, claims and liabilities arising in connection with a non-Tax claim).
Section XXII.2Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof.
Section XXII.3Contribution. If for any reason (other than the exclusions set forth in the first paragraph of Section 16.1) the indemnification provided above in Section 16.1 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then the Borrower agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee, on the one hand, and the Borrower and its Affiliates, on the other hand, but also the relative fault of such Indemnitee, on the one hand, and the Borrower and its Affiliates, on the other hand, as well as any other relevant equitable considerations.
Section XXII.4Net After-Tax Basis. Indemnification under Section 16.1 and Section 16.2 shall be in an amount necessary to make the Indemnitee whole after taking into account any Tax consequences, on a net after-Tax basis (including, for example, taking into account the deductibility of an applicable underlying damage, cost or expense) to the Indemnitee of the receipt of the indemnity provided hereunder (or of the incurrence of such applicable underlying damage, cost or expense), including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnitee.
USActive 55636781.20    -150-

ARTICLE XXIII

MISCELLANEOUS
Section XXIII.1No Waiver; Remedies. No failure on the part of any Lender, the Agent, the Collateral Agent, any Lender Agent, any Indemnitee or any Affected Person to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Lender is hereby authorized by the Borrower during the existence of an Event of Default, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of the Borrower to the amounts owed by the Borrower under this Agreement, to the Agent, the Collateral Agent, any Lender Agent, any Affected Person, any Indemnitee or any Lender or their respective successors and assigns.
Section XXIII.2Amendments, Waivers. (a) This Agreement may not be amended, supplemented or modified nor may any provision hereof be waived except in accordance with the provisions of this Section 17.2. The Borrower and the Agent may, upon written notice to the Servicer and each Lender Agent, from time to time enter into written amendments, supplements, waivers or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of any party hereto or waiving, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement; provided, that no such amendment, supplement, waiver or modification shall (i) reduce the amount of or extend the maturity of any payment with respect to a Loan or reduce the rate or extend the time of payment of Interest thereon, or reduce or alter the timing of any other amount payable to any Lender hereunder, in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive any provision of this Section 17.2 or Section 17.11, or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, (iii) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Agent or the Collateral Administrator, in each case without the prior written consent of the Collateral Agent or the Collateral Administrator, as applicable, (iv) amend, modify or waive any provision adversely affecting the obligations or duties of the Agent, in each case without the prior written consent of the Agent, (v) amend, modify or waive any provision adversely affecting the obligations or duties of the Collateral Custodian, in each case without the prior written consent of the Collateral Custodian, (vi) constitute a Fundamental Amendment without the prior written consent of each Lender, (vii) waive any Event of Default or Servicer Event of Default without the prior written consent of the Majority Lenders, (viii) materially affect the rights or duties of the Servicer unless the Servicer has consented thereto or (ix) materially affect the obligations of the Swingline Lender under this Agreement or any other Transaction Document unless in writing and signed by the Swingline Lender.
(e)Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related
USActive 55636781.20    -151-

Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then:
(x)     if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and
(y)     if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(f)In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.
(d)The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to Section 17.2 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to Section 17.2.
(e)Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “LIBOR Accrual Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a
USActive 55636781.20    -152-

Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “LIBOR Accrual Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Loan Request for a Dollar Loan , conversion to or continuation of Dollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such Loan Request into a request for a Dollar Loan of or conversion to the Alternate Base Rate. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.
(g)Other than with respect to a Benchmark Transition Event or an Early Opt-in Election or under the circumstances described in clause (h) below, if the Agent determines, for any proposed LIBOR Accrual Period, that: (i) deposits in Dollars are not being offered to banks in the applicable offshore market for the applicable amount and LIBOR Accrual Period of any Loan; or (ii) the LIBOR Rate does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any Loan, then: (A) the Agent shall forthwith notify the Lenders and the Borrower; and (B) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans in the applicable Eligible Currency allocated to any then-existing LIBOR Accrual Period ending during such period, to an LIBOR Accrual Period with respect to which interest is calculated by reference to the LIBOR Rate. If, with respect to any outstanding LIBOR Accrual Period, a Lender notifies the Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that the LIBOR Rate applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such LIBOR Accrual Period, then: (x) the Agent shall forthwith so notify the Borrower and the Lenders; and (y) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any Loans in the applicable Eligible Currency during such period or reallocate any Loans allocated to any LIBOR Accrual Period ending during such period, to a LIBOR Accrual Period with respect to which interest is calculated by reference to the LIBOR Rate; provided that, (I) if the forgoing notice relates to Loans that are outstanding, such Loans shall be converted Loans of the Alternate Base Rate only on the last day of the then-current LIBOR Accrual Period, and (II) upon receipt of such notice, the Borrower may revoke any outstanding Loan Requests for Loans of the applicable Eligible Currency.
(h)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined solely with respect to an Eligible Currency other than Dollars, that:

a.adequate and reasonable means do not exist for ascertaining the relevant Applicable Interest Rate for any requested LIBOR Accrual Period, because the applicable screen rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
b.the administrator of the LIBOR screen rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which
USActive 55636781.20    -153-

the relevant Applicable Interest Rate or the applicable screen rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or
c.syndicated loans denominated in the applicable Eligible Currency currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the relevant Applicable Interest Rate;
then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement to replace the Applicable Interest Rate with respect to such Eligible Currency with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in such Eligible Currency for such alternative benchmarks (any such proposed rate, a “Eligible Currency LIBOR Successor Rate”), together with any proposed Eligible Currency LIBOR Successor Rate Conforming Changes and notwithstanding anything to the contrary in Section 17.2, any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders do not accept such amendment.
If no Eligible Currency LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eligible Currency Loans in such Eligible Currency shall be suspended (to the extent of the affected Eligible Currency Loans or LIBOR Accrual Periods); provided that this Section 17.2(h) shall not be construed to require the Borrower to repay any outstanding Loan denominated in such Eligible Currency.  Upon receipt of such notice, then notwithstanding any provision of this Agreement to the contrary, Borrower may (x) revoke any pending Request for Borrowing of Eligible Currency Loans in such Eligible Currency (to the extent of the affected Eligible Currency Loans or LIBOR Accrual Periods) or (y) convert such outstanding Loans to Dollar Loans (which, for the avoidance of doubt, would be subject to the Dollar LIBOR Rate or Dollar LIBOR Successor Rate, as applicable), and failing any election under the foregoing clauses (x) or (y), will be deemed to have converted such request into a Loan Request for Eligible Currency Loans based off the Alternate Base Rate in the amount specified therein.
Notwithstanding anything else herein, any definition of Eligible Currency LIBOR Successor Rate shall provide that in no event shall such Eligible Currency LIBOR Successor Rate be less than zero (0) for purposes of this Agreement.
Section XXIII.3Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, or by email, to the intended party at the address or email address of such party set forth under its name on Annex A or at such other address or email address as shall be designated by such party in a written notice to the other parties hereto. All
USActive 55636781.20    -154-

such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, and (d) if transmitted by electronic means, except that notices and communications pursuant to Section 2.2, shall not be effective until received.
The Collateral Agent (in each of its capacities) and the Collateral Administrator each agrees to accept and act upon instructions or directions pursuant to this Agreement or any document executed in connection herewith sent by unsecured email or other similar unsecured electronic methods, in each case, of an executed instruction or direction (which may be in the form of a .pdf file); provided, however, that the Collateral Agent and the Collateral Administrator shall have received an incumbency certificate listing such person as a person designated to provide such instructions or directions, which incumbency certificate may be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent or the Collateral Administrator email (or instructions by a similar electronic method) and the Collateral Agent or the Collateral Administrator in its discretion elects to act upon such instructions, the Collateral Agent or the Collateral Administrator’s, as applicable, reasonable understanding of such instructions shall be deemed controlling. Neither Collateral Agent nor the Collateral Administrator shall be liable for any losses, costs or expenses arising directly or indirectly from their reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent or the Collateral Administrator, including without limitation the risk of the either of them acting on unauthorized instructions, and the risk of interception and misuse by third parties and acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.
The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Transaction Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Agents shall be entitled to treat any Borrower Materials that are not
USActive 55636781.20    -155-

marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.
Section XXIII.4Costs and Expenses. In addition to the rights of indemnification granted under Section 16.1, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator, the Lender Agents and the Lenders in connection with the preparation, execution, delivery, syndication and administration of this Agreement, any liquidity support facility and the other documents and agreements to be delivered hereunder or with respect hereto, in each case, subject to any cap on such costs and expenses agreed upon in a separate letter agreement among the Borrower, the Servicer, the Collateral Administrator and the Agent or the Collateral Agent, Collateral Administrator and Collateral Custodian Fee Letter, as applicable, and the Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with any amendments, waivers or consents executed in connection with this Agreement, including the reasonable fees and outofpocket, documented expenses of counsel for the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Lender Agents and the Lenders with respect thereto and with respect to advising the Agent and the Lenders as to its rights and remedies under this Agreement, and to pay all documented and out-of-pocket costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, the Lender Agents and the Lenders, in connection with the enforcement against the Servicer or the Borrower of this Agreement or any of the other Transaction Documents and the other documents and agreements to be delivered hereunder or with respect hereto; provided, that in the case of reimbursement of (A) counsel for the Lenders other than the Agent, such reimbursement shall be limited to one counsel for all the Agent, the Lender Agents and Lenders and (B) counsel for the Collateral Agent, the Collateral Administrator and Collateral Custodian shall be limited to one counsel for such Persons. For the avoidance of doubt, the costs and expenses described in this Section 17.4 shall not include Taxes.
Section XXIII.5Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Agent, the Lender Agents, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnitees, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V, Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.12 shall be continuing and shall survive any termination of this Agreement and any termination of the Servicer.
USActive 55636781.20    -156-

Section XXIII.6Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
Section XXIII.7Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section XXIII.8GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
Section XXIII.9Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.
Section XXIII.10WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE SERVICER, THE AGENT, THE LENDER AGENTS, THE INVESTORS OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.
Section XXIII.11No Proceedings.   Notwithstanding any other provision of this Agreement, each of the Collateral Agent, the Collateral Custodian, the Collateral Administrator, each Lender Agent, each Lender and the Agent hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any Loans or other amounts due from the Borrower hereunder shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Loans or other amounts shall be outstanding. The foregoing shall not limit such Person’s right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than such Person.
USActive 55636781.20    -157-

(b)Each of the parties hereto hereby agrees that it will not institute against, or join any other Person in instituting against any Conduit Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as any commercial paper note issued by such applicable Conduit Lender shall be outstanding or there shall not have elapsed one year plus one day or such longer preference period as shall then be in effect since the last day on which any such commercial paper notes shall be outstanding.
(c)The provisions of this Section 17.11 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof.  The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 17.11 and the Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws or any similar laws. The provisions of this paragraph shall survive the termination of this Agreement.
Section XXIII.12Limited Recourse. (a)        Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with Section 8.3 and, following realization of the Collateral, and application of the proceeds thereof in accordance with Section 8.3 all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section 17.2(a) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section 17.2(a) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.
(b)    No recourse under any obligation, covenant or agreement of a Lender contained in this Agreement shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of each Lender, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Lender or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of a Lender contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by a Lender of any of such obligations, covenants or
USActive 55636781.20    -158-

agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents, the parties hereto acknowledge that the obligations of any Conduit Lender arising hereunder are limited recourse obligations payable solely from the unsecured assets of such Conduit Lender (the “Available Funds”) and, following the application of such Available Funds or the proceeds thereof, any claims of the parties hereto (and the obligations of such Conduit Lender) shall be extinguished. No recourse shall be had for the payment of any amount owing under this Agreement against any officer, member, director, employee, security holder or incorporator of any Conduit Lender or its successors or assigns, and no action may be brought against any officer, member, director, employee, security holder or incorporator of any Conduit Lender personally; provided that the foregoing shall not relieve any such Persons from any liability they might otherwise have as a result of fraudulent actions taken or omissions made by them. The parties hereto agree that they will not petition a court, or take any action or commence any proceedings, for the liquidation or the winding-up of, or the appointment of an examiner to, any Conduit Lender or any other bankruptcy or insolvency proceedings with respect to such Conduit Lender; provided that nothing in this sentence shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this sentence that was instituted against any Conduit Lender by any Person other than such party. The provisions of this paragraph shall survive the termination of this Agreement.
Each Conduit Lender shall only be required to pay (a) any fees or liabilities that it may incur under this Agreement only to the extent such Conduit Lender has Excess Funds on the date of such determination and (b) any expenses, indemnities or other liabilities that it may incur under this Agreement or any fees, expenses, indemnities or other liabilities under any other Transaction Document only to the extent such Conduit Lender receives funds designated for such purposes or to the extent it has Excess Funds not required, after giving effect to all amounts on deposit in its commercial paper account, to pay or provide for the payment of all of its outstanding commercial paper notes and other amounts in accordance with its applicable transaction documents as of the date of such determination. In addition, no amount owing by any Conduit Lender hereunder in excess of the liabilities that such Conduit Lender is required to pay in accordance with the preceding sentence shall constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit Lender.
Section XXIII.13ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
Section XXIII.14Confidentiality.   The Borrower, the Servicer, the Collateral Custodian, the Collateral Administrator and the Collateral Agent shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in
USActive 55636781.20    -159-

connection with this Agreement (such information, “Lender Deal Information”) except they may disclose such Lender Deal Information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors, affiliates or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Servicer, the Collateral Custodian, the Collateral Administrator or the Collateral Agent or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Official Body to disclose such information or (v) to the extent described herein; provided, that in the case of clause (iv) above, such party will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify the Agent of its intention to make any such disclosure prior to making any such disclosure.
(b)The Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator, each Lender Agent and each Lender, severally and with respect to itself only, covenants and agrees that any information about the Borrower or its Affiliates or the Obligors, the Collateral Obligations, the Related Security or otherwise obtained by the Agent, the Collateral Agent, the Collateral Administrator, such Lender Agent or such Lender pursuant to this Agreement shall be held in confidence (it being understood that documents provided to the Agent hereunder may in all cases be distributed by the Agent to the Lenders and Lender Agents) except that the Agent, the Collateral Agent, the Collateral Administrator, the Collateral Custodian, such Lender Agent or such Lender may disclose such information (i) to its affiliates, officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders (including any assignee and participant, but excluding any Competitor or any Person included in the Disqualified Investor List) or representatives, who shall be obligated to hold such information confidential, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Agent, the Collateral Agent, the Collateral Custodian, such Lender Agent or such Lender, (iii) to the extent such information was available to the Agent, such Lender Agent or such Lender on a non-confidential basis prior to its disclosure to the Agent, such Lender Agent or such Lender hereunder, (iv) with the consent of the Servicer, (v) to the extent permitted by this Agreement, (vi) on a confidential basis to any Rating Agency, any commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender or any Person providing financing to, or holding equity interests in, any Conduit Lender, as applicable, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information or (vii) to the extent the Agent, such Lender Agent or such Lender should be (A) required in connection with any legal or regulatory proceeding or (B) requested by any Official Body to disclose such information; provided, that in the case of clause (vii) above, the Agent, such Lender Agent or such Lender, as applicable, will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law or in connection with a routine regulatory review or examination) notify the Servicer of its intention to make any such disclosure prior to making any such disclosure.
Section XXIII.15Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax
USActive 55636781.20    -160-

treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 17.15 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.
Section XXIII.16Replacement of Lenders.   If any Lender requests compensation under Section 5.1, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or Official Body for the account of any Lender pursuant to Section 4.3, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking the Obligations or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.3 or Section 5.1, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)At any time there is more than one Lender, the Borrower shall be permitted, at its sole expense and effort, to replace any Lender, except (i) the Agent or (ii) any Lender which is administered by the Agent or an Affiliate of the Agent, that (a) requests reimbursement, payment or compensation for any amounts owing pursuant to Section 4.3 or Section 5.1 or (b) has received a written notice from the Borrower of an impending change in law that would entitle such Lender to payment of additional amounts pursuant to Section 4.3 or Section 5.1, unless such Lender designates a different lending office before such change in law becomes effective pursuant to Section 17.16(a) and such alternate lending office obviates the need for the Borrower to make payments of additional amounts pursuant to Section 4.3 or Section 5.1 or (c) has not consented to any proposed amendment, supplement, modification, consent or waiver, each pursuant to Section 17.2 or (d) becomes a Defaulting Lender; provided, that (i) nothing herein shall relieve a Lender from any liability it might have to the Borrower or to the other Lenders for its failure to make any Loan, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.5, (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Indemnified Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything to the contrary contained herein or in the Fee Letter, in the event that the Agent or an Affiliate of the Agent takes any action described in the foregoing clauses (a), (b) or (d), the Borrower may elect to prepay all outstanding Loans and terminate the remaining Commitments hereunder. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the
USActive 55636781.20    -161-

provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Section XXIII.17Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section XXIII.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write down and conversion powers of the applicable Resolution Authority.
Section XXIII.19No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Transaction Document), the Borrower
USActive 55636781.20    -162-

acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and the Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Transaction Documents, irrespective of whether the Agent or any Lender has advised or is advising the Borrower on other matters, (ii) the services regarding this Agreement provided by the Agent and the Lender are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent or the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents; and (b) (i) the Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Agent or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; and (iii) the Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases any claims that it may have against any of the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section XXIII.20USA Patriot Act. Each Lender Group subject to the USA Patriot Act hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender Group to identify the Borrower in accordance with the USA Patriot Act.
Section XXIII.21Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Transaction Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
USActive 55636781.20    -163-

Section XXIII.22Acknowledgement Regarding any Supported QFCs.
To the extent that this Agreement provides support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section XXIII.23Electronic Communications and Signatures.
(a)(a)    The Collateral Agent, the Collateral Administrator and the Collateral Custodian agree to accept and act upon instructions or directions pursuant to this Agreement and the other Transaction Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods, provided that any Person providing such instructions or directions shall provide to the Collateral Agent, the Collateral Administrator or the Collateral Custodian (as applicable) an incumbency certificate listing authorized Persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such person elects to give the Collateral Agent, the Collateral Administrator or the Collateral Custodian email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Agent, the Collateral Administrator or the Collateral Custodian (as applicable) in its discretion elects to act upon such instructions, the Collateral Agent’s, the Collateral Administrator’s or the Collateral Custodian’s (as applicable) reasonable understanding of such instructions shall be deemed controlling. The Collateral Agent, the Collateral Administrator and the Collateral Custodi
USActive 55636781.20    -164-

an shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, the Collateral Administrator’s or the Collateral Custodian’s (as applicable) reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Any Person providing such instructions or directions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, the Collateral Administrator or the Collateral Custodian, including the risk of the Collateral Agent, the Collateral Administrator or the Collateral Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties.
(b)(b)    By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Collateral Administrator and the Collateral Custodian to acknowledge and agree and the Collateral Agent, the Collateral Administrator and the Collateral Custodian do hereby acknowledge and agree, that execution of this Agreement and any other instruction, direction, notice, form or other document executed by any party to this Agreement or the Transaction Documents in connection with this Agreement or such other Transaction Documents, by electronic signatures (whether by Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. The parties hereto also hereby acknowledge and agree that the Collateral Agent, the Collateral Administrator and the Collateral Custodian shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

[signature pages begin on next page]
USActive 55636781.20    -165-

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
BCRED SUMMIT PEAK FUNDING LLC, as Borrower

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

BLACKSTONE PRIVATE CREDIT FUND, as Servicer and Equityholder

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Custodian

By:	/s/ Erica Zhao
Name:	Erica Zhao
Title:	Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Administrator

By:	/s/ Erica Zhao
Name:	Erica Zhao
Title:	Assistant Vice President
USActive 55636781.20

SOCIÉTÉ GÉNÉRALE, as Agent

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory
SOCIÉTÉ GÉNÉRALE, as a Lender Agent, Multicurrency Lender, Dollar Lender, Revolving Lender and as a Committed Lender

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory
SOCIÉTÉ GÉNÉRALE, as Swingline Lender

By:	/s/ Julien Thinat
Name:	Julien Thinat
Title:	Authorized Signatory

USActive 55636781.20

ANNEX A
BCRED SUMMIT PEAK FUNDING LLC
as Borrower
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Angelina Perkovic
Telephone: (646) 525-5443
Email: angelina.perkovic@blackstone.com; gsointralinks1@blackstone.com; marc.sileo@gsocap.com; jana.douglas@gsocap.com
BLACKSTONE PRIVATE CREDIT FUND
as Servicer and Equityholder
345 Park Avenue, 31st Floor
New York, NY 10154
Attention: Angelina Perkovic
Telephone: (646) 525-5443
Email: angelina.perkovic@blackstone.com; gsointralinks1@blackstone.com; marc.sileo@gsocap.com; jana.douglas@gsocap.com
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Agent and Collateral Custodian
For delivering physical securities:
1100 North Market Street
Wilmington, DE 19890
Attention: CLO Administration – BCRED Summit Peak Funding LLC

For all other purposes:
1100 North Market Street
Wilmington, DE 19890
Attn: CLO Administration – BCRED Summit Peak Funding LLC
Email: GSOCapital@wilmingtontrust.com

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Collateral Administrator
1100 North Market Street
Wilmington, DE 19890
Attention: CLO Administration – BCRED Summit Peak Funding LLC
email: GSOCapital@wilmingtontrust.com
Fax: 833-958-2702
USActive 55636781.20    A-1

SOCIÉTÉ GÉNÉRALE,
as Agent
Société Générale
245 Park Avenue, 4th Floor
New York, NY 10167
Attention: Julien Thinat
Tel.: (212)-278-4125; (212)-278-7598
Email: julien.thinat@sgcib.com

with a copy to :
Société Générale
480 Washington Blvd
Jersey City, NJ 07310
Tel.: (201)-839-8460
Fax: 201-693-4233
Attention: Cheriese Brathwaite
Email: oper-fin-serv.us@sgss.socgen.com
SOCIÉTÉ GÉNÉRALE,
as a Lender Agent and as a Committed Lender
Société Générale
245 Park Avenue, 4th Floor
New York, NY 10167
Attention:; Julien Thinat
Tel.: (212)-278-4125; (212)-278-7598
Email: julien.thinat@sgcib.com

with a copy to :
Société Générale
480 Washington Blvd
Jersey City, NJ 07310
Tel.: (201)-839-8460
Fax: 201-693-4233
Attention: Cheriese Brathwaite
Email: oper-fin-serv.us@sgss.socgen.com

USActive 55636781.20    A-2

SOCIÉTÉ GÉNÉRALE,
as Swingline Lender
Société Générale
245 Park Avenue, 4th Floor
New York, NY 10167
Attention:; Julien Thinat
Tel.: (212)-278-4125; (212)-278-7598
Email: julien.thinat@sgcib.com

with a copy to :
Société Générale
480 Washington Blvd
Jersey City, NJ 07310
Tel.: (201)-839-8460
Fax: 201-693-4233
Attention: Cheriese Brathwaite
Email: oper-fin-serv.us@sgss.socgen.com

ALECTA PENSIONSFÖRSÄKRING, ÖMSESIDIGT
as a Lender Agent and as a Committed Lender

Alecta Pensionsförsäkring, ömsesidigt
Regeringsgatan 107, Stockholm, Sweden
Attention: Julian Jonsson
Telephone: +46 8 441 66 38
Email: julian.jonsson@alecta.se, BusinessSupport@alecta.com, AlectaKap-Credit@alecta.com

CITIZENS BANK, NA
as a Lender Agent and as a Committed Lender

4250 Congress St. Suite 300
Charlotte, NC 28209
Attention: Kevin Kelly
Telephone: 704-496-5838
Email: kevin.kelly@citizensbank.com

With a copy to:
Attention: Nina O’Leary
Telephone: 781-655-2160
Facsimile: 855-457-1554
Email: CLOoperations@citizensbank.com
USActive 55636781.20    A-3

Annex B

Lender	Dollar or Multicurrency Lender	Commitment	Revolving or Term Commitment
Société Générale	Multicurrency Lender	$262,500,000	Revolving Commitment
Société Générale	Dollar Lender	$697,500,000	Revolving Commitment
Alecta Pensionsförsäkring, ömsesidigt	Dollar Lender	$790,000,000	Revolving Commitment
Citizens Bank, NA	Multicurrency Lender	$37,500,000	Revolving Commitment
Citizens Bank, NA	Dollar Lender	$212,500,000	Revolving Commitment
Total		$2,000,000,000

USActive 55636781.20    B-1